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Exhibit 99.1

MARKET AND INDUSTRY INFORMATION

        Information regarding market share, market position and industry data pertaining to our business contained in this exhibit consists of our estimates based on data and reports compiled by industry professional organizations (including the Motion Picture Association of America, the National Association of Theatre Owners ("NATO"), Nielsen Media Research, and Rentrak Corporation ("Rentrak")), industry analysts and our management's knowledge of our business and markets. Unless otherwise noted in this exhibit, all information provided by the Motion Picture Association of America is for the 2006 calendar year, all information provided by NATO is for the 2006 calendar year and all information provided by Rentrak is as of September 27, 2007.

        Although we believe that the sources are reliable, we have not independently verified market industry data provided by third parties or by industry or general publications. While we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources. While we are not aware of any misstatements regarding any industry data presented in this exhibit, our estimates involve risks and uncertainties and are subject to changes based on various factors, including those discussed under "Risk Factors."

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        In addition to historical information, this exhibit contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The words "forecast," "estimate," "project," "intend," "expect," "should," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors, including those discussed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of AMC Entertainment Holdings, Inc.," which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

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  national, regional and local economic conditions that may affect the markets in which we operate;

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  the levels of expenditures on entertainment in general and movie theatres in particular;

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  increased competition within movie exhibition or other competitive entertainment mediums;

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  technological changes and innovations, including alternative methods for delivering movies to consumers;

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  the popularity of theatre attendance and major motion picture releases;

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  shifts in population and other demographics;

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  our ability to renew expiring contracts at favorable rates, or to replace them with new contracts that are comparably favorable to us;

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  our need for, and ability to obtain, additional funding for acquisitions and operations;

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  risks and uncertainties relating to our significant indebtedness following the completion of the Parent offering;

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  fluctuations in operating costs;

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  capital expenditure requirements;

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  changes in interest rates; and

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  changes in accounting principles, policies or guidelines.

        This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative but not exhaustive. In addition, new risks and uncertainties may arise from time to time. Accordingly, all forward-looking statements should be evaluated with an understanding of their inherent uncertainty.

        Except as required by law, we assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

ii

INTRODUCTION

        AMC Entertainment Holdings, Inc. ("Parent"), an entity created on June 6, 2007, is the sole stockholder of Marquee Holdings Inc. ("Holdings"). Holdings is a holding company with no operations of its own and has one direct subsidiary, AMC Entertainment Inc. ("AMC Entertainment"). On June 11, 2007, Marquee Merger Sub Inc. ("Merger Sub"), a wholly-owned subsidiary of Parent, merged with and into Holdings, with Holdings continuing as the surviving corporation. As a result, Holdings became a wholly owned subsidiary of Parent, a newly formed entity controlled by the Sponsors, as defined under "—The Reclassification." The Sponsors created Parent to facilitate a debt financing by Parent and a related dividend by Parent to its stockholders. Upon completion of the initial public offering of Parent (the "Parent IPO" or "Parent offering"), Holdings will be merged with and into Parent, with Parent continuing as the surviving entity. Except as otherwise indicated or otherwise required by the context, references in this exhibit to "we," "us," the "combined company" or the "company" refer to the combined business of Parent and its subsidiaries after giving effect to such merger.

        As used in this exhibit, the term "pro forma" refers to, in the case of pro forma financial information, such information after giving pro forma effect to (i) the initial public offering of National CineMedia, Inc. ("NCM, Inc.") in February 2007 (the "NCM, Inc. IPO"), our use of proceeds from the NCM, Inc. IPO to fund bond redemptions and the related transactions described under "Unaudited Pro Forma Condensed Consolidated Financial Information—The NCM Transactions," which we refer to collectively as the "NCM Transactions,"(ii) the disposition during fiscal 2007 of certain theatres relating to the merger of Loews Cineplex Entertainment Corporation ("Loews") with AMC Entertainment in January 2006 (the "Loews Dispositions"), (iii) the Parent Transactions (as defined under "—Recent Developments—Parent Transactions") and (iv) the Parent offering, the reclassification of Parent's capital stock described under "—The Reclassification" and related transactions, including the merger of Holdings into Parent (the "Offering Transactions"). Except as stated otherwise herein, the share data set forth in this exhibit reflects the reclassification of Parent's capital stock as described below under "—The Reclassification."

        Parent has a 52-week or 53-week fiscal year ending on the Thursday closest to April 1. Fiscal years 2004, 2005, 2006 and 2007 contained 52 weeks. Fiscal 2003 contained 53 weeks.

Who We Are

        We are one of the world's leading theatrical exhibition companies based on a number of measures, including total revenues, total number of screens and annual attendance. For the fiscal year ended March 29, 2007 and the 52 weeks ended September 27, 2007, each on a pro forma basis, we had revenues of $2.4 billion and $2.5 billion, respectively. As of September 27, 2007, we owned, operated or held interests in 358 theatres with a total of 5,128 screens, approximately 89% of which were located in the United States and Canada. Our theatres are primarily located in large urban markets in which we have a strong market position relative to our competition. We believe that we operate a modern and highly productive theatre circuit. Our average screen per theatre count in the United States and Canada of 14.8 and our pro forma attendance per theatre, a commonly used measure of asset utilization in our industry, of more than 676,000 patrons substantially exceed industry averages. Historically, these favorable attributes have enabled us to generate significant cash provided by operating activities. Our industry is in its initial phase of transition to digital technology, and we expect this technology to provide an enhanced patron experience, operational and programming efficiencies and the opportunity to exhibit a broader array of content. We believe that our favorable attributes mentioned above will enable us to generate incremental revenues as digital technologies become more pervasive in our theatres.

        In the United States and Canada, as of September 27, 2007, we operated 309 theatres with 4,585 screens in 30 states, the District of Columbia and two Canadian provinces. We have a significant presence in most major urban "Designated Market Areas," or "DMA's" (television areas as defined by

Nielsen Media Research). Our U.S. and Canada theatre circuit represented 92.6% of our revenues for the 52 weeks ended September 27, 2007 on a pro forma basis.

        As of September 27, 2007, our international circuit of 49 theatres with 543 screens consisted principally of wholly-owned theatres in Mexico, where we operated 44 theatres with 488 screens primarily located in the Mexico City Metropolitan Area, or MCMA, through Grupo Cinemex, S.A. de C.V. and its subsidiaries (Cinemex). We believe that we have the number one market share in the MCMA with an estimated 49% of MCMA attendance for the year ended December 31, 2006. Our wholly-owned international circuit represented 7.4% of our revenues for the 52 weeks ended September 27, 2007 on a pro forma basis.

        We were founded in 1920 and since that time have pioneered many of the industry's most important innovations, including the multiplex theatre format in the early 1960s and the North American megaplex theatre format in the mid-1990s. In addition, we have acquired some of the most respected companies in the theatrical exhibition industry, including Loews and General Cinema, and we have a demonstrated track record of successfully integrating those companies through timely conversion to AMC's operating procedures, headcount reductions, consolidation of corporate functions and adoption of best practices. We have also created and invested in a number of value-enhancing strategic opportunities that have created substantial value for our company and, we believe, will continue to generate incremental value for Parent's shareholders. For example:

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  We created National Cinema Network, Inc., our advertising subsidiary, in 1985, and combined it with Regal CineMedia to form National CineMedia, LLC ("NCM"), a cinema screen advertising venture, in March 2005. Another major exhibitor joined the NCM joint venture by contributing its screen advertising business in July 2005. On February 13, 2007, we received net proceeds of $517.1 million upon completion of the NCM Transactions. We currently own approximately 18.6% of NCM;

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  We were a founding partner and currently own approximately 27% of MovieTickets.com, an Internet ticketing venture representing over 10,000 screens; and

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  In February 2007, we formed our most recent joint venture, known as Digital Cinema Implementation Partners LLC ("DCIP"), with two other major exhibitors to facilitate the financing and deployment of digital technology in our theatres and to enter into agreements with equipment vendors and major motion picture studios for the implementation of digital cinema.

Our Competitive Strengths

        There are several principal characteristics of our business that we believe make us a particularly effective competitor in our industry and position us well for future growth. These include:

        Major Market Position.    We are one of the world's leading theatrical exhibition companies and enjoy geographic market diversification and leadership in major markets worldwide. As of September 27, 2007, we operated in 23 of the top 25 DMA's and had the number one or two market share in 22 of those DMA's, including the number one market share in New York City, Chicago, Dallas and Washington, D.C. We also operated 24 of the top 50 theatres in the United States based on box office revenues for the 52 weeks ended September 27, 2007. In certain of our densely populated urban markets we believe there is scarcity of attractive retail real estate opportunities and often zoning requirements. We believe our major market presence makes our theatres more important to content providers who rely on our markets for a disproportionate share of box office receipts (as typically 60% of all U.S. box office receipts derive from the top 25 DMA's).

        Traditionally, the population densities, affluence and ethnic and cultural diversity of top DMA's create a greater opportunity to exhibit a broad array of film genres, which we believe drives higher levels of attendance at our theatres as compared to theatres in less densely populated markets.

Historically, this has produced the highest asset utilization among our peer competitors as measured by attendance per theatre. We believe our strong presence in major markets positions us well relative to our peer competitors to take advantage of opportunities for incremental revenues associated with operating a digital theatre circuit given our patrons' interest in a broader array of content offerings.

        Modern, Highly Productive Theatre Circuit.    We are an industry leader in the development and operation of megaplex theatres, typically defined as a theatre having 14 or more screens and offering amenities to enhance the movie-going experience, such as stadium seating, digital sound and enhanced seat design. As of September 27, 2007, 3,350, or approximately 73%, of our screens in the United States and Canada were located in megaplex theatres and the average number of screens per theatre was 14.8, which was more than twice the industry average of 6.8, according to NATO, and higher than any of our peer competitors. Over the past five years we have invested over $730 million to improve and expand our theatre circuit, contributing to the modern portfolio of theatres we operate today.

        We believe our high average number of screens per theatre and design of our megaplex theatres provide a more enjoyable entertainment experience and offer us operational benefits, as we are able to offer a wider selection of content and show times. We believe this contributes to our generating the highest attendance and revenues per theatre among our peer competitors. For the 52 weeks ended September 27, 2007, on a pro forma basis, our theatre circuit in the United States and Canada produced box office revenues per screen at rates approximately 26% higher than our closest peer competitor and 48% higher than the industry average, as measured by Rentrak.

        We believe that our patrons' entertainment experience will be further enhanced with the installation of digital projection systems in our theatres, which began in newly opened theatres in the fourth quarter of calendar 2007 and which we expect to take approximately two years to roll out to substantially all of our existing theatres. We believe operating a digital theatre circuit will provide us with greater flexibility in exhibiting our content, which we expect will enhance our capacity utilization, enable us to achieve higher ticket prices for differentiated content formats such as Digital 3D and IMAX, and provide incremental revenue from exhibition of alternative content such as live concerts, sporting events, Broadway shows and opera.

        Strong Cash Flow Generation.    The U.S. theatrical exhibition industry has a long-term history of steady box office growth, even during times of economic downturn. When combined with our major market focus and highly productive theatre assets, we have been able to generate significant and stable cash flow provided by operating activities. For the 52 weeks ended September 27, 2007, our net cash provided by operating activities (exclusive of $231.3 million of non-recurring cash receipts related to the NCM Transactions) totaled $216.2 million. In future years, we expect to continue to generate cash flow to allow us to maintain our facilities, invest in our business, service our debt and pay dividends to Parent's stockholders.

        Proven Management Team.    Our executive management team has an average of approximately 23 years of experience in the theatrical exhibition industry. Our leadership team has guided our company through a number of economic and industry cycles, and has successfully integrated a number of strategic acquisitions, including Loews and General Cinema, as well as delivered targeted cost savings and strong operating results.

Our Strategy

        Our strategy is driven by the following four key elements:

        Growing Revenues by Broadening and Enhancing the AMC Experience.    We provide an entertainment experience for our patrons that is convenient, enjoyable and affordable. We intend to generate incremental revenues in the future by broadening and enhancing the experience in our theatres through a number of initiatives. Specifically, we will continue to broaden our content offerings through installation of additional IMAX and Digital 3D systems, present attractive alternative content and enhance our food and beverage offerings. We also will continue creating new strategic marketing and loyalty programs aimed at increasing attendance.

        We recently announced an agreement with IMAX to install 100 MPX digital projection systems at our theatres in 33 major U.S. markets. Deployment of these systems will commence in July 2008 and extend through 2010, depending upon the achievement of specified financial measures. The agreement has an initial term of seven years with one three-year renewal option and provides for territorial exclusivity for each theatre.

        Additionally, we and two other exhibitors, recently formed DCIP, a joint venture to facilitate the deployment of digital technology in theatres. We believe the benefits associated with digital technologies will be significant for our theatre circuit and will provide us with the opportunity for incremental revenues at attractive margins. Over the past 12 months, we have successfully exploited digital technology in our theatres by:

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  Exhibiting traditional motion picture content in a variety of formats, including 2D, Digital 3D and IMAX 3D. In the aggregate, industry-average performance of the Digital 3D and IMAX versions of this content exceeded the 2D release on a revenue per theatre basis by over two times and nine times, respectively. The performance of the Digital 3D and IMAX 3D versions was even more striking in our markets, where Digital 3D and IMAX 3D exceeded the industry 2D average by over three times and by over 14 times, respectively; and

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  Offering 47 live or prerecorded alternative content events in a number of our theatres, including opera, concert, sporting events or other similar types of entertainment. In the aggregate, these broadcasts produced capacity utilization over 11 times what we would have otherwise realized from exhibiting traditional content at the slotted times and produced average ticket prices 58% higher than the average ticket price for traditional content at our circuit over this same period.

        This recent performance supports our belief that the opportunity for incremental revenues by providing an enhanced consumer experience is greatest in major markets, where audiences have demonstrated a strong interest in alternative content. As directors and producers continue to embrace new film making technologies and embed it in their productions, we expect the pipeline for new and innovative content generation to continue to grow.

        The costs of implementing digital projection in our theatres will be substantially funded by DCIP. DCIP and its members have yet to execute definitive agreements concerning the extent of such funding, but based on current negotiations, we expect that with respect to our existing theatres, allowances from DCIP of $70,000 per screen will cover substantially all of the costs of installing digital projection systems, and with respect to our new-build theatres, allowances from DCIP will cover $30,000 to $45,000 of such costs per screen, the estimated incremental cost of digital projection systems over conventional film projectors. We expect DCIP to fund allowances through virtual print fees ("VPFs") from motion picture studios. We will bear maintenance costs with respect to digital projection systems in our theatres, which we expect to be similar to what we currently spend on our conventional film projectors. We will also bear any incremental installation costs relating to Digital 3D or to enable the exhibition of alternative-content.

        Our ability to implement digital cinema systems in accordance with our plans will depend on the availability of equipment from third-party vendors and on the ongoing negotiation of definitive agreements by DCIP for financing, payment of VPFs by motion picture studios and equipment use agreements with participating exhibitors. We believe that the supply of digital cinema equipment will be sufficient for our needs and that such definitive agreements are likely to be executed in the first quarter of calendar 2008.

        Maximizing Operating Efficiencies.    We believe that the size of our circuit and the breadth of our operations will allow us to continue to achieve economies of scale and drive continued improvement in operating margins. Since fiscal 2001, we have been able to increase our Segment Adjusted EBITDA(1) margins from 14.5% to 19.1% for the 52 weeks ended September 27, 2007. We have achieved this margin improvement through an ongoing review of all aspects of our operations and the implementation of cost-saving initiatives, including at the theatre level, more effective scheduling of staff and concession gains. As a result, cost of operations as a percentage of total revenues decreased from 67.4% in fiscal 2001 to 63.4% for the 52 weeks ended September 27, 2007. Additionally, general and administrative expenses as a percentage of total revenue decreased from 2.7% in fiscal 2001 to 1.7% for the 52 weeks ended September 27, 2007.

(1)
See note 13 to the unaudited consolidated financial statements included in the registrant's Form 10-Q for the quarterly period ended September 27, 2007 and note 17 to our audited consolidated financial statements included included in the registrant's Form 10-K for the year ended March 29, 2007 for a discussion of Segment Adjusted EBITDA including a reconciliation to operating earnings (loss). We have computed Segment Adjusted EBITDA margins by dividing Segment Adjusted EBITDA by total revenues. Segment Adjusted EBITDA is disclosed in the unaudited and audited financial statements as it is a primary measure used by us to evaluate the performance of our segments and to allocate resources.

        Enhancing our Theatre Portfolio.    Through a deliberate and focused internal review process, we have closed or disposed of 687 older or obsolete theatres representing 4,183 screens since the end of fiscal 1995. We believe that our efforts in disposing of theatres that are nearing the end of their productive life cycle has differentiated us from our peer competitors and contributed to our overall portfolio quality. We will continue to evaluate our theatre portfolio and, where appropriate, dispose of theatres through closures, lease terminations, lease buyouts, sales or subleases.

        In addition to our disposition activity, we will evaluate the potential for new theatres and, where appropriate, replace underperforming theatres with new, modern theatres that offer amenities that are consistent with our portfolio. As of September 27, 2007, we had five theatres in the United States and Canada with a total of 78 screens under construction and scheduled to open in fiscal 2008. We also intend to selectively pursue acquisitions where the characteristics of the location, overall market and facilities further enhance the quality of our theatre portfolio.

        Returning Capital to Parent's Shareholders.    Parent believes that cash dividends are an efficient means of returning capital to its shareholders. Consequently, in connection with the Parent offering, Parent will institute a quarterly dividend. Parent expects its cash provided by operating activities to grow over time. Parent's ability to sustain and grow its dividend will be subject to its cash provided by operating activities after capital expenditures and debt service requirements and the terms of the instruments governing our indebtedness. See "Dividend Policy."

Our Industry

        We believe the theatrical exhibition industry is and will continue to be attractive for a number of key reasons, including:

        A Highly Popular and Affordable Out-of-Home Entertainment Experience.    Going to the movies is one of the most popular and affordable out-of-home entertainment options. In 2006, attendance at indoor movie theatres in the United States and Canada was 1.4 billion. This contrasts to the 115 million combined annual attendance generated by professional baseball, basketball and football over the same time period. The estimated average price of a movie ticket was $6.55 in 2006, considerably less than other out-of-home entertainment alternatives such as concerts and sporting events.

        Long-Term History of Steady Growth.    The theatrical exhibition industry is a mature business which has, over an extended period, produced steady growth in revenues and attendance. The combination of the popularity of moviegoing, its steady long-term growth characteristics, industry consolidation that has resulted in more rational capital deployment and the relative maturity of the business makes theatrical exhibition a highly cash flow generative business today. Box office revenues in the United States and Canada have increased at a 4.7% CAGR over the last 20 years, driven by increases in both ticket prices and attendance across multiple economic cycles. During this period, the industry experienced short-term variability in attendance and resulting revenues which we believe were highly correlated to the quality of film product being exhibited. We believe that these long-term trends will continue.

        Significant Ongoing Investment in Motion Pictures.    The number of motion pictures released in the United States has increased in each of the past five years. Since 2005, this reflects, among other things, a significant investment in the movie business from non-traditional sources. A number of recent motion picture financings have attracted significant participation from large financial institutions. We believe this increased investment will further increase the number of motion pictures produced each year.

        Transformation of Industry With Adoption of Digital Technology.    The theatrical exhibition industry is in the initial stages of conversion from film-based to digital projection technology. Virtually all filmed entertainment content today can be exhibited digitally. Digital projection results in a premium visual experience for patrons as there is no degradation of image over the life of a film. Digital content also gives the theatre operator greater flexibility in programming content. For example, theatre operators are able to better address capacity utilization and meet demand in their theatres by making real-time decisions on the number and size of auditoriums to program with content. Moreover, digital technology provides theatres with the opportunity for additional revenues through Digital 3D and alternative content offerings. Recent experience with digital has produced increased attendance and average ticket prices. For example, theatres are able to charge $1 to $3 more per ticket for a Digital 3D film than for a standard 2D film. Furthermore, Digital 3D screens have generated more than double the attendance of standard 2D versions of the same movie. Digital technology also facilitates live and pre-recorded networked and single-site meetings and corporate events in movie theatres and will allow for the distribution of live and pre-recorded entertainment content and the sale of associated sponsorships.

        Importance to Content Providers.    We believe that the theatrical success of a motion picture is often the key determinant in establishing its value in the other parts of the product life cycle, such as DVD, cable television, merchandising and other ancillary markets. As a result, we believe motion picture studios will continue to work cooperatively with theatrical exhibitors to ensure the continued value of the theatrical window.

Recent Developments

        IMAX agreement.    On December 7, 2007, AMC Entertainment announced a joint-venture agreement to install 100 IMAX MPX digital projection systems at our locations in 33 major U.S. markets. The theatres will feature IMAX's digital projection system, which is being developed for the IMAX MPX theatre design. The agreement is expected to accelerate our transition to digital projection technology in our theatres. The rollout of the first 50 IMAX digital projection systems is expected to begin in July 2008 at our locations in 24 selected markets, with an additional 25 scheduled for rollout in 2009 and 25 more in 2010. The IMAX projection systems are slated to be installed in many of our top-performing locations in major U.S. markets, including theatres in Chicago, Dallas, Houston, Los Angeles, New York, Philadelphia, San Francisco and Washington D.C.

        Parent Transactions.    On June 11, 2007, Merger Sub, a wholly-owned subsidiary of Parent, merged with and into Holdings, with Holdings continuing as the surviving corporation. As a result, (i) Holdings became a wholly owned subsidiary of Parent, a newly formed entity controlled by investment vehicles affiliated with J.P. Morgan Partners, LLC (collectively, "JPMP"), Apollo Investment Fund V, L.P. and certain related investment funds (collectively, "Apollo"), JPMP's and Apollo's co-investors, funds associated with Bain Capital Partners, LLC (collectively, "Bain"), affiliates of The Carlyle Group (collectively, "Carlyle") and affiliates of Spectrum Equity Investors (collectively, "Spectrum"), (JPMP, Apollo, Bain, Carlyle and Spectrum are collectively referred to as the "Sponsors"), (ii) each share of Holdings' common stock that was issued and outstanding immediately prior to the effective time of the merger was automatically converted into a substantially identical share of common stock of Parent, and (iii) each of Holdings' governance agreements was superseded by a substantially identical governance agreement entered into by and among Parent, the Sponsors and Holdings' other stockholders. The Sponsors created Parent to facilitate the borrowing of $400 million in term loans pursuant to a credit agreement entered into by Parent on June 13, 2007 (the "Parent Term Loan Facility"), as covenants in Holdings' and AMC Entertainment's debt instruments would not have permitted such borrowings by Holdings or its subsidiaries or the use of such borrowings to pay a dividend to Holdings' existing stockholders. The net proceeds of the Parent Term Loan Facility, along with $270.6 million of cash on hand at AMC Entertainment, were used to pay a dividend to Parent's stockholders in the amount of $652.8 million. We refer to the creation of Parent and the related term loan borrowing and dividend payment, collectively, as the "Parent Transactions."

        The Sponsors' respective ownership interests in Parent prior to the Offering Transactions are as follows: JPMP—20.8%; Apollo—20.8%; Bain—15.1%; Carlyle—15.1%; and Spectrum—9.8%. Of the $652.8 million dividend to Parent's stockholders described above, JPMP and Apollo each received $135.6 million, Bain and Carlyle each received $98.5 million and Spectrum received $63.7 million. We incurred $15.4 million of fees and expenses in connection with such dividend, comprising $4.3 million of consent fees paid to the holders of Holdings' 12% senior discount notes due 2014 (the "Discount Notes due 2014") and $11.1 million of other fees and expenses. In addition, we will incur an aggregate of $23.9 million of interest on the Parent Term Loan Facility (assuming that we repay all borrowings thereunder with the proceeds of the Parent offering on December 31, 2007).

        Change of Control Offers.    In connection with the Parent offering, the Sponsors, as defined below, and certain other existing stockholders of Holdings intend to enter into a new voting arrangement, effective upon the closing of the Parent offering, which is described in more detail under "Certain Relationships and Related Party Transactions—Governance Agreements." As a result of these new voting arrangements, the Parent offering will constitute a "change of control" under the indentures governing the Discount Notes due 2014 and AMC Entertainment's 11% senior subordinated notes due 2016 (the "Notes due 2016") and 8 5/8% senior fixed rate notes due 2012 (the "Fixed Notes due 2012"), and Holdings and AMC Entertainment will be required to make change of control offers to purchase these notes after completion of the Parent offering at a price of 101% of the aggregate principal amount thereof plus, without duplication, accrued and unpaid interest to the date of repurchase. To the extent that holders of these notes accept the offers, we anticipate that we would raise the amounts needed to fund the offers with cash on hand, available lines of credit or through new financing; however, we cannot assure you that Holdings and AMC Entertainment would have sufficient funds available or be able to obtain new financing on commercially reasonable terms or at all.

The Reclassification

        Prior to consummating the Parent offering, Parent intends to reclassify each share of Parent's existing Class A common stock, Class N common stock and Class L common stock. Pursuant to the reclassification, each holder of shares of Class A common stock, Class N common stock and Class L common stock will receive         shares of common stock for one share of Class A common stock, Class L common stock or Class N common stock. The transactions described in this paragraph are referred to in this exhibit as the "Reclassification."

        Currently, the Sponsors and management hold 100% of Parent's outstanding common stock. After giving effect to the Reclassification and the Parent offering, the Sponsors will hold                       shares

of Parent's common stock (including                     shares held by certain JPMP and Apollo co-investors, which, pursuant to the governance agreements described below, must be voted by such co-investors to elect JPMP and Apollo board designees), representing approximately        % of Parent's outstanding common stock, and will have the power to control our affairs and policies including with respect to the election of directors (and through the election of directors the appointment of management), the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions. The governance agreements will provide that, initially, the Sponsors will collectively have the right to designate eight directors (out of a total of 10 initial board members) and that each will vote for the others' nominees. The number of Sponsor-designated directors will be reduced as the Sponsors' ownership percentage reduces, such that the Sponsors will not have the ability to nominate a majority of the board of directors once their collective ownership (together with the share ownership held by the JPMP and Apollo co-investors) becomes less than 50.1%. However, because Parent's board of directors will be divided into three staggered classes, the Sponsors may be able to influence or control our affairs and policies even after they cease to own 50.1% of Parent's outstanding common stock during the period in which the Sponsors' nominees finish their terms as members of Parent's board but in any event no longer than would be permitted under applicable law and New York Stock Exchange listing requirements. See "Certain Relationships and Related Party Transactions—Governance Agreements." Pursuant to the Fee Agreement as described under the heading "Certain Relationships and Related Party Transactions—Fee Agreement," upon consummation of the Parent offering, the Sponsors will receive an automatic fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement and our obligation to pay annual management fees will terminate. We estimate that our aggregate payment to the Sponsors would have been $38.5 million had the Parent offering occurred on September 27, 2007.

Summary Unaudited Pro Forma Financial and Operating Data

        The following summary unaudited pro forma financial and operating data sets forth our unaudited pro forma combined balance sheet as of September 27, 2007 and unaudited pro forma combined statement of operations for the 26 weeks ended September 27, 2007, the 52 weeks ended March 29, 2007 and the 52 weeks ended September 27, 2007. The pro forma financial data has been derived from our unaudited pro forma condensed consolidated financial information and the notes thereto and has been prepared based on our historical consolidated financial statements. The unaudited pro forma combined balance sheet gives pro forma effect to the Offering Transactions as if they had occurred on September 27, 2007. The unaudited pro forma combined statement of operations data gives pro forma effect to the Loews Dispositions, NCM Transactions, the Parent Transactions and the Offering Transactions, as if each had occurred at March 31, 2006. We have included pro forma financial information for 52 weeks ended September 27, 2007 because we believe that this information provides meaningful financial data about our company's current performance. In addition, our senior secured credit facility requires us to measure compliance with certain quarterly financial covenants on a trailing twelve month basis. See "—Covenant Compliance." The summary unaudited pro forma financial and operating data is based on certain assumptions and adjustments and does not purport to present what our actual results of operations would have been had the NCM Transactions, the Loews Dispositions, the Parent Transactions or the Offering Transactions and events reflected by them in fact occurred on the dates specified, nor is it necessarily indicative of the results of operations that may be achieved in the future. The summary unaudited pro forma financial data should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Information," the historical consolidated financial statements, including the notes thereto, Management's Discussion and Analysis of Financial Condition and Results of Operations of AMC Entertainment Holdings, Inc."

	Pro Forma
	26 Weeks Ended September 27, 2007		52 Weeks Ended March 29, 2007		52 Weeks Ended September 27, 2007
	(thousands of dollars, except operating and per share data)
Unaudited Pro Forma Statement of Operations Data:
Total revenues		$1,323,896		$2,423,474		$2,499,669
Cost of operations		844,939		1,558,182		1,596,574
Rent		228,289		442,425		450,141
General and administrative expense:
Merger, acquisition and transaction costs		5,734		12,447		12,355
Other		26,134		56,731		52,396
Pre-opening expense		2,341		6,569		5,781
Theatre and other closure expense (income)		(16,446)		9,011		(15,145)
Depreciation and amortization		125,438		256,472		253,380
Impairment of long-lived assets		—		10,686		10,686
Disposition of assets and other (gains)		(1,698)		(11,183)		(7,031)

Total costs and expenses		1,214,731		2,341,340		2,359,137
Other (income)		(9,025)		(10,267)		(11,858)
Interest expense		90,065		178,206		180,420
Equity in (earnings) losses of non-consolidated entities		(27,425)		5,106		(24,774)
Investment income		(18,562)		(4,156)		(23,533)

Earnings (loss) from continuing operations before income taxes		74,112		(86,755)		20,277
Income tax provision		33,400		6,500		37,000

Earnings (loss) from continuing operations		$40,712		$(93,255)		$(16,723)

Earnings (loss) per share from continuing operations—basic	$		$		$

Earnings (loss) per share from continuing operations—diluted	$		$		$

Average shares outstanding:
Basic

Diluted

Other Data:
Adjusted EBITDA(1)				$419,203		$465,470

Balance Sheet Data (at period end):
Cash and equivalents			$121,646
Corporate borrowings			1,858,512
Other long-term liabilities			591,072
Capital and financing lease obligations			81,410
Stockholders' equity			949,267
Total assets			3,853,609
Operating Data (at period end):
Average screens—continuing operations(2)	5,068	5,314	5,078
Number of screens operated	5,128	5,314	5,128
Number of theatres operated	358	379	358
Screens per theatre	14.3	14.0	14.3
Attendance (in thousands)—continuing operations(2)	126,724	240,229	240,842

(1)
Adjusted EBITDA in this exhibit corresponds to "Annualized EBITDA" in our senior secured credit facility. "See—Covenant Compliance" for reconciliation of Adjusted EBITDA to loss from continuing operations. Adjusted EBITDA is not a presentation made in accordance with U.S. GAAP and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net earnings (loss), operating income or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA is presented giving pro forma effect to the NCM Transactions, the Loews Dispositions, the Parent Transactions and the Offering Transactions and does not purport to present our actual historical covenant compliance calculations. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

•
includes estimated cost savings and operating synergies related to the Loews Acquisition (as defined under "Management's Discussion and Analysis of Financial Condition and Results of Operations of AMC Entertainment Holdings, Inc.—Overview—Recent History");

•
does not include one-time transition expenditures that we anticipate we will need to incur to realize cost savings;

•
does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

•
does not reflect changes in, or cash requirements for, our working capital needs;

•
does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

•
excludes tax payments that represent a reduction in cash available to us;

•
does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•
does not reflect management fees that may be paid to the Sponsors; and

  •
  does not reflect the impact of earnings or charges resulting from matters that we and the lenders under our secured senior credit facility may consider not to be indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash and non-recurring charges that are deducted in calculating net income. However, these are expenses that may recur, vary greatly and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes.

(2)
Includes consolidated theatres only.

Covenant Compliance

        Our senior secured credit facility requires us to maintain a net senior secured leverage ratio of no more than 3.25 to 1.0, calculated on a pro forma basis for the trailing four quarters (as determined under our senior secured credit facility) as long as the commitments under our revolving credit facility remain outstanding. Failure to comply with this covenant would result in an event of default under our senior secured credit facility unless waived by our revolving credit lenders, and in any event would likely limit our ability to borrow funds pursuant to our revolving credit facility. An event of default under our senior credit facility can result in the acceleration of our indebtedness under the facility, which in turn would result in an event of default and possible acceleration of indebtedness under our debt securities. In addition, our senior secured credit facility restricts our ability to take certain actions such as incurring additional debt or making certain acquisitions if we are unable to comply with our net senior secured leverage ratio covenant or, in the case of additional debt, maintain an Adjusted EBITDA to consolidated interest expense ratio of at least 2.0 to 1.0 and a senior leverage ratio of no more than 3.25 to 1.0 after giving pro forma effect (as determined under our senior secured credit facility) to the debt incurrence or acquisition, as the case may be. Failure to comply with these covenants would result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions. As our failure to comply with the covenants described above can, at best, limit our ability to incur debt or grow our company and, at worst, cause us to go into default under the agreements governing our indebtedness, management believes that our senior secured credit facility and these covenants are material to us. As of September 27, 2007, we were in compliance with the covenants described above.

        Pro forma Adjusted EBITDA is defined in our senior secured credit facility as loss from continuing operations, as adjusted for the items summarized in the table below. Consolidated interest expense is defined in our senior secured credit facility as interest expense excluding, among other things, the amortization of fees and expenses incurred in connection with the Loews Acquisition, as well as the amortization of fees and expenses associated with certain investment and financing transactions and certain payments made in respect of operating leases, as described in the definition of consolidated interest expense, less interest income for the applicable period.

        Adjusted EBITDA is not a measurement of our financial performance or liquidity under U.S. GAAP and should not be considered as an alternative to loss from continuing operations, operating income or any other performance measures derived in accordance with U.S. GAAP. Consolidated interest expense as defined in our senior secured credit facility should not be considered an alternative to U.S. GAAP interest expense. Adjusted EBITDA includes estimated annual cost savings initiatives that we expect to achieve in connection with the Loews Acquisition as a result of actions that we have taken following completion of the Loews Acquisition. Adjusted EBITDA also includes estimated annual cost savings initiatives that we expect to achieve in the ordinary course of business as a result of actions we have taken or anticipate taking in the near future. However, Adjusted EBITDA does not take into account the $29.9 million in one-time transition expenditures that we have incurred to realize these cost savings. The adjustments set forth below reflecting estimated cost savings and operating synergies do not qualify as pro forma adjustments under Regulation S-X promulgated under the Securities Act and constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995, as amended. Actual results may differ materially from those reflected due to a number of factors, including without limitation, (i) an inability to consolidate facilities, (ii) an inability to reduce headcount and (iii) an inability to terminate certain contracts.

	Pro Forma
	52 Weeks Ended March 29, 2007	52 Weeks Ended September 27, 2007
	(thousands of dollars, except ratios)
Calculation of Adjusted EBITDA:
Loss from continuing operations	$(93,255)	$(16,723)
Income tax provision (benefit)	6,500	37,000
Investment income	(4,156)	(23,533)
Equity in (earnings) losses of non-consolidated entities	5,106	(24,774)
Interest expense	178,206	180,420
Other expense (income)	1,019	(227)
Disposition of assets and other gains	(11,183)	(7,031)
Depreciation and amortization	256,472	253,380
Impairment charge	10,686	10,686
Theatre and other closure expense	9,011	(15,145)
Pre-opening expense	6,569	5,781
Stock-based compensation expense	11,424	10,388
Merger and acquisition costs	12,447	12,355

Subtotal	$388,846	$422,577

Additional credit facility adjustments:
Gain on sale of investments, income from equity investments and insurance recoveries	24,589	49,535
Non-cash items, deferred rent and other	(7,931)	(11,588)
Cost savings initiatives(1)	13,699	4,946

Adjusted EBITDA(2)	$419,203	$465,470

Net senior secured indebtedness(3)		$695,482
Net senior secured leverage ratio(4)		1.49
Senior indebtedness(5)		$1,027,169
Senior leverage ratio(6)		2.21
Consolidated interest expense(7)		$139,424
Adjusted EBITDA Ratio(8)		3.34

(1)
Represents cost savings related to (i) the substantially completed elimination of duplicative overhead costs, including staffing and other administrative expenses, and closure of duplicative facilities, in connection with the merger of Loews with AMC Entertainment in January 2006, (ii) the incorporation of Loews' operations within AMC Entertainment's national corporate contracts for certain vendors to our theatres, (iii) the alignment of theatre pay level and staffing practices and implementation of best practices used by each of AMC Entertainment and Loews with respect to staffing, and (iv) the implementation of cost control programs for utilities and janitorial services.

(2)
See footnote (1) on page 11 for more information on Adjusted EBITDA.

(3)
The senior secured credit facility defines net senior secured indebtedness as consolidated secured indebtedness for borrowed money other than any capital lease obligations, net of cash and cash equivalents. Net senior secured indebtedness reflected in the table consists primarily of borrowings under the senior secured credit facility and also reflects the impact on cash balances from the NCM Transactions and the Offering Transactions.

(4)
The senior secured credit facility defines the net senior secured leverage ratio as the ratio of net senior secured indebtedness to Adjusted EBITDA for the trailing four fiscal quarters on a pro forma basis (as defined in the senior secured credit facility).

(5)
The senior secured credit facility defines senior indebtedness as consolidated indebtedness for borrowed money that is not expressly subordinate or junior indebtedness.

(6)
The senior secured credit facility defines the senior leverage ratio as the ratio of senior indebtedness to Adjusted EBITDA for the trailing four fiscal quarters on a pro forma basis (as defined in the senior secured credit facility).

(7)
The senior secured credit facility defines consolidated interest expense as interest expense excluding, among other things, the amortization of fees and expenses incurred in connection with the Loews Acquisition as well as the amortization of fees and expenses associated with certain investment and financing transactions and certain payments made in respect of operating leases, as described in the definition of consolidated interest expense, less interest income for the applicable period.

(8)
The senior secured credit facility defines the Adjusted EBITDA Ratio as the ratio of Adjusted EBITDA to consolidated interest expense for the trailing four fiscal quarters on a pro forma basis (as defined in the senior secured credit facility).

RISK FACTORS

Risks Related to Our Business

Our substantial debt could adversely affect our operations and prevent us from satisfying our obligations under our debt obligations.

        We have a significant amount of debt. As of September 27, 2007, on a pro forma basis, we had $1,939.9 million of outstanding indebtedness. In addition, as of September 27, 2007, on a pro forma basis, $177.6 million was available for borrowing as additional senior debt under our senior secured credit facility. As of September 27, 2007, on a pro forma basis, our subsidiaries had approximately $5 billion of undiscounted rental payments under operating leases (with initial base terms of between 15 and 20 years).

        The amount of our indebtedness and lease and other financial obligations could have important consequences to you. For example, it could:

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  limit our ability to obtain additional financing in the future for working capital, capital expenditures, dividend payments, acquisitions, general corporate purposes or other purposes;

  •
  require us to dedicate a substantial portion of our cash flow from operations to the payment of lease rentals and principal and interest on our indebtedness, thereby reducing the funds available to us for operations and any future business opportunities;

  •
  limit our planning flexibility for, or ability to react to, changes in our business and the industry; and

  •
  place us at a competitive disadvantage with competitors who may have less indebtedness and other obligations or greater access to financing.

        If we fail to make any required payment under our senior secured credit facility or to comply with any of the financial and operating covenants contained therein, we would be in default. Lenders under our senior secured credit facility could then vote to accelerate the maturity of the indebtedness under the senior secured credit facility and foreclose upon the stock and personal property of our subsidiaries that is pledged to secure the senior secured credit facility. Other creditors might then accelerate other indebtedness. If the lenders under the senior secured credit facility accelerate the maturity of the indebtedness thereunder, we might not have sufficient assets to satisfy our obligations under the senior secured credit facility or our other indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of AMC Entertainment Holdings, Inc.—Liquidity and Capital Resources."

        Our indebtedness under our senior secured credit facility bears interest at rates that fluctuate with changes in certain prevailing interest rates (although, subject to certain conditions, such rates may be fixed for certain periods). If interest rates increase, we may be unable to meet our debt service obligations under our senior secured credit facility and other indebtedness.

We have had significant financial losses in recent years.

        Prior to fiscal 2007, we had reported net losses in each of the last nine fiscal years totaling approximately $545.1 million. For fiscal 2007, we reported net earnings of $116.9 million and for the 26 weeks ended September 27, 2007, we reported net earnings of $28.9 million. If we experience losses in the future, we may be unable to meet our payment obligations while attempting to expand our theatre circuit and withstand competitive pressures or adverse economic conditions.

We face significant competition for new theatre sites, and we may not be able to build or acquire theatres on terms favorable to us.

        We anticipate significant competition from other exhibition companies and financial buyers when trying to acquire theatres, and there can be no assurance that we will be able to acquire such theatres at reasonable prices or on favorable terms. Moreover, some of these possible buyers may be stronger financially than we are. In addition, given our size and market share, as well as our recent experiences with the Antitrust Division of the United States Department of Justice in connection with the Loews Acquisition and prior acquisitions, we may be required to dispose of theatres in connection with future acquisitions that we make. As a result of the foregoing, we may not succeed in acquiring theatres or may have to pay more than we would prefer to make an acquisition.

Acquiring or expanding existing circuits and theatres may require additional financing, and we cannot be certain that we will be able to obtain new financing on favorable terms, or at all.

        Our net capital expenditures aggregated approximately $138.7 million for fiscal 2007. We estimate that our planned capital expenditures will be between $150.0 million and $160.0 million in fiscal 2008 and less than that in each of fiscal 2009 and 2010. Actual capital expenditures in fiscal 2008, 2009 and 2010 may differ materially from our estimates. We may have to seek additional financing or issue additional securities to fully implement our growth strategy. We cannot be certain that we will be able to obtain new financing on favorable terms, or at all. In addition, covenants under our existing indebtedness limit our ability to incur additional indebtedness, and the performance of any additional theatres may not be sufficient to service the related indebtedness that we are permitted to incur.

We may be reviewed by antitrust authorities in connection with acquisition opportunities that would increase our number of theaters in markets where we have a leading market share and in connection with DCIP.

        Given our size and market share, pursuit of acquisition opportunities that would increase the number of our theatres in markets where we have a leading market share would likely result in significant review by the Antitrust Division of the United States Department of Justice, and we may be required to dispose of theatres in order to complete such acquisition opportunities. For example, in connection with the Loews Dispositions, we were required to dispose of 10 theaters located in various markets across the United States, including New York City, Chicago, Dallas and San Francisco. As a result, we may not be able to succeed in acquiring other exhibition companies or we may have to dispose of a significant number of theatres in key markets in order to complete such acquisitions.

        In addition, as a cooperative venture among competitors for the purpose of joint purchasing, DCIP is potentially subject to restrictions under applicable antitrust law. While we believe that DCIP has conducted and will conduct its operations in accordance with all applicable law, it is possible that antitrust authorities will choose to examine and place limitations on DCIP's operations. Such limitations could include requiring that the venture be opened to include other independent competitors or striking down the joint purchasing arrangements altogether. If this were to occur, we might not realize the cost benefits, competitive advantages and increased core and ancillary revenues that we expect to receive from DCIP.

The agreements governing our indebtedness contain covenants that may limit our ability to take advantage of certain business opportunities advantageous to us.

        The agreements governing our indebtedness contain various covenants that limit our ability to, among other things:

  •
  incur or guarantee additional indebtedness;

  •
  pay dividends or make other distributions to Parent's shareholders;

  •
  make restricted payments;

  •
  incur liens;

  •
  engage in transactions with affiliates; and

  •
  enter into business combinations.

        These restrictions could limit our ability to obtain future financing, make acquisitions or needed capital expenditures, withstand economic downturns in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise.

        Although the indentures for our notes contain a fixed charge coverage test that limits our ability to incur indebtedness, this limitation is subject to a number of significant exceptions and qualifications. Moreover, the indentures do not impose any limitation on our incurrence of capital or finance lease obligations or liabilities that are not considered "Indebtedness" under the indentures (such as operating leases), nor do they impose any limitation on the amount of liabilities incurred by subsidiaries, if any, that might be designated as "unrestricted subsidiaries," which are subsidiaries that we designate, which are not subject to the restrictive covenants contained in the indentures governing our notes. Furthermore, there are no restrictions in the indentures on our ability to invest in other entities (including unaffiliated entities) and no restrictions on the ability of our subsidiaries to enter into agreements restricting their ability to pay dividends or otherwise transfer funds to us. Also, although the indentures limit our ability to make restricted payments, these restrictions are subject to significant exceptions and qualifications. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of AMC Entertainment Holdings, Inc.—Liquidity and Capital Resources—Cash Flows from Financing Activities—Parent Term Loan Facility."

We may not generate sufficient cash flow from our theatre acquisitions to service our indebtedness.

        In any acquisition, we expect to benefit from cost savings through, for example, the reduction of overhead and theatre level costs, and from revenue enhancements resulting from the acquisition. However, there can be no assurance that we will be able to generate sufficient cash flow from these acquisitions to service any indebtedness incurred to finance such acquisitions or realize any other anticipated benefits. Nor can there be any assurance that our profitability will be improved by any one or more acquisitions. Any acquisition may involve operating risks, such as:

  •
  the difficulty of assimilating and integrating the acquired operations and personnel into our current business;

  •
  the potential disruption of our ongoing business;

  •
  the diversion of management's attention and other resources;

  •
  the possible inability of management to maintain uniform standards, controls, procedures and policies;

  •
  the risks of entering markets in which we have little or no experience;

  •
  the potential impairment of relationships with employees;

  •
  the possibility that any liabilities we may incur or assume may prove to be more burdensome than anticipated; and

  •
  the possibility that the acquired theatres do not perform as expected.

If our cash flows prove inadequate to service our debt and provide for our other obligations, we may be required to refinance all or a portion of our existing debt or future debt at terms unfavorable to us.

        Our ability to make payments on and refinance our debt and other financial obligations, and to fund our capital expenditures and acquisitions will depend on our ability to generate substantial operating cash flow. This will depend on our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors beyond our control. Further, following the Parent offering and subject to legally available funds, we intend to pay quarterly cash dividends, commencing from the closing date of the Parent offering. We expect that our first dividend will be with respect to the fourth quarter of fiscal 2008. The maximum amount AMC Entertainment was permitted to distribute to Holdings in compliance with its senior secured credit facility and the indentures governing AMC Entertainment's debt securities, and that Holdings could therefore have distributed to us, was approximately $250.0 million as of September 27, 2007.

        In addition, our notes require us to repay or refinance those notes when they come due. If our cash flows were to prove inadequate to meet our debt service, rental and other obligations in the future, we may be required to refinance all or a portion of our existing or future debt, on or before maturity, to sell assets or to obtain additional financing. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior secured credit facility, sell any such assets or obtain additional financing on commercially reasonable terms or at all.

        The terms of the agreements governing our indebtedness do not prohibit us from incurring additional indebtedness. If we are in compliance with the financial covenants set forth in the senior secured credit facility and our other outstanding debt instruments, we may be able to incur substantial additional indebtedness. If we incur additional indebtedness, the related risks that we face may intensify.

Optimizing our theatre circuit through new construction is subject to delay and unanticipated costs.

        The availability of attractive site locations is subject to various factors that are beyond our control. These factors include:

  •
  local conditions, such as scarcity of space or increase in demand for real estate, demographic changes and changes in zoning and tax laws; and

  •
  competition for site locations from both theatre companies and other businesses.

        In addition, we typically require 18 to 24 months in the United States and Canada from the time we identify a site to the opening of the theatre. We may also experience cost overruns from delays or other unanticipated costs. Furthermore, these new sites may not perform to our expectations.

Our investment in and revenues from NCM may be negatively impacted by the competitive environment in which NCM operates.

        We have maintained an investment in NCM. NCM's in-theatre advertising operations compete with other cinema advertising companies and other advertising mediums including, most notably, television, newspaper, radio and the Internet. There can be no guarantee that in-theatre advertising will continue to attract major advertisers or that NCM's in-theatre advertising format will be favorably received by the theater-going public. If NCM is unable to generate expected sales of advertising, it may not maintain the level of profitability we hope to achieve, its results of operations may be adversely affected and our investment in and revenues from NCM may be adversely impacted.

We may suffer future impairment losses and lease termination charges.

        The opening of large megaplexes by us and certain of our competitors has drawn audiences away from some of our older, multiplex theatres. In addition, demographic changes and competitive pressures have caused some of our theatres to become unprofitable. As a result, we may have to close certain theatres or recognize impairment losses related to the decrease in value of particular theatres. We review long-lived assets, including intangibles, for impairment as part of our annual budgeting process and whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. We recognized non-cash impairment losses in 1996 and in each fiscal year thereafter except for 2005. AMC Entertainment's impairment losses from continuing operations over this period aggregated to $198.8 million. Loews' impairment losses aggregated $4 million in the period since it emerged from bankruptcy in 2002. Beginning fiscal 1999 through September 27, 2007, AMC Entertainment also incurred lease termination charges aggregating $60.5 million. Historically, Loews has not incurred lease termination charges on its theatres that were disposed of or closed. Deterioration in the performance of our theatres.

Our international and Canadian operations are subject to fluctuating currency values.

        As of September 27, 2007, we owned, operated or held interests in megaplexes in Canada, Mexico, China (Hong Kong), France and the United Kingdom. Because the results of operations and the financial position of Cinemex and our other foreign operations are reported in their respective local currencies and then translated into U.S. dollars at the applicable exchange rates for inclusion in our consolidated financial statements, our financial results are impacted by currency fluctuations between the dollar and those local currencies. Revenues from our theatre operations outside the United States accounted for 9% of our total revenues during the 52 weeks ended March 29, 2007 and 10% of our total revenues during the 26 weeks ended September 27, 2007. As a result of our international operations, we have risks from fluctuating currency values. As of September 27, a 10% fluctuation in the value of the U.S. dollar against all foreign currencies of countries where we currently operate theatres would either increase or decrease loss before income taxes and accumulated other comprehensive loss by approximately $213,000 and $39.6 million, respectively. We do not currently hedge against foreign currency exchange rate risk.

Attendance levels at our international theatres depend on the market for local language films, and we sometimes have been unable to obtain the films we want for our theatres in certain foreign markets.

        Consumers in international markets may be less inclined to spend their leisure time attending movies than consumers in the United States and Canada. The fact that a movie produced in the United States and targeted at U.S. audiences is successful in the United States does not necessarily mean that it will be successful internationally. In addition, there is generally a smaller market for local language films, and the overall supply of these films may not be adequate to generate a sufficient attendance level at our international theatres. As a result of such factors, attendance levels at some of our foreign theatres may not be sufficient to permit us to operate them on a positive cash flow basis. In addition, because of existing relationships between distributors and other theatre owners, we sometimes have been unable to obtain the films we want for our theatres in certain foreign markets. As a result of these factors, attendance at some of our international theatres may not be sufficient to permit us to operate them profitably.

Our international theatres are subject to local industry structure and regulatory and trade practices, which may adversely affect our ability to operate at a profit.

        Risks unique to local markets include:

  •
  unexpected changes in tariffs and other trade barriers;

  •
  changes in foreign government regulations;

  •
  inflation;

  •
  price, wage and exchange controls;

  •
  reduced protection for intellectual property rights in some countries;

  •
  licensing requirements;

  •
  potential adverse tax consequences; and

  •
  uncertain political and economic environments.

        Such risks may limit or disrupt motion picture exhibition and markets, restrict the movement of funds or result in the deprivation of contract rights or the taking of property by nationalization or appropriation without fair compensation and may adversely affect our ability to expand internationally.

We must comply with the ADA, which could entail significant cost.

        Our theatres must comply with Title III of the Americans with Disabilities Act of 1990, or ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, an award of damages to private litigants or additional capital expenditures to remedy such noncompliance.

        On January 29, 1999, the Department of Justice, or the Department, filed suit alleging that AMC Entertainment's stadium-style theatres violate the ADA and related regulations. On December 5, 2003, the trial court entered a consent order and final judgment under which AMC Entertainment agreed to remedy certain non-line of sight violations at twelve of its stadium-style theatres and to survey and make required betterments for its patrons with disabilities at its stadium-style theatres and at certain theatres it may open in the future. On January 10, 2006, the trial court ruled in favor of the Department regarding line of sight violations. Currently we estimate that betterments related to non-line of sight remedies will be required at approximately 140 stadium-style theatres. AMC Entertainment estimates that the total cost of these betterments will be $47.5 million, which is expected to be incurred over the remaining term of the consent order of 18 months. Through September 27, 2007 we have incurred approximately $15.1 million of these costs. AMC Entertainment has appealed the trial court's order regarding line of sight violations to the Ninth Circuit Court of Appeals and both parties have filed their briefs. See "Business—Legal Proceedings" of this exhibit.

We will not be fully subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 until the end of our fiscal year 2009.

        We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments and reports by an issuer's independent registered public accounting firm on the effectiveness of internal controls over financial reporting. We must complete our Section 404 annual management report and include the report beginning in our Annual Report on Form 10-K for our fiscal 2008, which ends in April 2008. Our independent registered public accounting firm will not, however, need to include its attestation report in our annual report for fiscal 2008. Instead, the attestation of our independent registered public accounting firm will be included beginning in our Annual Report on Form 10-K for our fiscal 2009, which ends in April 2009.

We are party to significant litigation.

        We are subject to a number of legal proceedings and claims that arise in the ordinary course of our business. We cannot be assured that we will succeed in defending any claims, that judgments will not be entered against us with respect to any litigation or that reserves we may set aside will be adequate to cover any such judgments. If any of these actions or proceedings against us is successful, we may be subject to significant damages awards. In addition, we are the plaintiff in a number of material lawsuits in which we seek the recovery of substantial payments. We are incurring significant legal fees in prosecuting these lawsuits, and we may not ultimately prevail in such lawsuits or be able to collect on such judgments if we do. In addition, the defense and prosecution of these claims divert the attention of our management and other personnel for significant periods of time. For a description of our legal proceedings, see "Business—Legal Proceedings" of this exhibit.

The Parent offering will require us to make a "change of control" offer on certain series of our indebtedness, and we may not have the ability to raise the funds necessary to finance these offers.

        In connection with the Parent offering, the Sponsors and certain other existing stockholders of Parent intend to enter into a new voting arrangement, effective upon the closing of the Parent offering, which is described in more detail under "Certain Relationships and Related Party Transactions—Governance Agreements." As a result of these new voting arrangements, the Parent offering will constitute a "change of control" under the indentures governing Holdings' Discount Notes due 2014 and AMC Entertainment's Notes due 2016 and Fixed Notes due 2012, and Holdings and AMC Entertainment will be required to make change of control offers to purchase these notes after completion of the Parent offering at a price of 101% of the aggregate principal amount thereof plus, without duplication, accrued and unpaid interest to the date of repurchase. If the change of control offers had taken place on September 27, 2007, and all of the holders had accepted the offers, we would have been required to pay $243.2 million with respect to our Discount Notes due 2014 (representing $240.8 million aggregate principal amount and a $2.4 million change of control premium payment), $328.3 million with respect to our Notes due 2016 (representing $325.0 million aggregate principal amount and a $3.3 million change of control premium payment) and $252.5 million with respect to our Fixed Notes due 2012 (representing $250.0 million aggregate principal amount and a $2.5 million change of control premium payment). To the extent that holders of these notes accept the offers, Holdings and AMC Entertainment anticipate that they would raise the amounts needed to fund the offers with cash on hand, available lines of credit or through new financing; however, we cannot assure you that Holdings and AMC Entertainment would have sufficient funds available or be able to obtain new financing on commercially reasonable terms or at all.

We may be subject to liability under environmental laws and regulations.

        We own and operate facilities throughout the United States and in several foreign countries and are subject to the environmental laws and regulations of those jurisdictions, particularly laws governing the cleanup of hazardous materials and the management of properties. We might in the future be required to participate in the cleanup of a property that we own or lease, or at which we have been alleged to have disposed of hazardous materials from one of our facilities. In certain circumstances, we might be solely responsible for any such liability under environmental laws, and such claims could be material.

Our loss of key management personnel or our inability to hire and retain skilled employees at our theatres could adversely affect our business.

        Our success is dependent in part on the efforts of key members of our management team. In particular, Mr. Peter C. Brown, our chairman and chief executive officer, has substantial experience and expertise in the theatrical exhibition industry and has made significant contributions to our growth and success. The loss of Mr. Brown's services or the services of other key members of our management team could materially adversely affect our business, financial condition, results of operations or prospects.

        In addition, competition for skilled professionals is intense. The loss of any of these professionals or the inability to recruit these individuals in our markets could adversely affect our ability to operate our business efficiently and profitably and could harm our ability to maintain our desired levels of service.

We may suffer material losses or damages, or be required to make material payments on existing lease and other guaranty obligations, concerning entities, businesses and assets we no longer own as a result of the disposition by Loews of its Canadian and German film exhibition operations prior to the Loews Acquisition, and we may not be able to collect on indemnities from the purchaser of our Canadian and German film exhibition operations in order to satisfy these losses, damages or payments.

        We may suffer losses or damages as a result of claims asserted by third parties relating to the Canadian and German entities which Loews no longer owns as a result of dispositions by Loews prior to the Loews Acquisition. While we cannot predict at this time what claims third parties may potentially assert against us, or the frequency or magnitude of such claims, such claims may include matters related to Loews' former ownership and operation of the Canadian and German entities and their respective businesses or assets (including matters related to the initial public offering of the Cineplex Galaxy Income Fund in Canada). In addition, Loews has guaranteed certain real property leases for theatres located in Canada and in Germany which Loews no longer owns following the Loews transactions. The Canadian leases are long-term leases and contain options for additional terms which, if exercised, could extend the leases for substantial additional periods.

        Under a purchase agreement for the Canadian transfer, Loews' former investors have indemnified Loews for certain potential liabilities in connection with the sale of its Canadian and German entities, which indemnity is guaranteed by Cineplex Odeon Corporation, or COC, which was Loews' wholly-owned Canadian subsidiary, prior to its sale. It also contains provisions intended to restrict the activities of the purchaser of Canadian operations and COC and to cause the indemnifying party and COC collectively to hold a specified amount of assets. However, there can be no assurance that the assets available to satisfy these obligations will be sufficient. Accordingly, we may suffer damages or losses, or be required to make payments on outstanding guaranties, for which we may not be made whole under the indemnity. Such damages or losses, or required payments, may have a material adverse effect on our business, assets and results of operations.

        We also often remain secondarily obligated for lease payments in the event the acquiring entity does not perform under its obligations for theaters we are divesting of, including the theatres required to be divested by us by the U.S. Department of Justice and state attorneys general, in conjunction with the Loews Acquisition.

We may not be able to generate additional ancillary revenues.

        We intend to continue to pursue ancillary revenue opportunities such as advertising, promotions and alternative uses of our theatres during non-peak hours. Our ability to achieve our business objectives may depend in part on our success in increasing these revenue streams. Some of our U.S. and Canadian competitors have stated that they intend to make significant capital investments in digital advertising delivery, and the success of this delivery system could make it more difficult for us to compete for advertising revenue. In addition, in March 2005, we contributed our cinema screen advertising business to NCM. As such, although we retain board seats in NCM, we do not control this business, and therefore do not control our revenues attributable to cinema screen advertising. We cannot assure you that we will be able to effectively generate additional ancillary revenue and our inability to do so could have an adverse effect on our business and results of operations.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results.

        Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Because of inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. In the past, we have identified a material weakness in our internal control over financial reporting and concluded that our disclosure controls and procedures were ineffective. In addition, we may in the future discover areas of our internal controls that need improvement or that constitute material weaknesses. A material weakness is a control deficiency or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of annual or interim financial statements will not be prevented or detected. Any failure to remediate any future material weaknesses in our internal control over financial reporting or to implement and maintain effective internal controls, or difficulties encountered in their implementation, could cause us to fail to timely meet our reporting obligations, result in material misstatements in our financial statements or could result in defaults under our senior credit facility, the indentures governing our debt securities or under any other debt instruments we may enter into in the future. Deficiencies in our internal controls could also cause investors to lose confidence in our reported financial information.

Risks Related to Our Industry

We depend on motion picture production and performance.

        Our ability to operate successfully depends upon the availability, diversity and appeal of motion pictures, our ability to license motion pictures and the performance of such motion pictures in our markets. We mostly license first-run motion pictures, the success of which have increasingly depended on the marketing efforts of the major studios. Poor performance of, or any disruption in the production of (including by reason of a strike) these motion pictures, or a reduction in the marketing efforts of the major studios, could hurt our business and results of operations. In addition, a change in the type and breadth of movies offered by studios may adversely affect the demographic base of moviegoers.

        The master contract between film producers and two major writers' unions expired on October 31, 2007, and no agreement has yet been reached to extend or replace the contract. Union members have chosen to strike, and a disruption in the production of motion pictures could result.

We have no control over distributors of the films and our business may be adversely affected if our access to motion pictures is limited or delayed.

        We rely on distributors of motion pictures, over whom we have no control, for the films that we exhibit. Major motion picture distributors are required by law to offer and license film to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis. Our business depends on maintaining good relations with these distributors, as this affects our ability to negotiate commercially favorable licensing terms for first-run films or to obtain licenses at all. Our business may be adversely affected if our access to motion pictures is limited or delayed because of a deterioration in our relationships with one or more distributors or for some other reason. To the extent that we are unable to license a popular film for exhibition in our theatres, our operating results may be adversely affected.

We are subject, at times, to intense competition.

        Our theatres are subject to varying degrees of competition in the geographic areas in which we operate. Competitors may be national circuits, regional circuits or smaller independent exhibitors. Competition among theatre exhibition companies is often intense with respect to the following factors:

  •
  Attracting patrons.    The competition for patrons is dependent upon factors such as the availability of popular motion pictures, the location and number of theatres and screens in a market, the comfort and quality of the theatres and pricing. Many of our competitors have sought to increase the number of screens that they operate. Competitors have built or may be planning to build theatres in certain areas where we operate, which could result in excess capacity and increased competition for patrons.

  •
  Licensing motion pictures.    We believe that the principal competitive factors with respect to film licensing include licensing terms, number of seats and screens available for a particular picture, revenue potential and the location and condition of an exhibitor's theatres.

  •
  Low barriers to entry.    We must compete with exhibitors and others in our efforts to locate and acquire attractive sites for our theatres. In areas where real estate is readily available, there are few barriers to entry that prevent a competing exhibitor from opening a theatre near one of our theatres.

        The theatrical exhibition industry also faces competition from other forms of out-of-home entertainment, such as concerts, amusement parks and sporting events and from other distribution channels for filmed entertainment, such as cable television, pay per view and home video systems and from other forms of in-home entertainment.

Industry-wide screen growth has affected and may continue to affect the performance of some of our theatres.

        In recent years, theatrical exhibition companies have emphasized the development of large megaplexes, some of which have as many as 30 screens in a single theatre. The industry-wide strategy of aggressively building megaplexes generated significant competition and rendered many older, multiplex theatres obsolete more rapidly than expected. Many of these theatres are under long-term lease commitments that make closing them financially burdensome, and some companies have elected to continue operating them notwithstanding their lack of profitability. In other instances, because theatres are typically limited use design facilities, or for other reasons, landlords have been willing to make rent concessions to keep them open. In recent years many older theatres that had closed are being reopened by small theatre operators and in some instances by sole proprietors that are able to negotiate significant rent and other concessions from landlords. As a result, there has been growth in the number of screens in the U.S. and Canadian exhibition industry. This has affected and may continue to affect the performance of some of our theatres.

An increase in the use of alternative film delivery methods or other forms of entertainment may drive down our attendance and limit our ticket prices.

        We compete with other movie delivery methods, including network, cable and satellite television, DVDs and video cassettes, as well as video-on-demand, pay-per-view services and downloads via the Internet. We also compete for the public's leisure time and disposable income with other forms of entertainment, including sporting events, live music concerts, live theatre and restaurants. An increase in the popularity of these alternative film delivery methods and other forms of entertainment could reduce attendance at our theatres, limit the prices we can charge for admission and materially adversely affect our business and results of operations and the price of Parent's stock.

General political, social and economic conditions can reduce our attendance.

        Our success depends on general political, social and economic conditions and the willingness of consumers to spend money at movie theatres. If going to motion pictures becomes less popular or consumers spend less on concessions, which accounted for 28% of our revenues in fiscal 2007, our operations could be adversely affected. In addition, our operations could be adversely affected if consumers' discretionary income falls as a result of an economic downturn. Political events, such as terrorist attacks, could cause people to avoid our theatres or other public places where large crowds are in attendance.

Industry-wide conversion to electronic-based media may increase our costs.

        The industry is in the early stages of conversion from film-based media to digital cinema. There are a variety of constituencies associated with this anticipated change that may significantly impact industry participants, including content providers, distributors, equipment providers and venue operators. While content providers and distributors have indicated they would bear substantially all of the costs of this change, there can be no assurance that we will have access to adequate capital to finance the conversion costs associated with this potential change should the conversion process rapidly accelerate or the content providers and distributors elect to not bear the related costs. Furthermore, it is impossible to accurately predict how the roles and allocation of costs between various industry participants will change if the industry changes from physical media to electronic media.

Other Risks

We are controlled by the Sponsors, whose interests may not be aligned with Parent's public stockholders.

        Even after giving effect to the Parent offering, the Sponsors will beneficially own approximately            % of Parent's common stock and will have the power to control our affairs and policies including with respect to the election of directors (and through the election of directors the appointment of management), the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions. Parent intends to avail itself of the "controlled company" exception under the New York Stock Exchange rules which eliminates the requirement that it have a majority of independent directors on its board of directors and that it have compensation and nominating committees composed entirely of independent directors, but retains the requirement that it have an audit committee composed entirely of independent members. The governance agreements will provide that, initially, the Sponsors will collectively have the right to designate eight directors and that each will vote for the others' nominees. Additionally, Parent governance documents provide that directors shall be elected by a plurality of votes and do not provide for cumulative voting rights. The right to designate directors will reduce as the Sponsors' ownership percentage reduces, such that the Sponsors will not have the ability to nominate a majority of the board of directors once their collective ownership (together with the share ownership held by the JPMP and Apollo co-investors) becomes less than 50.1%. However, because Parent's board of directors will be divided into three staggered classes, the Sponsors may be able to influence or control our affairs and policies even after they cease to own 50.1% of Parent's outstanding common stock during the period in which the Sponsors' nominees finish their terms as members of Parent's board but in any event no longer than would be permitted under applicable law and New York Stock Exchange listing requirements. The directors elected by the Sponsors will have the authority, subject to the terms of our debt, to issue additional stock, implement stock repurchase programs, declare dividends, pay advisory fees and make other decisions, and they may have an interest in our doing so.

        The interests of the Sponsors could conflict with Parent's public stockholders' interests in material respects. For example, the Sponsors could cause us to make acquisitions that increase the amount of our indebtedness or sell revenue-generating assets. Furthermore, the Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. The Sponsors may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. In addition, our governance documents do not contain any provisions applicable to deadlocks among the members of Parent's board, and as a result we may be precluded from taking advantage of opportunities due to disagreements among the Sponsors and their respective board designees. So long as the Sponsors continue to own a significant amount of the outstanding shares of Parent's common stock, they will continue to be able to strongly influence or effectively control our decisions. See "Certain Relationships and Related Party Transactions — Governance Agreements."

Parent's amended and restated certificate of incorporation and Parent's amended and restated bylaws, as amended, contain anti-takeover protections, which may discourage or prevent a takeover of our company, even if an acquisition would be beneficial to Parent's stockholders.

        Provisions contained in Parent's amended and restated certificate of incorporation and amended and restated bylaws, as amended, as well as provisions of the Delaware General Corporation Law, could delay or make it more difficult to remove incumbent directors or for a third party to acquire us, even if a takeover would benefit Parent's stockholders. These provisions include:

  •
  a classified board of directors;

  •
  the sole power of a majority of the board of directors to fix the number of directors;

  •
  limitations on the removal of directors;

  •
  the sole power of the board of directors or the Sponsors, in the case of a vacancy of a Sponsor board designee, to fill any vacancy on the board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

  •
  the ability of Parent's board of directors to designate one or more series of preferred stock and issue shares of preferred stock without stockholder approval;

  •
  the inability of stockholders to act by written consent if less than 50.1% of Parent's outstanding common stock is owned by the Sponsors, and

  •
  The inability of stockholders to call special meetings.

        Parent's issuance of shares of preferred stock could delay or prevent a change of control of Parent. Parent's board of directors has the authority to cause us to issue, without any further vote or action by the stockholders, up to                         shares of preferred stock, par value $0.01 per share, in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of Parent without further action by the stockholders, even where stockholders are offered a premium for their shares.

        Parent's incorporation under Delaware law, the ability of Parent's board of directors to create and issue a new series of preferred stock or a stockholder rights plan and certain other provisions of Parent's amended and restated certificate of incorporation and amended and restated bylaws could impede a merger, takeover or other business combination involving Parent or the replacement of our management or discourage a potential investor from making a tender offer for Parent's common stock, which, under certain circumstances, could reduce the market value of Parent's common stock.

USE OF PROCEEDS

        We estimate the net proceeds from the Parent offering to be approximately $469.1 million after deducting the underwriting discount and estimated expenses payable by us. If the underwriters exercise their over-allotment option for an additional             shares, the estimated net proceeds will increase to $                   million. We intend to use approximately $412.4 million of the net proceeds from the Parent offering to repay all amounts outstanding under the Parent Term Loan Facility, approximately $38.5 million to make a lump sum payment to the Sponsors pursuant to the Fee Agreement with our Sponsors and the balance for general corporate purposes.

        Borrowings under the Parent Term Loan Facility mature on June 13, 2012. The interest rate on such borrowings was 10.60% per annum as of September 27, 2007. The Parent Term Loan Facility was entered into to finance a dividend by Parent to its stockholders.

CAPITALIZATION

        The following table sets forth Parent's cash and cash equivalents and capitalization as of September 27, 2007 (i) on an actual basis and (ii) on a pro forma basis giving effect to the Offering Transactions. The information in this table should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Information," "Business," the unaudited pro forma condensed consolidated financial statements and the historical financial statements.

	As of September 27, 2007
	Actual	Pro Forma
	(in thousands)
Cash and cash equivalents	$103,461	$121,646
Short term debt (current maturities of long-term debt and capital and financing lease obligations)	$9,994	$9,994
Long-term debt:
Parent Term Loan Facility	408,610	—
12% senior discount notes due 2014(1)	240,795	240,795
8% senior subordinated notes due 2014	298,842	298,842
11% senior subordinated notes due 2016(1)	325,000	325,000
8 5/8% senior fixed rate notes due 2012(1)	250,000	250,000
Senior secured credit facility:
Revolving loan facility(2)	—	—
Term loan	633,750	633,750
Existing Cinemex term loan facility	103,625	103,625
Capital and financing lease obligations	77,916	77,916

Total debt	2,348,532	1,939,922

Stockholders' equity
Common Stock voting ($.01 par value shares authorized; shares issued and outstanding as of September 27, 2007 after giving pro forma effect to the Reclassification)	—	14
Class A-1 Common Stock voting ($.01 par value, 1,500,000 shares authorized; 382,475.00000 shares issued and outstanding as of September 27, 2007)	4	—
Class A-2 Common Stock voting ($.01 par value, 1,500,000 shares authorized; 382,475.00000 shares issued and outstanding as of September 27, 2007)	4	—
Class N Common Stock nonvoting ($.01 par value, 375,000 shares authorized; 5,628.77496 shares issued and outstanding as of September 27, 2007)	—	—
Class L-1 Common Stock voting ($.01 par value, 1,500,000 shares authorized; 256,085.61252 shares issued and outstanding as of September 27, 2007)	3	—
Class L-2 Common Stock voting ($.01 par value, 1,500,000 shares authorized; 256,085.61252 shares issued and outstanding as of September 27, 2007)	3	—
Additional paid-in capital	664,090	1,133,179
Accumulated other comprehensive earnings (losses)	(11,338)	(11,338)
Accumulated deficit	(120,218)	(172,588)

Total stockholders' equity	532,548	949,267

Total capitalization	$2,881,080	$2,889,189

(1)
In connection with the Parent offering, the Sponsors and certain other existing stockholders of Parent intend to enter into a new voting arrangement, effective upon the closing of the Parent offering, which is described in more detail under "Certain Relationships and Related Party Transactions—Governance Agreements." As a result of these new voting arrangements, the Parent offering will constitute a "change of control" under the indentures governing Holding's Discount Notes due 2014 and AMC Entertainment's Notes due 2016 and Fixed Notes due 2012, and Holdings and AMC Entertainment will be required to make change of control offers to purchase these notes after completion of the offering at a price of 101% of the aggregate principal amount thereof plus, without duplication, accrued and unpaid interest to the date of repurchase.

(2)
The aggregate revolving loan commitment under our senior secured credit facility is $200.0 million. As of September 27, 2007, this availability was reduced by approximately $22.4 million of standby letters of credit that were outstanding on September 27, 2007. Covenants under our existing senior indebtedness would further limit our ability to borrow on the commitments under our $200.0 million revolving loan facility.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        We derived the following unaudited pro forma condensed consolidated financial information by applying pro forma adjustments attributable to the Loews Dispositions, the NCM Transactions, the Parent Transactions and the Offering Transactions to Parent's and Holdings' historical consolidated financial statements included in this exhibit. The unaudited pro forma balance sheet gives pro forma effect to the Offering Transactions as if they had occurred on September 27, 2007. The unaudited pro forma condensed consolidated statement of operations data for the 26 weeks ended September 27, 2007, the 52 weeks ended March 29, 2007 and the 52 weeks ended September 27, 2007 give effect to the Loews Dispositions, the NCM Transactions, the Parent Transactions and the Offering Transactions as if they had each occurred on March 31, 2006. We have included pro forma financial information for 52 weeks ended September 27, 2007 because we believe that this information provides meaningful financial data about our current performance as our senior secured credit facility requires us to measure compliance with certain quarterly financial covenants on a trailing twelve month basis. See "—Covenant Compliance." We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed consolidated financial information.

        The Loews Dispositions:    In connection with the merger of Loews with and into AMC Entertainment in January 2006, we entered into a final judgment with the Antitrust Division of the United States Department of Justice and judgments and consent decrees with various States. These judgments and decrees required us to hold separate and divest ourselves of certain theatres. We sold six of these theatres during fiscal 2007 for an aggregate sales price of $64.3 million, exchanged two of these theatres with another theatrical exhibitor for two theatres from that exhibitor in different markets, retained one of the theatres pursuant to an agreement reached with the California Attorney General and closed one remaining theatre during fiscal 2007. We refer to these actions collectively as the "Loews Dispositions."

        The NCM Transactions:    On February 13, 2007, NCM, Inc., consummated its initial public offering. We received net proceeds from the IPO, through the sale of common units in connection with the underwriters' option to purchase additional shares and the redemption of our preferred units. We used the net proceeds from these transactions of $517.1 million, together with cash on hand, to redeem the Notes due 2011, the Floating Notes due 2010 and the Notes due 2012. In connection with the completion of NCM, Inc.'s IPO, we amended and restated our services agreement with NCM whereby in exchange for our pro rata share of the proceeds from NCM, Inc.'s IPO and redemption of our preferred units, we agreed to a modification of NCM's payment obligation under the prior services agreement. In connection with the NCM, Inc. IPO, we entered into the Loews Screen Integration Agreement with NCM pursuant to which we will pay NCM an amount that approximates the EBITDA that NCM would generate if it were able to sell advertising in the Loews theatre chain on an exclusive basis commencing upon the completion of the NCM, Inc. IPO, and NCM issued to us common membership units in NCM, increasing our ownership interest in NCM immediately prior to the NCM, Inc. IPO to approximately 33.7%. We currently hold an 18.6% interest in NCM.

        The Parent Transactions:    On June 11, 2007, Merger Sub, a wholly-owned subsidiary of Parent, merged with and into Holdings, with Holdings continuing as the surviving corporation. As a result, Holdings became a wholly owned subsidiary of Parent, a newly formed entity controlled by the Sponsors. The Sponsors created Parent to facilitate the borrowing of $400 million in term loans pursuant to the Parent Term Loan Facility, as certain covenants in Holdings' and AMC Entertainment's debt instruments would not have permitted such borrowings by Holdings or its subsidiaries or the use of such borrowings to pay a dividend to Holdings' existing stockholders. The net proceeds of the Parent Term Loan Facility were used to pay a dividend to Parent's stockholders.

        The Offering Transactions:    Prior to consummating the Parent offering, Parent intends to reclassify each share of its existing Class A common stock, Class N common stock and Class L common stock. Pursuant to the reclassification, each holder of shares of Class A common stock, Class N common stock and Class L common stock will receive             shares of common stock for one share of Class A common stock, Class L common stock or Class N common stock. Upon completion of the Parent offering, Holdings will be merged with and into Parent, with Parent continuing as the surviving entity.

        We estimate the net proceeds from the Parent offering to be $469.1 million after deducting the underwriting discount and estimated expenses payable by us. We intend to apply a portion of the net proceeds from the Parent offering to repay all amounts outstanding under the Parent Term Loan Facility. In addition, pursuant to the Fee Agreement as described under the heading "Certain Relationships and Related Party Transactions—Fee Agreement," upon consummation of the Parent offering, the Sponsors will receive an automatic fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement. We estimate that our aggregate payment to the Sponsors would have been $38.5 million had the Parent offering occurred on September 27, 2007. The pro forma adjustments do not give effect to any payments pursuant to the change of control offers that we may be required to make because we are unable to predict whether and to what extent noteholders to whom such offers are made will choose to accept them.

        We refer to the Reclassification, the Parent offering, our use of proceeds from the Parent offering described above and the merger of Holdings with and into Parent, collectively, as the "Offering Transactions."

        The unaudited pro forma condensed consolidated financial information is for illustrative and informational purposes only and should not be considered indicative of the results that would have been achieved had the transactions been consummated on the dates or for the periods indicated and do not purport to represent consolidated balance sheet data or statement of operations data or other financial data as of any future date or any future period.

        The unaudited pro forma condensed consolidated financial information should be read in conjunction with the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations of AMC Entertainment Holdings, Inc.," and our consolidated financial statements and accompanying notes.

AMC ENTERTAINMENT HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 27, 2007

(dollars in thousands)

	As of September 27, 2007
	Parent Historical	Offering Transactions Pro Forma Adjustments		Parent Pro Forma Offering Transactions
Assets
Cash and equivalents	$103,461	$469,089 (450,904	(1) )(1)	$121,646
Current assets	100,053	—		100,053
Property, net	1,272,617	—		1,272,617
Intangible assets, net	218,585	—		218,585
Goodwill	2,046,688	—		2,046,688
Other long-term assets	104,096	(10,076	)(1a)	94,020

Total assets	$3,845,500	$8,109		$3,853,609

Liabilities and Stockholders' Equity
Current liabilities	$373,348	$—		$373,348
Current maturities	9,994	—		9,994
Corporate borrowings:
Parent Term Loan Facility	408,610	(408,610	)(1b)	—
12% Senior Discount Notes due 2014	240,795	—		240,795
8% Senior Subordinated Notes due 2014	298,842	—		298,842
11% Senior Subordinated Notes due 2016	325,000	—		325,000
8 5/8% Senior Fixed Rate Notes due 2012	250,000	—		250,000
Senior Secured Term Loan Facility due 2012	633,750	—		633,750
Grupo Cinemex Term Loan	103,625	—		103,625
Capital and financing lease obligations	77,916	—		77,916
Other long-term liabilities	591,072	—		591,072

Total liabilities	3,312,952	(408,610)		2,904,342
Stockholders' Equity
Common stock	14	—		14
Additional paid-in capital	664,090	469,089	(1c)	1,133,179
Accumulated other comprehensive loss	(11,338)	—		(11,338)
Accumulated deficit	(120,218)	(52,370	)(1a)	(172,588)

Stockholders' equity	532,548	416,719		949,267

Total liabilities and Stockholders' Equity	$3,845,500	$8,109		$3,853,609

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

AMC ENTERTAINMENT HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

TWENTY-SIX WEEKS ENDED SEPTEMBER 27, 2007

(dollars in thousands)

	Twenty-six weeks ended September 27, 2007
	Parent Twenty-six Weeks Ended September 27, 2007 Historical	Offering Transactions & Parent Transactions Pro Forma Adjustments		Parent Pro Forma for Offering Transactions & Parent Transactions
Admissions	$895,247	$—			$895,247
Concessions	380,430	—			380,430
Other	48,219	—			48,219

Total revenues	1,323,896	—			1,323,896
Cost of operations	844,939	—			844,939
Rent	228,289	—			228,289
General and administrative:
Merger, acquisition and transaction costs	5,734	—			5,734
Management fee	2,500	(2,500	)(2)		—
Other	25,706	428	(3)		26,134
Preopening expense	2,341	—			2,341
Theatre and other closure expense	(16,446)	—			(16,446)
Depreciation and amortization	125,438	—			125,438
Disposition of assets and other (gains)/losses	(1,698)	—			(1,698)

Total costs and expenses	1,216,803	(2,072)			1,214,731
Other income	(9,025)	—			(9,025)
Interest expense	103,208	110	(4)		90,065
		(13,253	)(5)
Equity in earnings of non-consolidated entities	(27,425)	—			(27,425)
Investment income	(21,426)	2,864	(6)		(18,562)

Total other expense	45,332	(10,279)			35,053

Earnings from continuing operations before income taxes	61,761	12,351			74,112
Income tax provision	32,900	500	(12)		33,400

Earnings from continuing operations	$28,861	$11,851			$40,712

Basic earnings per share from continuing operations	$22.50			$

Diluted earnings per share from continuing operations	$22.22			$

Weighted average shares outstanding—Basic	1,282.55

Weighted average shares outstanding—Diluted	1,298.75

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

AMC ENTERTAINMENT HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FIFTY-TWO WEEKS ENDED MARCH 29, 2007

(dollars in thousands)

	Fifty-two weeks ended March 29, 2007
	Holdings Fifty-Two Weeks Ended March 29, 2007 Historical	Loews Dispositions Pro Forma Adjustments		NCM Transactions Pro Forma Adjustments		Holdings Pro Forma for Loews Dispositions & NCM Transactions	Offering Transactions & Parent Transactions Pro Forma Adjustments		Parent Pro Forma for Offering Transactions & Parent Transactions
Admissions	$1,659,939	$(10,792	)(7)	$—		$1,649,147	$—			$1,649,147
Concessions	686,318	(3,509	)(7)	—		682,809	—			682,809
Other	115,314	(767	)(7)	(23,029	)(8)	91,518	—			91,518

Total revenues	2,461,571	(15,068	)(7)	(23,029)		2,423,474	—			2,423,474
Cost of operations	1,554,591	(9,929	)(7)	13,520	(9)	1,558,182	—			1,558,182
Rent	445,924	(3,499	)(7)	—		442,425	—			442,425
General and administrative:
M&A Costs	12,447	—		—		12,447	—			12,447
Management fee	5,000	—		—		5,000	(5,000	)(2)		—
Other	55,875	—		—		55,875	856	(3)		56,731
Pre-opening expense	6,569	—		—		6,569	—			6,569
Theatre and other closure expense	9,011	—		—		9,011	—			9,011
Depreciation and amortization	256,472	—		—		256,472	—			256,472
Impairment of long-lived assets	10,686	—		—		10,686	—			10,686
Disposition of assets and other (gains)/losses	(11,183)	—		—		(11,183)	—			(11,183)

Total costs and expenses	2,345,392	(13,428)		13,520		2,345,484	(4,144)			2,341,340
Other income	(10,267)	—		—		(10,267)	—			(10,267)
Interest expense	232,382	—		(19,674 884 (19,311 (1,331 (17,009 1,745	)(10) (10) )(10) )(10) )(10) (10)	177,686	520 — — —	(4)		178,206 — —
Equity in earnings from non-consolidated entities	(233,704)	—		238,810	(11)	5,106	—			5,106
Investment expense (income)	(18,191)	—		—		(18,191)	14,035	(6)		(4,156)

Total other expense	(29,780)	—		184,114		154,334	14,555			168,889

Earnings (loss) from continuing operations before income taxes	145,959	(1,640)		(220,663)		(76,344)	(10,411)			(86,755)
Income tax provision (benefit)	31,500	—	(12)	(24,800	)(12)	6,700	(200	)(12)		6,500

Earnings (loss) from continuing operations	$114,459	$(1,640)		$(195,863)		$(83,044)	$(10,211)			$(93,255)

Basic earnings (loss) per share from continuing operations	$89.26								$

Diluted earnings (loss) per share from continuing operations	$89.20								$

Weighted average shares outstanding—Basic	1,282.25

Weighted average shares outstanding—Diluted	1,283.20

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

AMC ENTERTAINMENT HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FIFTY-TWO WEEKS ENDED SEPTEMBER 27, 2007

(dollars in thousands)

	Fifty-two weeks ended September 27, 2007
	Parent Fifty-Two Weeks Ended September 27, 2007 Historical	NCM Transactions Pro Forma Adjustments		Holdings Pro Forma for Loews Dispositions & NCM Transactions	Offering Transactions & Parent Transactions Pro Forma Adjustments		Parent Pro Forma for Offering Transactions & Parent Transactions
Admissions	$1,696,973	$—		$1,696,973	$—			$1,696,973
Concessions	708,959	—		708,959	—			708,959
Other	102,150	(8,413	)(8)	93,737	—			93,737

Total revenues	2,508,082	(8,413	)(8)	2,499,669	—			2,499,669
Cost of operations	1,591,127	5,447	(9)	1,596,574	—			1,596,574
Rent	450,141	—		450,141	—			450,141
General and administrative:
M&A costs	12,355	—		12,355	—			12,355
Management fee	5,000	—		5,000	(5,000	)(2)		—
Other	51,540	—		51,540	856	(3)		52,396
Pre-opening expense	5,781	—		5,781	—			5,781
Theatre and other closure expense	(15,145)	—		(15,145)	—			(15,145)
Depreciation and amortization	253,380	—		253,380	—			253,380
Impairment of long-lived assets	10,686	—		10,686	—			10,686
Disposition of assets and other (gains)/losses	(7,031)	—		(7,031)	—			(7,031)

Total costs and expenses	2,357,834	5,447		2,363,281	(4,144)			2,359,137
Other income	(11,858)	—		(11,858)	—			(11,858)
Interest expense	220,272	(9,563 434 (9,596 (750 (8,367 873	)(10) (10) )(10) )(10) )(10) (10)	193,303	370 (13,253 — —	(4) )(5)		180,420 — —
Equity in earnings of non-consolidated entities	(263,584)	238,810	(11)	(24,774)	—			(24,774)
Investment income	(33,557)	—		(33,557)	10,024	(6)		(23,533)

Total other expense	(88,727)	211,841		123,114	(2,859)			120,255

Earnings (loss) from continuing operations before income taxes	238,975	(225,701)		13,274	7,003			20,277
Income tax provision (benefit)	62,200	(25,100	)(12)	37,100	(100	)(12)		37,000

Earnings (loss) from continuing operations	$176,775	$(200,601)		$(23,826)	$7,103			$(16,723)

Basic earnings (loss) per share from continuing operations	$137.85						$

Diluted earnings (loss) per share from continuing operations	$136.40						$

Weighted average shares outstanding—Basic	1,282.40

Weighted average shares outstanding—Diluted	1,296.03

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

AMC ENTERTAINMENT HOLDINGS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION

(dollars in thousands, unless indicated otherwise)

(1)
Reflects the following cash sources and uses related to the Offering Transactions:

	Sources	Uses
Net proceeds from the sale of common stock	$469,089	$—
Repayment of principal amount of Parent Term Loan Facility	—	400,000
Repayment of PIK interest on Parent Term Loan Facility.	—	12,382
Lump sum payment under Amended and Restated Fee Agreement	—	38,522
Cash for general corporate purposes	—	18,185

	$469,089	$469,089

(1a)
Pro forma adjustments have been made to stockholders' equity for those income statement items that are not expected to have continuing impact in connection with the Offering Transactions, as follows:

Write off of discount on Parent Term Loan Facility	$(3,772)
Write off of deferred charges on Parent Term Loan Facility	(10,076)
Lump sum payment under Amended and Restated Fee Agreement	(38,522)

$(52,370)

(1b)
Represents the repayment of principal and interest in (1) above and the write off of discount in (1a) above.

(1c)
Represents the increase to stockholders' equity from the net proceeds from sale of common stock in (1) above.

(2)
Reflects the termination of the Management Fee Agreement. The management fee will be terminated in connection with the Offering Transactions as discussed elsewhere in this exhibit.

(3)
Reflects restricted shares granted to Mr. Peter C. Brown as provided for in his employment agreement in the event of an initial public offering on or before December 31, 2007. The shares to be granted in the event of an initial public offering will have a value of $2,567 on the date of grant based on the proposed initial public offering price and will vest in three equal installments on the first three anniversaries of the date of grant. The following table illustrates how the amount of stock compensation expense was computed and determined (thousands of dollars):

Value of restricted stock grant	$2,567
Ratio (Annual vesting of grant over 3 years)	33%
52 weeks of annual stock compensation expense	$856
Ratio	50%
26 weeks of stock compensation expense	$428
(4)
Represents the amortization of the $4.3 million consent payment using the effective interest method over 8.4 years (which represents the period of time from March 31, 2006, the date as of which we give effect to the Parent Transactions for purposes of our pro forma condensed consolidated statement of operations data, to August 15, 2014, the maturity date of the Discount Notes due 2014). Our pro forma adjustment of $520 for the 52 weeks ended March 29, 2007 differs from the pro forma adjustment of $370 for the 52 weeks ended September 27, 2007 because the consent payment was made on June 12, 2007 and our historical results for the 26-week period ended September 27, 2007 include $150 of related expense that was not included in our historical results for the 52 weeks ended March 29, 2007.

(5)
Represents the elimination of interest expense recorded on the Parent Term Loan Facility as the proceeds of the Parent offering will be used to repay this debt.

(6)
Represents the elimination of interest income earned and recorded on $275.0 million of cash used to pay a dividend pursuant to the Parent Transactions. We estimated the amount of interest income to eliminate for each period presented based on the June 15, 2007 dividend payment date and the average monthly interest rate for each period, which ranged from 4.7% to 5.2%. The elimination of interest income for the 52 weeks ended September 27, 2007 is less than the elimination for the 52 weeks ended March 29, 2007 because the dividend was paid on June 15, 2007 and, accordingly, our historical financial statements reflect a lesser amount of interest income to eliminate for the 52 weeks ended September 27, 2007.

(7)
Exclusion of revenues and expenses for theatres in connection with the Loews Dispositions:

	Holdings
	26 Weeks Ended September 27, 2007	52 Weeks Ended March 29, 2007	52 Weeks Ended September 27, 2007
Revenues	$—	$(15,068)	$—
Cost of operations	—	(9,929)	—
Rent	—	(3,499)	—
(8)
Represents the change in circuit share payments from NCM pursuant to the amended and restated services agreement ("ESA") entered into in connection with the completion of the NCM, Inc. IPO. Under the terms of the prior contracts between NCM and its founding members, the circuit share payments were based on varying percentages of advertising revenue (65% to 68%). Under the modified ESAs, the theatre access fee payments will initially be based on $0.07 per attendee and $800 per year per digital screen. The pro forma adjustment was computed on the basis of the pro forma levels of our attendance prior to entering into the new exhibitor services agreement (126.0 million for the 52 weeks ended March 29, 2007 and 49.7 million for the 52 weeks ended September 27, 2007) and average numbers of our digital screens (2,663 for the 52 weeks ended March 29, 2007 and September 27, 2007).

  The following table identifies the components of the adjustments to revenues:

	Holdings
	26 Weeks Ended September 27, 2007	52 Weeks Ended March 29, 2007	52 Weeks Ended September 27, 2007
Revenues under old ESA	$—	$(35,384)	$(13,202)
Revenues under new ESA	—	10,636	4,216
Deferred revenue amortization*	—	1,719	573

Total	$—	$(23,029)	$(8,413)

  *
  Deferred revenue is amortized under the units of revenue method. Under the units of revenue method, amortization for a period is calculated by computing a ratio of the proceeds received from the ESA modification payment to the total expected decrease in revenues due to entry into the new ESA over the 30 year term of the agreement and then applying that ratio to the current period's expected decrease in revenues due to entry into the new ESA. The following table illustrates how the amount of deferred revenue amortization was computed and determined (thousands of dollars):

	All Members	Holdings %	52 Weeks Ended March 29, 2007	52 Weeks Ended September 27, 2007
Proceeds from ESA payment	$686,330	33.7%	$231,308
Total expected decrease in revenues 30 years	4,537,330

Ratio	15%
Expected decrease in revenues 1st year	$38,889

Deferred revenue amortization	$5,882	33.7%	$1,983	$1,983

Less
Amounts recorded in historical periods			(264)	(1,410)

			$1,719	$573

	Projected Amounts 30 years	Calendar 2007
New ESA Network Rental Fees
NCM Projected Attendance		574,100
Rate per attendee		$0.07

Attendance based revenue		$40,187
Number of digital screens		12,380
Rate per digital screen		$800

Screen based revenue		$9,904
Total revenue New ESA	$3,186,320	$50,091

Old ESA Network Rental Fees
NCM Projected Advertising Revenue		$296,600
Revenue share %		30%

Total revenue Old ESA	$7,723,650	$88,980

Total decrease in revenue (New minus Old)	$(4,537,330)	$(38,889)

(9)
Represents the pro forma effect of the incremental cost to us from the purchase of additional theatre advertising inventory, in accordance with the ESAs entered into in connection with the completion of the NCM, Inc. IPO in order for us to fulfill our beverage concessionaire agreement on-screen advertising commitments. Inventory used to fulfill advertising commitments under our beverage concessionaire agreements had been retained by us under our prior contractual agreements with NCM, and will be made available to NCM under the exhibitor ESA. This inventory will be sold to us at a 30 second CPM equivalent, as set forth in the ESA, for the 90 seconds used, and the pro forma adjustment is computed by multiplying our historical attendance by such CPM equivalent. The following table discloses the significant assumptions used to calculate and determine the amount of this pro forma adjustment (thousands of dollars):

	Holdings
	26 Weeks Ended September 27, 2007	52 Weeks Ended March 29, 2007	52 Weeks Ended September 27, 2007
Cost per thousand attendees for a 30 second interval	$—	$26	$26
Number of 30 second intervals (90 seconds)	—	3	3
Historical attendance prior to amended and restated ESAs	—	173,333	69,833

	$—	$13,520	$5,447

(10)
We used the proceeds from the NCM Transactions, together with cash on hand, to redeem the Notes due 2011, the Floating Notes due 2010 and the Notes due 2012 during March 2007.

  Reflects change in interest expense for such redemptions:

	Holdings
	26 Weeks Ended September 27, 2007	52 Weeks Ended March 29, 2007	52 Weeks Ended September 27, 2007
	(thousands of dollars)
Cash interest expense on $212.8 million aggregate principal amount of 9 1/2% senior subordinated notes due 2011	$—	$(19,674)	$(9,563)
Amortization of premium on 9 1/2% senior subordinated notes due 2011 (level yield to maturity from December 23, 2004, 8.9%)	—	884	434
Cash interest expense on $205.0 million aggregate principal amount of floating rate notes due 2010 (Rates ranging from 7.0% to 9.5%)	—	(19,311)	(9,596)
Deferred charge amortization on floating rate notes due 2010 ($7.4 million straight-line over 6 years)	—	(1,331)	(750)
Cash interest expense on $175.0 million aggregate principal amount of 9 7/8% senior subordinated notes due 2012	—	(17,009)	(8,367)
Amortization of premium on 9 7/8% senior subordinated notes due 2012 (level yield to maturity from December 23, 2004, 8.3%)	—	1,745	873

  There were no deferred charges written off in connection with such redemptions as the amounts were recorded at fair value on December 23, 2004 in connection with the merger of AMC Entertainment Inc. and Marquee Inc. The pro forma adjustments reflect the historical amounts recorded by us for each period.

(11)
Represents elimination of one-time non-recurring equity in earnings related to the NCM Transactions.

(12)
Represents the income tax effect related to the pro forma adjustments:

	Holdings
	26 Weeks Ended September 27, 2007	52 Weeks Ended March 29, 2007	52 Weeks Ended September 27, 2007
	(thousands of dollars)
Historical Income Tax Provision	32,900	$31,500	$62,200
Increase (decrease) in Deferred Income Taxes(a)	4,500	(19,200)	(19,000)
Decrease in Current Federal and State Taxes(b)	(4,000)	(5,800)	(6,200)

Pro Forma Income Tax Provision(c)	$33,400	$6,500	$37,000

  (a)
  The decrease in deferred taxes for the 52 weeks ended March 29, 2007 and September 27, 2007 is primarily due to the removal of taxes related to the gain on the NCM Transactions. The NCM gain allowed us to utilize previously unrecognized deferred tax assets, which had the effect of lowering the effective tax rate applicable to the gain. The increase in deferred taxes for the 26 weeks ended September 27, 2007 is due to utilization of net operating loss carryforwards for which a full valuation allowance has been recorded through purchase accounting.

  (b)
  The decrease in current federal and state taxes is due to a reduction in federal alternative minimum tax and state income taxes as a result of the removal of the gain on the NCM Transactions and reduction in interest expense.

  (c)
  The remaining provision relates to state and foreign income taxes.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OF AMC ENTERTAINMENT HOLDINGS, INC.

        The following discussion and analysis concerns our historical financial condition and results of operations for the periods indicated. Holdings is a wholly owned subsidiary of Parent, whose only material asset is its equity interest in Holdings. Holdings itself is a holding company with no operations of its own and has one direct subsidiary, AMC Entertainment. Upon completion of the Parent offering, Holdings will be merged with and into Parent, with Parent continuing as the surviving entity. This discussion contains forward-looking statements. Please see "Special Note Regarding Forward-Looking Statements" for a discussion of the risks, uncertainties and assumptions relating to these statements.

        Holdings ("Successor") completed a merger on December 23, 2004 in which AMC Entertainment was acquired by Holdings. Marquee is a company formed on July 16, 2004 and was wholly owned by Holdings. On December 23, 2004, pursuant to a merger agreement, Marquee merged with AMC Entertainment (the "Predecessor"). Upon the consummation of the merger between Marquee and AMC Entertainment on December 23, 2004, Marquee was renamed as AMC Entertainment, which is the legal name of the surviving entity. The merger was treated as a purchase with Marquee being the "accounting acquiror" in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations." As a result, Marquee applied the purchase method of accounting to the separable assets, including goodwill, and liabilities of the accounting acquiree, AMC Entertainment, as of December 23, 2004, the merger date. The consolidated financial statements presented herein and discussed below are those of the accounting acquiror from its inception on July 16, 2004 through March 30, 2006, and those of its Predecessor, AMC Entertainment, for all prior periods through the merger date. This discussion contains forward-looking statements. Please see "Special Notes Regarding Forward-Looking Statements" for a discussion of the risks, uncertainties and assumptions relating to these statements

Overview

        We are one of the world's leading theatrical exhibition companies. During the twenty-six weeks ended September 27, 2007, we opened four new theatres with 58 screens in the United States, closed eight theatres with 84 screens in the United States, and sold 17 theatres with 160 screens in connection with our disposition of Hoyts General Cinemas South America ("HGCSA") in Argentina, Brazil, Chile and Uruguay. As of September 27, 2007, we owned, operated or had interests in 358 theatres and 5,128 screens with 89%, or 4,585, of our screens in the U.S. and Canada, and 11%, or 543, of our screens in Mexico, China (Hong Kong), France and the United Kingdom.

        Our principal directly owned subsidiaries are AMC Entertainment Inc., American Multi-Cinema, Inc. ("AMC"), Grupo Cinemex, S.A. de C.V. ("Cinemex") and AMC Entertainment International, Inc. ("AMCEI"). We conduct our U.S. and Canada theatrical exhibition business through AMC and its subsidiaries and AMCEI and its subsidiaries. We are operating theatres outside the United States primarily through Cinemex and AMCEI and its subsidiaries.

Recent History

        On March 29, 2005, AMC Entertainment, along with Regal Entertainment Group ("Regal"), combined our respective cinema screen advertising businesses into a new joint venture company called National CineMedia, LLC ("NCM"). The new company engages in the marketing and sale of cinema advertising and promotions products; business communications and training services; and the distribution of digital alternative content. We record our share of on-screen advertising revenues generated by our advertising subsidiary, National Cinema Network, Inc. ("NCN") and NCM in other theatre revenues. We contributed fixed assets and exhibitor agreements of our cinema screen advertising subsidiary NCN to NCM. We also included goodwill (recorded in connection with the merger with Marquee) in the cost assigned to our investment in NCM. Additionally, we paid termination benefits related to the displacement of certain NCN associates. In consideration of the NCN contributions described above NCM issued a 37% interest in its Class A units to NCN. Since that date, our interest in NCM has declined to 29% due to the entry of new investors. On February 13, 2007, NCM, Inc., a newly-formed entity that serves as the sole manager of NCM, announced the pricing of its initial public offering of 42,000,000 shares of common stock at a price of $21.00 per share. We currently hold a 18.6% interest in NCM.

        On June 20, 2005, Holdings entered into a merger agreement with LCE Holdings, the parent of Loews, pursuant to which LCE Holdings merged with and into Holdings, with Holdings continuing as the holding company for the merged businesses, and Loews merged with and into AMC Entertainment, with AMC Entertainment continuing after the Loews Acquisition. The transactions closed on January 26, 2006. Upon completion of these transactions, JPMP, Apollo, JPMP's and Apollo's co-investors, Bain, Carlyle, Spectrum and management held 100% of Holdings' outstanding capital stock.

        In conjunction with the mergers with LCE Holdings and Loews, we entered into a final judgment with the Antitrust Division of the United States Department of Justice and judgments and consent decrees with various States. These judgments and decrees require us to hold separate and divest ourselves of certain theatres. We sold six of these theatres during the 52 weeks ended March 29, 2007 for an aggregate sales price of $64.3 million, exchanged two of these theatres with another theatrical exhibitor for two theatres from that exhibitor in different markets, retained one of the theatres pursuant to an agreement reached with the California Attorney General and closed one remaining theatre during fiscal 2007.

        In connection with the mergers with LCE Holdings and Loews, on January 26, 2006, we entered into the following financing transactions:

  •
  the issuance of $325.0 million in aggregate principal amount of the Notes due 2016;

  •
  a new senior secured credit facility with Citicorp North America, Inc., Banco Nacional De Mexico, S.A., Integrante del Grupo Financiero Banamex and the lenders named therein, consisting of a $650.0 million term loan facility and a $200.0 million revolving credit facility (our "senior secured credit facility");

  •
  the termination of AMC Entertainment's March 25, 2004 senior secured credit facility, under which no amounts were outstanding;

  •
  the repayment of all outstanding amounts under Loews' existing senior secured credit facility and the termination of all commitments thereunder (the "Loews Facility"); and

  •
  the completion of a tender offer and consent solicitation for all $315.0 million aggregate principal amount of Loews' outstanding 9.0% senior subordinated notes due 2014.

        The proceeds of the financing transactions were used to repay amounts outstanding under the Loews Facility, to fund the tender offer, to pay related fees and expenses, and to pay fees and expenses related to such mergers. We refer to the mergers described above, the Loews Dispositions and the financing transactions described above collectively as the "Loews Acquisition."

        The Loews Acquisition significantly increased our size. In the Loews Acquisition, we acquired 112 theatres with 1,308 screens in the United States (included in our U.S. and Canada operating segment) and 40 theatres with 443 screens in Mexico (included in our International operating segment) that are included in our consolidated results of operations from January 26, 2006. Accordingly, results of operations for the fifty-two weeks ended March 29, 2007 which include fifty-two weeks of operations of the businesses we acquired, are not comparable to our results of operations for the fifty-two weeks ended March 30, 2006 which include nine weeks of operations of the businesses we acquired or the results for the fifty-two weeks ended March 31, 2005 which do not include any results of operations of the businesses we acquired.

        On June 30, 2005, we sold one of our wholly-owned subsidiaries Japan AMC Theatres Inc., including four of our five theatres in Japan. We sold our remaining Japan theatre on September 1, 2005. The operations and cash flows of the Japan theatres have been eliminated from our ongoing operations as a result of the disposal transactions. We do not have any significant continuing involvement in the operations of the Japan theatres. The results of operations of the Japan theatres have been classified as discontinued operations, and information presented for all periods reflects the new classification. The operations of the Japan theatres were previously reported in our International theatrical exhibition operating segment.

        We disposed of our only theatre in Hong Kong on January 5, 2006 and entered into a license agreement with the purchaser for continued use of our trademark. These operations did not meet the criteria for reporting as discontinued operations.

        In May 2006, AMCEI and its subsidiary AMC Entertainment International Limited sold its interests in AMC Entertainment España S.A., which owned and operated 4 theatres with 86 screens in Spain, and Actividades Multi-Cinemas E Espectáculos, LDA, which owned and operated 1 theatre with 20 screens in Portugal. These operations have been classified as discontinued operations as a result of our disposition of Yelmo Cineplex, S.L., or Yelmo, in December 2006 as we no longer have continuing involvement in the region.

        In December 2006 we disposed of our equity method investment in Yelmo, which owned and operated 27 theaters with 310 screens in Spain on the date of sale.

        On November 7, 2006, our Board of Directors approved an amendment to freeze our Defined Benefit Retirement Income Plan, Supplemental Executive Retirement Plan and Retirement Enhancement Plan (the "Plans") as of December 31, 2006. On December 20, 2006, we amended and restated the Plans to implement the freeze as of December 31, 2006. As a result of the freeze there will be no further benefits accrued after December 31, 2006, but continued vesting for associates with less than five years of vesting service. We will continue to fund existing benefit obligations and there will be no new participants in the future. As a result of amending and restating the Plans to implement the freeze, we recognized a curtailment gain of $11.0 million in our consolidated financial statements which reduced our pension expense for fiscal 2007.

        In connection with the completion of NCM, Inc.'s IPO in February 2007, we also entered into an amended and restated ESA with NCM whereby in exchange for approximately $231.3 million, we agreed to modify NCM's payment obligations under the prior ESA. We have recorded the payment received for modification of the prior ESA as deferred revenues in our consolidated financial statements. The amended and restated ESA provides a term of 30 years for advertising and approximately five year terms (with automatic renewal provisions) for meeting event and digital programming services, and provides NCM with a five year right of first refusal for the services beginning one year prior to the end of the term. The amended and restated ESA also changed the basis upon which we are paid by NCM from a percentage of revenues associated with advertising contracts entered into by NCM to a monthly theatre access fee. The theatre access fee is now composed of a fixed payment per patron and a fixed payment per digital screen, which increases by 8% every five years starting at the end of fiscal 2011 for payments per patron and by 5% annually starting at the end of fiscal 2007 for payments per digital screen. The theatre access fee paid in the aggregate to us, Regal and Cinemark will not be less than 12% of NCM's aggregate advertising revenue, or it will be adjusted upward to meet this minimum payment.

        In May 2007, we disposed of our investment in Fandango for total expected proceeds of approximately $20 million, of which $18.0 million was received during fiscal 2008, and recorded a gain on the sale, included in investment income, of approximately $16.0 million.

        To help finance a $652,800,000 dividend paid to our stockholders, we entered into the $400,000,000 Parent Term Loan Facility for net proceeds of $396,000,000. The interest rate on borrowings under the Parent Term Loan Facility was 10.60% per annum as of September 27, 2007.

Operations

        For financial reporting purposes we have three segments, (1) U.S. and Canada theatrical exhibition, (2) International theatrical exhibition and (3) Other, with the most significant activity in "Other" related to on-screen advertising.

        Our U.S. and Canada and International theatrical exhibition revenues are generated primarily from box office admissions and theatre concession sales. The balance of our revenues are generated from ancillary sources, including on-screen advertising, rental of theatre auditoriums, fees and other revenues generated from the sale of gift certificates and theatre tickets and arcade games located in theatre lobbies.

        Box office admissions are our largest source of revenue. We predominantly license "first-run" motion pictures from distributors owned by major film production companies and from independent distributors. We license films on a film-by-film and theatre-by-theatre basis. Film exhibition costs are accrued based on the applicable admissions revenues and estimates of the final settlement pursuant to our film licenses. Licenses that we enter into typically state that rental fees are based on either aggregate terms established prior to the opening of the picture or on a mutually agreed settlement upon the conclusion of the picture run. Under an aggregate terms formula, we pay the distributor a specified percentage of box office receipts. The settlement process allows for negotiation based upon how a film actually performs.

        Concessions sales are our second largest source of revenue after box office admissions. Concessions items include popcorn, soft drinks, candy, hot dogs and other products. We negotiate prices for our concessions products and supplies directly with concessions vendors on a national or regional basis to obtain high volume discounts or bulk rates and marketing incentives.

        Our revenues are dependent upon the timing and popularity of motion picture releases by distributors. The most marketable motion pictures are usually released during the summer and the year-end holiday seasons. Therefore, our business can be seasonal, with higher attendance and revenues generally occurring during the summer months and holiday seasons. Our results of operations may vary significantly from quarter to quarter.

        During fiscal 2007, films licensed from our eleven largest distributors based on revenues accounted for approximately 95% of our U.S. and Canada admissions revenues. Our revenues attributable to individual distributors may vary significantly from year to year depending upon the commercial success of each distributor's motion pictures in any given year.

        During the period from 1990 to 2006, the annual number of first-run motion pictures released by distributors in the United States ranged from a low of 370 in 1995 to a high of 599 in 2006, according to Motion Picture Association 2006 MPA Market Statistics.

        We continually upgrade the quality of our theatre circuit by adding new screens through new builds (including expansions) and acquisitions and by disposing of older screens through closures and sales. We are an industry leader in the development and operation of megaplex theatres, typically defined as a theatre having 14 or more screens and offering amenities to enhance the movie-going experience, such as stadium seating providing unobstructed viewing, digital sound and enhanced seat design. We believe our introduction of the megaplex concept to North America in 1995 has led to the current industry replacement cycle, which has accelerated the obsolescence of older, smaller theatres by setting new standards for moviegoers. From 1995 through September 27, 2007, AMC Entertainment and Loews added 203 theatres with 3,655 new screens, acquired 431 theatres with 3,007 screens and disposed of 687 theatres with 4,183 screens. As of September 27, 2007, approximately 73% of our screens in the United States and Canada were located in megaplex theatres.

Stock-Based Compensation

        We account for stock-based employee compensation arrangements in accordance with the provisions of SFAS No. 123(R), Shared-Based Payment (Revised) and Staff Accounting Bulletin No 107 Share Based Payments. Under SFAS 123(R), compensation cost is calculated on the date of the grant and then amortized over the vesting period. The fair value of each stock option was estimated on the grant date using the Black-Scholes option pricing model using the following assumptions: common stock value on the grant date, risk-free interest rate, expected term, expected volatility, and dividend yield. Option awards which require classification as a liability under FAS 123(R) are revalued at each subsequent reporting date using the Black-Scholes model.

        We granted 38,876.72873 options on December 23, 2004 and 600 options on January 26, 2006 to employees to acquire our common stock. The fair value of these options on their respective grant dates was $22,373,000 and $138,000. All of these options are equity classified except for 7,684.57447 unexercised options granted on December 23, 2004 which are classified as a liability. The holder of options which are classified as a liability exercised options on 500 shares during the twenty-six weeks ended September 27, 2007.

        The common stock value used to estimate the fair value of each option on the December 23, 2004 grant date was based upon a contemporaneous third party arms-length transaction on December 23, 2004 in which we sold 769,350 shares of our common stock for $1,000 per share to unrelated parties. Accordingly, because we had contemporaneous objective evidence of the fair value of our common stock on December 23, 2004, we did not obtain a contemporaneous valuation by an unrelated valuation specialist.

        For the 7,684.57447 option awards classified as liabilities, the Company revalued the options at each period end following the grant date using the Black-Scholes model. As discussed in note 6 to our unaudited consolidated financial statements, the Company reported a liability for these options of $6,339,000. In valuing this liability, the Company used a fair value of common stock of $1,300.00 per share which was based on a contemporaneous valuation by an unrelated valuation specialist.

        In connection with the Parent Transactions, on June 11, 2007, Parent adopted an amended and restated 2004 stock option plan (formerly known as the 2004 Stock Option Plan of Marquee Holdings Inc.) (the "2004 Stock Option Plan"). The exercise price per share on all of our 38,976.72875 outstanding options of $1,000 was adjusted to $491 on June 15, 2007 pursuant to the antidilution provisions of the 2004 Stock Option Plan to give effect to the payment of a one time non-recurring dividend paid by Parent on June 15, 2007 of $652,800,000 to the holders of its 1,282,750 shares of common stock. The requisite service period and the rendered requisite service period for 7,684.57447 of these options was from the date of grant on December 23, 2004 to the date of Philip M. Singleton's separation on March 20, 2007, and all of these options are currently exercisable. The requisite service period for 600 of these options is from the date of grant on January 26, 2006 to December 23, 2008, the rendered requisite service period for these options is from January 27, 2006 to June 15, 2007, and 200 of these options are currently exercisable. The requisite service period for the remaining 30,692.15428 options is from the date of grant on December 23, 2004 to December 23, 2009, the rendered requisite service period for these options is from December 24, 2004 to June 15, 2007, and 12,276.86173 of these options are currently exercisable. We applied the guidance in SFAS 123(R) and determined that there was no incremental value transferred as a result of the modification and as a result, no additional compensation cost to recognize.

        Our Chairman of the Board, President and Chief Executive Officer, Peter C. Brown's amended and restated employment agreement will generally revert to his prior agreement if an initial public offering of Parent does not occur on or before December 31, 2007. In the event of an initial public offering on or before December 31, 2007, within 15 days after such initial public offering, Mr. Brown shall receive a grant of restricted stock or restricted stock units having a value of $2,567,000 on the date of grant based on the initial public offering price. This grant was an inducement for Mr. Brown to enter into his amended and restated employment agreement, whereby the term of his employment would be shorter than in his current employment agreement and he would be subject to certain restrictive covenants that did not exist in his current employment agreement. Such grant shall vest in three equal annual installments on the first three anniversaries of the grant date. We expect that we would incur annual stock-based compensation expense of $856,000 related to these awards for three years from the date of grant in the event the Parent offering is completed on or before December 31, 2007.

Critical Accounting Estimates

        The accounting estimates identified below are critical to our business operations and the understanding of our results of operations. The impact of, and any associated risks related to, these estimates on our business operations are discussed throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations where such estimates affect our reported and expected financial results. For a detailed discussion on the application of these estimates and other accounting policies, see the notes to Holdings' consolidated financial statements. The methods and judgments we use in applying our accounting estimates have a significant impact on the results we report in our financial statements. Some of our accounting estimates require us to make difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Our most critical accounting estimates include the assessment of recoverability of long-lived assets, including intangibles, which impacts impairment of long-lived assets when we impair assets or accelerate their depreciation; recoverability of goodwill, which creates the potential for write-offs of goodwill; recognition and measurement of current and deferred income tax assets and liabilities, which impacts our tax provision; recognition and measurement of our remaining lease obligations to landlords on our closed theatres and other vacant space, which impacts theatre and other closure expense; estimation of self-insurance reserves which impacts theatre operating and general and administrative expenses; recognition and measurement of net periodic benefit costs for our pension and other defined benefit programs, which impacts general and administrative expense; estimation of film settlement terms and measurement of film rental fees which impacts film exhibition costs and estimation of the fair value of assets acquired, liabilities assumed and consideration paid for acquisitions, which impacts the measurement of assets acquired (including goodwill) and liabilities assumed in a business combination. Below, we discuss these areas further, as well as the estimates and judgments involved.

        Impairments.    We review long-lived assets, including intangibles and investments in unconsolidated subsidiaries accounted for under the equity method, for impairment as part of our annual budgeting process and whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. We review internal management reports on a quarterly basis as well as monitor current and potential future competition in the markets where we operate for indicators of triggering events or circumstances that indicate impairment of individual theatre assets. We evaluate theatres using historical and projected data of theatre level cash flow as our primary indicator of potential impairment and consider the seasonality of our business when evaluating theatres for impairment. The Company performs its annual impairment analysis during the fourth quarter because Christmas and New Years holiday results comprise a significant portion of our operating cash flow, the actual results from this period, which are available during the fourth quarter of each fiscal year, are an integral part of our impairment analysis. As a result of these analyses, if the sum of the estimated future cash flows, undiscounted and without interest charges, are less than the carrying amount of the asset, an impairment loss is recognized in the amount by which the carrying value of the asset exceeds its estimated fair value. Assets are evaluated for impairment on an individual theatre basis, which we believe is the lowest level for which there are identifiable cash flows. The impairment evaluation is based on the estimated cash flows from continuing use until the expected disposal date or the fair value of furniture, fixtures and equipment. The expected disposal date does not exceed the remaining lease period and is often less than the remaining lease period when we do not expect to operate the theatre to the end of its lease term. The fair value of assets is determined as either the expected selling price less selling costs (where appropriate) or the present value of the estimated future cash flows. The fair value of furniture, fixtures and equipment has been determined using similar asset sales and in some instances the assistance of third party valuation studies. The discount rate used in determining the present value of the estimated future cash flows was 20% and was based on management's expected return on assets during fiscal 2007, 2006 and 2005. There is considerable management judgment necessary to determine the future cash flows, fair value and the expected operating period of a theatre, and, accordingly, actual results could vary significantly from such estimates. We have recorded impairments of long-lived assets of $10.7 million, $12.0 million and $0 during fiscal 2007, 2006 and 2005, respectively.

        Goodwill.    Our recorded goodwill was $2,046.7 million and $2,066.9 million as of September 27, 2007 and March 29, 2007, respectively. We evaluate goodwill for impairment annually as of the beginning of the fourth fiscal quarter and any time an event occurs or circumstances change that reduce the fair value for a reporting unit below its carrying amount. Goodwill is recorded in our U.S. and Canada theatrical exhibition operating segment and in Cinemex, which are also our reporting units for purposes of evaluating our recorded goodwill for impairment. If the carrying value of the reporting unit exceeds its fair value we are required to reallocate the fair value of the reporting unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. We determine fair value by using an enterprise valuation methodology determined by applying multiples to cash flow estimates less net indebtedness or by using the assistance of third party valuation studies, which we believe is an appropriate method to determine fair value. There is considerable management judgment with respect to cash flow estimates and appropriate multiples to be used in determining fair value.

        Income taxes.    In determining income for financial statement purposes, we must make certain estimates and judgments. These estimates and judgments occur in the calculation of certain tax liabilities and in the determination of the recoverability of certain of the deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenue and expense as well as operating loss and tax credit carryforwards. We must assess the likelihood that we will be able to recover our deferred tax assets in each domestic and foreign tax jurisdiction in which we operate. If recovery is not more likely than not, we must record a valuation allowance for the deferred tax assets that we estimate are more likely than not unrealizable. As of September 27, 2007, we had recorded approximately $5.3 million of net deferred tax assets (net of valuation allowances of $362.5 million) and as of March 29, 2007, we had recorded approximately $0 million of net deferred tax assets (net of valuation allowances of approximately $383.8 million) related to the estimated future tax benefits of temporary differences between the tax bases of assets and liabilities and amounts reported in the accompanying consolidated balance sheets, as well as operating loss and tax credit carryforwards. The recoverability of these deferred income tax assets is dependent upon our ability to generate future taxable income in the relevant taxing jurisdictions. Projections of future taxable income require considerable management judgment about future attendance levels, revenues and expenses.

        Theatre and Other Closure (Income) Expense.    Theatre and other closure expense is primarily related to payments made or expected to be made to landlords to terminate leases on certain of our closed theatres, other vacant space and theatres where development has been discontinued. Theatre and other closure expense is recognized at the time the theatre closes, space becomes vacant or development is discontinued. Expected payments to landlords are based on actual or discounted contractual amounts. We estimate theatre closure expense based on contractual lease terms and our estimates of taxes and utilities. The discount rate we use to estimate theatre and other closure expense is based on estimates of our borrowing costs at the time of closing. Prior to the merger with Marquee our discount rates ranged from 6.6% to 21.0%. As a result of the merger with Marquee, we have remeasured our liability for theatre closure at a rate of 7.55%, our estimated borrowing cost on the date of this merger. We have recorded theatre and other closure (income) expense of $(16.4) million and $7.7 million during the 26 weeks ended September 27, 2007 and September 28, 2006, respectively. We have recorded theatre and other closure expense of $9.0 million, $0.6 million and $1.3 million during the Successor periods ended March 29, 2007, March 30, 2006 and March 31, 2005 and $10.7 million during the Predecessor period ended December 31, 2004.

        Casualty Insurance.    We are self-insured for general liability up to $500,000 per occurrence and carry a $400,000 deductible limit per occurrence for workers compensation claims. We utilize actuarial projections of our estimated ultimate losses that we will be responsible for paying and as a result there is considerable judgment necessary to determine our casualty insurance reserves. The actuarial method that we use includes an allowance for adverse developments on known claims and an allowance for claims which have been incurred but which have not been reported. As of September 27, 2007 and March 29, 2007, we had recorded casualty insurance reserves of $23.9 million and $25.7 million, respectively. We have recorded expense related to general liability and workers compensation claims of $14.7 million, $10.9 million and $2.1 million during the Successor periods ended March 29, 2007, March 30, 2006 and March 31, 2005, respectively, and $8.3 million during the Predecessor period ended December 23, 2004.

        Pension and Postretirement Assumptions.    Pension and postretirement benefit obligations and the related effects on operations are calculated using actuarial models. Two critical assumptions, discount rate and expected return on assets, are important elements of plan expense and/or liability measurement. We evaluate these critical assumptions at least annually. Other assumptions involve demographic factors such as retirement, expected increases in compensation, mortality and turnover. These assumptions are evaluated periodically and are updated to reflect our experience. Actual results in any given year will often differ from actuarial assumptions because of economic and other factors.

        The discount rate enables us to state expected future cash flows at a present value on the measurement date. We have little latitude in selecting this rate, as it is required to represent the market rate for high-quality fixed income investments. A lower discount rate increases the present value of benefit obligations and increases pension and postretirement expense. For our principal pension plans, a 50 basis point decrease in the discount rate would increase pension expense by approximately $1.2 million. For our postretirement plans, a 50 basis point decrease in the discount rate would increase postretirement expense by approximately $76,000. We maintained our discount rate at 5 3/4% for the AMC Entertainment plans and 5 1/2% for the Loews plans for fiscal 2007. On November 7, 2006, our Board of Directors approved an amendment to freeze our Defined Benefit Retirement Income Plan, Supplemental Executive Retirement Plan and Retirement Enhancement Plan (the "Plans") as of December 31, 2006. On December 20, 2006 we amended and restated the Plans to implement the freeze as of December 31, 2006. As a result of the freeze there will be no further benefits accrued after December 31, 2006, but continued vesting for associates with less than five years of vesting service. We will continue to fund existing benefit obligations and there will be no new participants in the future. As a result of amending and restating the Plans to implement the freeze, we recognized a curtailment gain of $11.0 million in our consolidated financial statements which reduced our pension expense for fiscal 2007. In connection with a recent reorganization, there was a reduction in certain pension and postretirement plan participants, which resulted in curtailment gains in fiscal 2006 for accounting purposes of $2.3 million. We have recorded expenses for our pension and postretirement plans of $0.7 million and $3.2 million during the twenty-six weeks ended September 27, 2007 and September 28, 2006, respectively. We have recorded expenses for our pension and postretirement plans of ($4.5) million, $4.7 million and $1.8 million during the Successor periods ended March 29, 2007, March 30, 2006 and March 31, 2005, respectively, and $5.3 million during the Predecessor period ended December 23, 2004. We expect that our total pension and postretirement expense (excluding the curtailment gain) will decrease by approximately $5.4 million from fiscal 2007 to fiscal 2008, due primarily to the freeze.

        To determine the expected long-term rate of return on pension plan assets, we consider the current and expected asset allocations, as well as historical and expected returns on various categories of plan assets obtained from our investment portfolio manager. A 50 basis point decrease in the expected return on assets of our qualified defined benefit pension plan would increase pension expense on our principal plans by approximately $242,000 per year. Note 12 to our consolidated financial statements includes disclosures of our pension plan and postretirement plan assumptions and information about our pension plan assets.

        Film Exhibition Costs.    We predominantly license "first-run" motion pictures on a film-by-film and theatre-by-theatre basis from distributors owned by major film production companies and from independent distributors. We obtain these licenses based on several factors, including number of seats and screens available for a particular picture, revenue potential and the location and condition of our theatres. We pay rental fees on a negotiated basis.

        Licenses that we enter into typically state that rental fees are based on either aggregate terms established prior to the opening of the picture or on a mutually agreed settlement upon the conclusion of the picture run. Under an aggregate terms formula, we pay the distributor a specified percentage of box office receipts. The settlement process allows for negotiation based upon how a film actually performs.

        We accrue film exhibition costs based on the applicable box office receipts and estimates of the final settlement pursuant to the film licenses entered into with our distributors. Generally, less than one third of our quarterly film exhibition cost is estimated at period-end. The length of time until these costs are known with certainty depends on the ultimate duration of the film play, but is typically "settled" within two to three months of a particular film's opening release. Upon settlement with our film distributors, film cost expense and the related film cost payable are adjusted to the final film settlement. Such adjustments have been historically insignificant. However, actual film costs and film costs payable could differ materially from those estimates. For fiscal years 2007, 2006 and 2005 there were no significant changes in our film cost estimation and settlement procedures.

        As of September 27, 2007, March 29, 2007 and March 30, 2006, we had recorded film payables of $35.2 million, $72 million and $66 million, respectively. We have recorded film exhibition costs of $473.6 million and $447.2 million during the twenty-six weeks ended September 27, 2007 and September 28, 2006, respectively. We have recorded film exhibition costs of $856 million, $595 million and $153 million during the Successor periods ended March 29, 2007, March 30, 2006 and March 31, 2005 and $453 million during the Predecessor period ended December 23, 2004.

        Acquisitions.    We account for our acquisitions of theatrical exhibition businesses using the purchase method. The purchase method requires that we estimate the fair value of the individual assets and liabilities acquired as well as various forms of consideration given including cash, common stock, senior subordinated notes and bankruptcy related claims. We have obtained independent third party valuation studies for certain of the assets and liabilities acquired to assist us in determining fair value. The estimation of the fair value of the assets and liabilities acquired including deferred tax assets and liabilities related to such amounts and consideration given involves a number of judgments and estimates that could differ materially from the actual amounts.

        We completed the Loews Acquisition on January 26, 2006. The acquisition was treated as a purchase in accordance with SFAS No. 141, Business Combinations for an estimated purchase price of $537,171,000. Consideration was provided through a stock issuance by Holdings. The consolidated financials include only the results of Loews operations from the date of the Loews Acquisition.

        We completed the merger with Marquee on December 23, 2004. The merger was treated as a purchase with Marquee being the "accounting acquirer" in accordance with SFAS No. 141, Business Combinations. As a result, the Successor applied the purchase method of accounting to the separable assets, including goodwill, and liabilities of the accounting acquiree and Predecessor, AMC Entertainment, as of December 23, 2004, the merger date. The consolidated financial statements presented herein are those of the accounting acquirer from its inception on July 16, 2004 through March 30, 2006, and those of its Predecessor, AMC Entertainment, for all periods presented through the merger date.

Operating Results

        All periods commencing on or after December 24, 2004 are referred to herein as a "Successor" period. The thirty-eight weeks that ended December 23, 2004 occurred prior to the consummation of the Loews Acquisition and are referred to herein as the "Predecessor" period. As a result of the merger with Marquee, we are required to separately present our operating results for the Predecessor and the Successor in the thirty-eight weeks ended December 23, 2004 and the fourteen weeks ended March 31, 2005 under generally accepted accounting principles. In the following discussion, the results for the fifty-two weeks ended March 31, 2005 are adjusted to reflect the pro forma effect of the merger with Marquee as if it had occurred on April 2, 2004. Pro forma adjustments relate primarily to decreased rent expense, resulting from unfavorable leases; increased depreciation and amortization, resulting from increases in fixed asset and intangibles values and increased interest expense resulting from increases in corporate borrowings. We believe this is the most meaningful and practical way to comment on our results of operations.

        The following table sets forth our revenues, costs and expenses attributable to our United States and Canada and International theatrical exhibition operations and Other businesses. Reference is made to note 13 to our unaudited consolidated financial statements and to note 16 to our audited consolidated financial statements for additional information about our operations by operating segment.

        Fiscal years 2007, 2006 and 2005 include 52 weeks.

	26 Weeks Ended September 27, 2007	26 Weeks Ended September 28, 2006	52 Weeks Ended March 29, 2007	52 Weeks Ended March 30, 2006	14 Weeks Ended March 31, 2005	38 Weeks Ended December 23, 2004	Pro Forma Adjust- ments	Pro Forma 52 Weeks Ended March 31, 2005
	(Successor)	(Successor)	(Successor)	(Successor)	(Successor)	(Predecessor)
Revenues
U.S. and Canada theatrical exhibition
Admissions	$840,547	$807,429	$1,564,850	$1,110,464	$292,514	$836,254	$—	$1,128,768
Concessions	344,064	325,749	627,179	443,580	115,997	326,086	—	442,083
Other theatre	35,709	49,811	92,823	76,485	14,052	43,306	—	57,358

	1,220,320	1,182,989	2,284,852	1,630,529	422,563	1,205,646	—	1,628,209

International theatrical exhibition
Admissions	54,700	50,784	95,089	27,570	4,796	11,222	—	16,018
Concessions	36,366	32,040	59,139	12,448	1,269	2,884	—	4,153
Other theatre	12,510	11,536	22,318	3,424	365	709	—	1,074

	103,576	94,360	176,546	43,442	6,430	14,815	—	21,245
Other	—	36	173	12,907	10,467	38,811	—	49,278

Total revenues	$1,323,896	$1,277,385	$2,461,571	$1,686,878	$439,460	$1,259,272	—	$1,698,732

Costs and Expenses
U.S. and Canada theatrical exhibition
Film exhibition costs	$449,457	$425,027	$815,321	$583,626	$150,557	$447,412	—	$597,969
Concession costs	36,915	35,054	65,567	47,922	12,575	37,161	—	49,736
Theatre operating expense	301,392	294,300	569,924	421,665	103,578	286,706	—	390,284
Rent	213,176	210,564	419,443	317,181	77,804	214,927	(3,229)	289,502
Preopening expense	2,341	2,190	4,776	5,768	39	1,292	—	1,331
Theatre and other closure expense	(16,466)	7,690	8,966	1,313	988	10,758	—	11,746

	986,815	974,825	1,883,997	1,377,475	345,541	998,256	(3,229)	1,340,568

International theatrical exhibition
Film exhibition costs	24,168	22,144	40,483	11,727	2,190	5,315	—	7,505
Concession costs	8,258	7,738	14,144	2,659	226	719	—	945
Theatre operating expense	24,670	23,194	47,363	14,888	1,551	6,281	—	7,832
Rent	15,113	13,508	26,481	12,697	2,972	8,807	(2,231)	9,548
Pre-opening expense	—	939	1,793	839	—	—	—	—
Theatre and other closure expense	20	20	45	(712)	—	—	—	—

	72,229	67,543	130,309	42,098	6,939	21,122	(2,231)	25,830

Other	79	946	1,789	14,969	10,461	31,440	—	41,901
Theatre and other closure expense (included in other)	—	—	—	—	279	—	—	279
General and administrative expense:
Acquisition and Transaction Costs	5,734	5,826	12,447	12,523	22,286	42,732	—	65,018
Management Fee	2,500	2,500	5,000	2,000	500	—	1,500	2,000
Other	25,706	30,041	55,875	40,251	14,615	33,727	—	48,342
Restructuring Charge	—	—	—	3,980	4,926	—	—	4,926
Depreciation and amortization	125,438	128,530	256,472	164,047	43,931	86,052	27,798	157,781
Impairment of long-lived assets	—	—	10,686	11,974	—	—	—	—
Disposition of assets and other gains	(1,698)	(5,850)	(11,183)	(997)	(302)	(2,715)	—	(3,017)

Total costs and expenses	$1,216,803	$1,204,361	$2,345,392	$1,668,320	$449,176	$1,210,614	$23,838	$1,683,628

For the Twenty-Six Weeks Ended September 27, 2007 and September 28, 2006

        Revenues.    Total revenues increased 3.6%, or $46,511,000, during the twenty-six weeks ended September 27, 2007 compared to the twenty-six weeks ended September 28, 2006.

        U.S. and Canada theatrical exhibition revenues increased 3.2%, or $37,331,000, during the twenty-six weeks ended September 27, 2007 compared to the twenty-six weeks ended September 28, 2006. Admissions revenues increased 4.1%, or $33,118,000, during the twenty-six weeks ended September 27, 2007 compared to the twenty-six weeks ended September 28, 2006, due to a 4.9% increase in average ticket prices, partially offset by a 0.8% decrease in attendance. Admissions revenues at comparable theatres (theatres operated on or before the first quarter of fiscal 2007) increased 3.3%, or $25,305,000, during the twenty-six weeks ended September 27, 2007 from the comparable period last year. Based upon available industry sources, box office revenues of our comparable theatres performed in line with overall performance of industry comparable theatres in the markets where we operate. The increase in average ticket price was primarily due to our practice of periodically reviewing ticket prices and the discounts we offer and making selective adjustments based upon such factors as general inflationary trends and conditions in local markets. Concessions revenues increased 5.6%, or $18,315,000, during the twenty-six weeks ended September 27, 2007 compared to the twenty-six weeks ended September 28, 2006 due to a 6.4% increase in average concessions per patron due primarily to price increases and an increase in units sold per patron, partially offset by the decrease in attendance. Other theatre revenues decreased 28.3%, or $14,102,000, during the twenty-six weeks ended September 27, 2007 compared to the twenty-six weeks ended September 28, 2006. Included in other theatre revenues is our share of on-screen advertising revenues generated by NCM. The decrease in other theatre revenues was primarily due to increases in on-screen advertising revenues as a result of the new Exhibitor Services Agreement with NCM. See Note 1—Basis of Presentation for discussion of the change in estimate for revenues recorded during the thirteen weeks ended September 27, 2007.

        International theatrical exhibition revenues increased 9.8%, or $9,216,000, during the twenty-six weeks ended September 27, 2007 compared to the twenty-six weeks ended September 28, 2006. Admissions revenues increased by 7.7%, or $3,916,000, due to a 6.2% increase in average ticket price and a 1.4% increase in attendance. We opened one theatre with 12 screens in Mexico since September 28, 2006. Concessions revenues increased 13.5%, or $4,326,000, due to a 11.9% increase in concessions per patron and the increase in attendance. Concessions per patron increased in Mexico due primarily to price increases and promotions designed to increase transaction size and incidence of purchase. International revenues were positively impacted by a weaker U.S. dollar, although this did not contribute materially to our consolidated earnings from continuing operations.

        Costs and expenses.    Total costs and expenses increased 1.0%, or $12,442,000, during the twenty-six weeks ended September 27, 2007 compared to the twenty-six weeks ended September 28, 2006.

        U.S. and Canada theatrical exhibition costs and expenses increased 1.2%, or $11,990,000, during the twenty-six weeks ended September 27, 2007 compared to the twenty-six weeks ended September 28, 2006. Film exhibition costs increased 5.7%, or $24,430,000, during the twenty-six weeks ended September 27, 2007 compared to the twenty-six weeks ended September 28, 2006 due to the increase in admissions revenues and to an increase in the percentage of admissions paid to film distributors. As a percentage of admissions revenues, film exhibition costs were 53.5% in the current period as compared with 52.6% in the prior period due to higher grossing films, which generally carry higher payment terms than do lower grossing films. Concession costs increased 5.3%, or $1,861,000, during the twenty-six weeks ended September 27, 2007 compared to the twenty-six weeks ended September 28, 2006 due to the increase in concessions revenues, partially offset by the decrease in concession costs as a percentage of concessions revenues. As a percentage of concessions revenues, concession costs were 10.7% in the current period compared with 10.8% in the prior period. As a percentage of revenues, theatre operating expense was 24.7% in the current period as compared to 24.9% in the prior period.

Preopening expense increased $151,000 during the twenty-six weeks ended September 27, 2007 due primarily to the increase in screen additions during the period. Rent expense increased 1.2%, or $2,612,000, during the twenty-six weeks ended September 27, 2007 compared to the twenty-six weeks ended September 28, 2006. During the twenty-six weeks ended September 27, 2007, we recognized $16,466,000 of theatre and other closure income due primarily to lease terminations negotiated on favorable terms for three of our theatres that were closed during the twenty-six weeks ended September 27, 2007 or where the lease was terminated during this period. During the twenty-six weeks ended September 28, 2006, we recognized $7,690,000 of theatre and other closure expense related primarily to the closure of three theatres with 22 screens and to accretion of the closure liability related to theatres closed during prior periods.

        International theatrical exhibition costs and expenses increased 6.9%, or $4,686,000, during the twenty-six weeks ended September 27, 2007 compared to the twenty-six weeks ended September 28, 2006. Film exhibition costs increased 9.1%, or $2,024,000, during the twenty-six weeks ended September 27, 2007 compared to the twenty-six weeks ended September 28, 2006 due to the increase in admissions revenues and an increase in the percentage of admissions paid to film distributors. Concession costs increased $520,000 during the twenty-six weeks ended September 27, 2007 compared to the twenty-six weeks ended September 28, 2006 due to the increase in concession revenues. As a percentage of concessions revenues, concession costs were 22.7% in the current period compared with 24.2% in the prior period. The decrease in our concession costs as a percentage of concessions revenues was due primarily to sales of higher margin products during the current period compared to the prior period and inventory control programs. As a percentage of revenues, theatre operating expense was 23.8% in the current period compared to 24.6% in the prior period. Rent expense increased 11.9%, or $1,605,000, during the twenty-six weeks ended September 27, 2007 compared to the twenty-six weeks ended September 28, 2006 primarily due to the opening of one theatre with 12 screens in Mexico since September 28, 2006. International costs and expenses were negatively impacted by a weaker U.S. dollar, although this did not contribute materially to our consolidated earnings from continuing operations. We continually monitor the performance of our international theatres, and factors such as changing consumer preferences for filmed entertainment in international markets and our inability to sublease vacant retail space could negatively impact operating results and result in future closures, sales, dispositions and theatre closure charges prior to expiration of underlying lease agreements.

General and Administrative Expense:

        Merger, acquisition and transaction costs.    Merger, acquisition and transaction costs decreased $92,000 from $5,826,000 to $5,734,000 during the twenty-six weeks ended September 27, 2007 compared to the twenty-six weeks ended September 28, 2006. Current period costs are primarily comprised of professional and consulting expenses related to a proposed initial public offering of Marquee Holdings Inc. common stock that was withdrawn on June 19, 2007 and preacquisition expenses for casualty insurance losses related to the Merger with Loews.

        Management fees.    Management fees were unchanged during the twenty-six weeks ended September 27, 2007. Management fees of $1,250,000 are paid quarterly, in advance, to our Sponsors in exchange for consulting and other services.

        Other.    Other general and administrative expense decreased 14.4%, or $4,335,000, during the twenty-six weeks ended September 27, 2007 compared to the twenty-six weeks ended September 28, 2006. The decrease in other general and administrative expenses is primarily due to a decrease in pension expense of $2,440,000 related to an amendment to freeze our plans as of December 31, 2006 and a decrease in incentive compensation of $1,047,000 related to declines in expected annual operating performance as a percentage of the annual target underlying our annual incentive plan. Additionally, stock compensation expense decreased $1,036,000 during the twenty-six weeks ended

September 27, 2007 compared to the twenty-six weeks ended September 28, 2006 due to the accelerated vesting of certain options as a result of entry into a separation and general release agreement with the holder of these options during the thirteen weeks ended March 29, 2007 and forfeitures during the thirteen weeks ended September 27, 2007. As a result of the accelerated vesting during the prior year and forfeitures during the current year, there is no expense related to these options during the current year.

        Depreciation and Amortization.    Depreciation and amortization decreased 2.4%, or $3,092,000, compared to the prior period. The prior year includes a cumulative adjustment to depreciation expense of $2.2 million related to adjustments to fair value for the merger.

        Disposition of Assets and Other Gains.    Disposition of assets and other gains were $1,698,000 in the current period compared to $5,850,000 in the prior period. The current and prior periods include $1,980,000 and $7,880,000, respectively, of settlements received related to fireproofing litigation recoveries at various theatres. The current year also includes contingent legal expense related to the litigation recoveries of $457,000. The prior year also includes a loss on the dispositions of theatres in the United States as required by and in connection with the Mergers of $2,030,000.

        Other Income.    Other income includes $7,382,000 and $7,434,000 of income related to the derecognition of stored value card liabilities as to which we believe future redemption to be remote, during the twenty-six weeks ended September 27, 2007 and September 28, 2006, respectively. Other income includes insurance recoveries related to Hurricane Katrina of $1,246,000 for property losses in excess of property carrying cost and $397,000 for business interruption during the twenty-six weeks ended September 27, 2007.

        Interest Expense.    Interest expense decreased 10.5%, or $12,110,000, primarily due to decreased borrowings.

        AMC received net proceeds upon completion of the NCM initial public offering and debt financing of $517,122,000. We used the net proceeds from the NCM initial public offering, along with cash on hand, to redeem our Notes due 2011, our Floating Notes due 2010 and our Notes due 2012. On March 19, 2007 we redeemed $212,811,000 aggregate principal amount of our Notes due 2011 at 100% of principal value, on March 23, 2007 we redeemed $205,000,000 aggregate principal amount of our Floating Notes due 2010 at 103% of principal value and on March 23, 2007 we redeemed $175,000,000 aggregate principal amount of our Notes due 2012 at 104.938% of principal value.

        To help finance the $652,800,000 dividend paid to our stockholders discussed in note 6 to our unaudited consolidated financial statements, we entered into the Parent Term Loan Facility on June 13, 2007 for net proceeds of $396,000,000. The interest rate on borrowings under the Parent Term Loan Facility was 10.60% per annum as of September 27, 2007.

        Equity in (Earnings) Losses of Non-Consolidated Entities.    Equity in earnings of non-consolidated entities were ($27,425,000) in the current period compared to losses of $2,455,000 in the prior period. Equity in earnings of HGCSA were ($18,743,000) during the twenty-six weeks ended September 27, 2007 and include the gain related to the disposition of $18,751,000. Equity in (earnings) losses related to our investment in National CineMedia, LLC was ($7,649,000) and $2,532,000 for the twenty-six weeks ended September 27, 2007 and September 28, 2006, respectively.

        Investment Income.    Investment income was $21,426,000 for the twenty-six weeks ended September 27, 2007 compared to $6,060,000 for the twenty-six weeks ended September 28, 2006. The twenty-six weeks ended September 27, 2007 includes a gain on the sale of our investment in Fandango of $15,977,000. Interest income decreased $1,086,000 from the prior period due primarily to lower rates of interest earned combined with lower overall cash and equivalents available for investment.

        Income Tax Provision.    The provision for income taxes from continuing operations was $32,900,000 for the twenty-six weeks ended September 27, 2007 and $2,200,000 for the twenty-six weeks ended September 28, 2006 and increased due primarily to the increase in earnings from continuing operations before income taxes. See Note 11 to our unaudited consolidated financial statements.

        Earnings from Discontinued Operations, Net.    On May 11, 2006, we sold our operations in Iberia, including four theatres with 86 screens in Spain and one theatre with 20 screens in Portugal. At the date of the sale these operations did not meet the criteria for discontinued operations because of continuing involvement in the region through an equity method investment in Yelmo. In December 2006, we disposed of our investment in Yelmo, including 27 theatres with 310 screens in Spain, and the results of the operations in Iberia have now been classified as discontinued operations. See Note 3 to our unaudited consolidated financial statements for the components of the earnings from discontinued operations.

        Net Earnings (Loss)    Net earnings were $28,861,000 and a loss of $(31,015,000) for the twenty-six weeks ended September 27, 2007 and September 28, 2006, respectively.

For the Year Ended March 29, 2007 and March 30, 2006

        Revenues.    Total revenues increased 45.9%, or $774,693,000, during the year ended March 29, 2007 compared to the year ended March 30, 2006. This increase included approximately $633,436,000 of additional admission and concessions revenues resulting from the Loews Acquisition.

        U.S. and Canada theatrical exhibition revenues increased 40.1%, or $654,323,000, during the year ended March 29, 2007 compared to the year ended March 30, 2006. Admissions revenues increased 40.9%, or $454,386,000, during the year ended March 29, 2007 compared to the year ended March 30, 2006, due to a 32.7% increase in total attendance, including the increased attendance and admissions revenues of $375,953,000 due to the Loews Acquisition, and a 6.2% increase in average ticket prices. Admissions revenues at comparable theatres (theatres opened on or before the first quarter of fiscal 2006) increased 7.9% during the year ended March 29, 2007 over the comparable period last year, primarily due to a 5.0% increase in average ticket price and a 2.8% increase in attendance at comparable theatres. The increase in average ticket price was primarily due to our practice of periodically reviewing ticket prices and the discounts we offer and making selective adjustments based upon such factors as general inflationary trends and conditions in local markets. Based upon available industry sources, box office revenues of our comparable theatres (including comparable theatres acquired in the Loews Acquisition) performed in line with overall performance of industry comparable theatres in the markets where we operate. Concessions revenues increased 41.4%, or $183,599,000, during the year ended March 29, 2007 compared to the year ended March 30, 2006 due to the increase in attendance and a 6.6% increase in average concessions per patron related primarily to price increases. Concession revenues increased by $140,807,000 due to the Loews Acquisition. Other theatre revenues increased 21.4%, or $16,338,000, during the year ended March 29, 2007 compared to the year ended March 30, 2006. Included in other theatre revenues are our share of on-screen advertising revenues generated by NCN and NCM. The increase in other theatre revenues was primarily due to increases in on-screen advertising revenues as a result of the Loews Acquisition.

        International theatrical exhibition revenues increased $133,104,000 during the year ended March 29, 2007 compared to the year ended March 30, 2006. Admissions revenues increased by $70,224,000 due to the theatres acquired in Mexico in the Loews Acquisition. Overall, admissions revenues increased $67,519,000 during the year ended March 29, 2007 compared to the year ended March 30, 2006. Concessions revenues increased $46,452,000 due to the theatres acquired in Mexico in the Loews Acquisition. Overall, concession revenues increased $46,691,000 during the year ended March 29, 2007 compared to the year ended March 30, 2006.

        Revenues from Other decreased 98.7%, or $12,734,000, during the year ended March 29, 2007 compared to the year ended March 30, 2006 due to the contribution of NCN's net assets to NCM on March 29, 2005 and the related run-off of customer contracts. The revenues of NCN during fiscal 2006 and 2007 are comprised of customer contracts entered into prior to March 29, 2005. Our share of advertising revenues generated by NCM are included in U.S. and Canada Other theatre revenues.

        Costs and expenses.    Total costs and expenses increased 40.6%, or $677,072,000, during the year ended March 29, 2007 compared to the year ended March 30, 2006. The effect of the Loews Acquisition was an increase in total costs and expenses of approximately $565,751,000.

        U.S. and Canada theatrical exhibition costs and expenses increased 36.8%, or $506,522,000, during the year ended March 29, 2007 compared to the year ended March 30, 2006. Film exhibition costs increased 39.7%, or $231,695,000, during the year ended March 29, 2007 compared to the year ended March 30, 2006 due to the increase in admissions revenues, offset by a decrease in the percentage of admissions paid to film distributors. As a percentage of admissions revenues, film exhibition costs were 52.1% in the current period as compared with 52.6% in the prior period due to more favorable film rental terms primarily from theatres acquired in the Loews Acquisition. Concession costs increased 36.8%, or $17,645,000, during the year ended March 29, 2007 compared to the year ended March 30, 2006 due to the increase in concessions revenues, partially offset by a decrease in concession costs as a percentage of concessions revenues. As a percentage of concessions revenues, concession costs were 10.5% in the current period compared with 10.8% in the prior period. As a percentage of revenues, theatre operating expense was 24.9% in the current period as compared to 25.9% in the prior period. Rent expense increased 32.2%, or $102,262,000, during the year ended March 29, 2007 compared to the year ended March 30, 2006 primarily due to the Loews Acquisition, which increased rent expense by approximately $84,523,000. During the year ended March 29, 2007, we recognized $8,966,000 of theatre and other closure expense due primarily to the closure of 26 theatres with 253 screens and to accretion of the closure liability related to theatres closed during prior periods. During the year ended March 30, 2006, we recognized $1,313,000 of theatre and other closure expense related primarily to accretion of the closure liability related to theatres closed during prior periods.

        International theatrical exhibition costs and expenses increased $88,211,000 during the year ended March 29, 2007 compared to the year ended March 30, 2006. Film exhibition costs increased $28,756,000 during the year ended March 29, 2007 compared to the year ended March 30, 2006 due to the increase in admissions revenues. Overall, film exhibition costs increased $30,042,000 during the year ended March 29, 2007 compared to the year ended March 30, 2006 due to the theatres acquired in Mexico. Concession costs increased $11,485,000 during the year ended March 29, 2007 compared to the year ended March 30, 2006 due to the increase in concession revenues. Overall, concession costs increased $11,362,000 during the year ended March 29, 2007 compared to the year ended March 30, 2006 due to the theatres acquired in Mexico. As a percentage of revenues, theatre operating expense was 26.8% in the current period compared to 34.3% in the prior period. Theatre operating expense as a percentage of revenues in Mexico were 25.2% in the current period. Rent expense increased $13,784,000 during the year ended March 29, 2007 compared to the year ended March 30, 2006 primarily as a result of the theatres acquired in Mexico. We continually monitor the performance of our international theatres, and factors such as changing consumer preferences for filmed entertainment in international markets and our inability to sublease vacant retail space could negatively impact operating results and result in future closures, sales, dispositions and theatre closure charges prior to expiration of underlying lease agreements.

        Costs and expenses from Other decreased 88.0%, or $13,180,000, during the year ended March 29, 2007 compared to the year ended March 30, 2006 due to the contribution of net assets by NCN to NCM and run-off of customer contracts.

General and Administrative:

        Merger, acquisition and transaction costs.    Merger, acquisition and transaction costs decreased $76,000 from $12,523,000 to $12,447,000 during the year ended March 29, 2007 compared to the year ended March 30, 2006. Current year costs are primarily comprised of professional and consulting, repairs and maintenance to update certain of the Loews theatres and salaries costs related to the Loews Acquisition, a proposed initial public offering and other potential divestiture activities. Professional and consulting costs include $2,451,000 of expenses related to a proposed initial public offering of common stock that was withdrawn.

        Management fees.    Management fees increased $3,000,000 during the year ended March 29, 2007. For fiscal 2007, management fees of $1,250,000 were paid quarterly, in advance, to our Sponsors in exchange for consulting and other services.

        Other.    Other general and administrative expense increased 38.8%, or $15,624,000, during the year ended March 29, 2007 compared to the year ended March 30, 2006. We incurred increased expense at Cinemex of $7,905,000, incentive-based compensation increased $2,412,000 due to improvements in operating results and we experienced increases in other salaries of $7,179,000 and professional services and consulting of $1,648,000 primarily related to the Loews Acquisition and a payment of $2,465,000 to one of our former executive officers pursuant to his separation and general release agreement. Additionally, stock compensation expense increased $7,135,000 based on the increase in estimated fair value for outstanding liability classified options and accelerated vesting of these options as a result of entry into a separation and general release agreement with the holder of these options (see note 9 to our audited consolidated financial statements). These increases were partially offset by a curtailment gain of $10,983,000 related to our defined benefit pension plan (see note 12 to our audited consolidated financial statements).

        Restructuring Charges.    Restructuring charges were $0 during the year ended March 29, 2007 as compared to $3,980,000 during the year ended March 30, 2006. The prior period expenses are primarily related to one-time termination benefits and other costs related to the displacement of approximately 200 associates related to an organizational restructuring, which was completed to create a simplified organizational structure and contribution of assets by NCN to NCM.

        Impairment of Long-Lived Assets.    During fiscal 2007 we recognized a non-cash impairment loss of $10,686,000 on 10 theatres with 117 screens (in New York, Washington, Indiana, Illinois, Michigan, Texas, Pennsylvania and Massachusetts). Of the charge, $1,404,000 was related to intangible assets, net and $9,282,000 was related to property, net. During fiscal 2006 we recognized a non-cash impairment loss of $11,974,000 on four theatres with 66 screens (in Ohio, Illinois, New York and New Jersey). The entire charge was related to property. The estimated future cash flows of these theatres, undiscounted and without interest charges, were less than the carrying value of the theatre assets. We continually evaluate the future plans for certain of our theatres, which may include selling theatres or closing theatres and terminating the leases.

        Depreciation and Amortization.    Depreciation and amortization increased 56.3%, or $92,425,000, compared to the prior period, due primarily to increased asset values recorded as a result of the Loews Acquisition.

        Disposition of Assets and Other Gains.    Disposition of assets and other gains were $11,183,000 in the current period compared to $997,000 in the prior period. The current and prior periods include $13,130,000 and $935,000, respectively, of settlements received related to fireproofing litigation recoveries at various theatres (see note 13 to our audited consolidated financial statements). The current period includes a loss on the Loews Dispositions of $1,946,000.

        Other Income.    Other income includes $10,992,000 and $8,699,000 of income related to the derecognition of stored value card liabilities where we believe future redemption to be remote, during the year ended March 29, 2007 and March 30, 2006, respectively. Other income includes insurance recoveries related to Hurricane Katrina of $2,469,000 for property losses in excess of property carrying cost and $294,000 for business interruption during the year ended March 29, 2007. Other income also includes insurance recoveries related to Hurricane Katrina of $3,032,000 for property losses related to Hurricane Katrina, net of disposition losses of $346,000 and $1,968,000 for business interruption during the year ended March 30, 2006. During the year ended March 29, 2007 we recorded a loss on redemption of debt as described below of $3,488,000.

        Interest Expense.    Interest expense increased 62.4%, or $89,272,000, primarily due to increased borrowings.

        On January 26, 2006, we issued $325,000,000 of the Notes due 2016 and entered into our senior secured credit facility for $850,000,000, of which $643,500,000 is currently outstanding as a variable rate term note. We also incurred interest expense related to debt held by Cinemex of $12,258,000 during fiscal 2007.

        AMC received net proceeds upon completion of the NCM, Inc. IPO of $517,122,000. We used the net proceeds from the NCM, Inc. IPO, along with cash on hand, to redeem the Notes due 2011, the Floating Notes due 2010 and the Notes due 2012. On March 19, 2007 we redeemed $212,811,000 aggregate principal amount of the Notes due 2011 at 100% of principal value, on March 23, 2007 we redeemed $205,000,000 aggregate principal amount of the Floating Notes due 2010 at 103% of principal value and on March 23, 2007 we redeemed $175,000,000 aggregate principal amount of the Notes due 2012 at 104.938% of principal value. Our loss on redemption of these notes including call premiums and the write off of unamortized deferred charges and premiums was $3,488,000.

        Equity in (Earnings) Losses of Non-Consolidated Entities.    Equity in earnings of non-consolidated entities were $233,704,000 in the current period compared to losses of $7,807,000 in the prior period. Equity in (earnings) losses related to our investment in National CineMedia, LLC were ($234,213,000) and $5,478,000 for the year ended March 29, 2007 and March 30, 2006, respectively. We received net proceeds upon completion of the NCM initial public offering of $517,122,000. We recorded deferred revenues of $231,308,000 for the proceeds we received related to modification payments to our ESA with National CineMedia, LLC. We recorded the $285,814,000 of remaining proceeds we received from the NCM IPO for the redemption of our preferred and common units to first reduce our recorded equity method investment to $0 and second to reflect the remaining proceeds as equity in earnings of non-consolidated entities. As a result we recorded a change of interest gain of $132,622,000 pursuant to SAB Topic 5H and received distributions in excess of our investment in National CineMedia, LLC related to the redemption of preferred and common units of $106,188,000. See note 6 to our audited consolidated financial statements.

        Investment Income.    Investment income was $18,191,000 for the year ended March 29, 2007 compared to $3,409,000 for the year ended March 28, 2006. Interest income increased $14,786,000 from the prior period due primarily to larger amounts of cash and equivalents available for investment.

        Income Tax Provision (Benefit).    The provision for income taxes from continuing operations was $31,500,000 for the year ended March 29, 2007 and $71,800,000 for the year ended March 30, 2006. See note 10 to our audited consolidated financial statements.

        Loss from Discontinued Operations, Net.    On May 11, 2006, we sold our operations in Iberia, including 4 theatres with 86 screens in Spain and 1 theatre with 20 screens in Portugal. At the date of the sale these operations did not meet the criteria for discontinued operations because of continuing involvement in the region through an equity method investment in Yelmo. In December 2006, we disposed of our investment in Yelmo, including 27 theatres with 310 screens in Spain, and the results of the operations in Iberia have now been classified as discontinued operations. On June 30, 2005, we sold Japan AMC Theatres, Inc., including four theatres in Japan with 63 screens, and classified its operations as discontinued operations. The information presented for all fiscal 2007 and 2006 reflects the new classifications. See note 3 to our audited consolidated financial statements for the components of the loss from discontinued operations.

        Net Earnings (Loss).    Net earnings (loss) was $116,907,000 and ($216,223,000) for the year ended March 29, 2007 and March 30, 2006, respectively.

For the Year Ended March 30, 2006 and Pro Forma Year Ended March 31, 2005

        Revenues.    Total revenues decreased 0.7%, or $11,854,000, during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005. This decrease was mitigated by approximately $118,840,000 of additional admission and concessions revenues resulting from the Loews Dispositions.

        U.S. and Canada theatrical exhibition revenues increased 0.1%, or $2,320,000 during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005. Admissions revenues decreased 1.6% or $18,304,000 during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005, due to a 5.4% decrease in total attendance, partially offset by a 4.0% increase in average ticket prices and the increased attendance and admissions revenues ($70,846,000) due to the Loews Acquisition. Attendance at comparable theatres (theatres opened on or before April 2, 2004 and operated throughout the last two fiscal years) was down 11.8%. Industry-wide box office declined 4%, with attendance estimated to be down nearly 7% in the aggregate (down 10.0% for comparable screens), offset by average ticket price increases estimated to be up 3%. The year over year performance of our U.S. and Canada comparable screens versus industry-wide comparable screens was impacted primarily by competition from new build openings. The increase in average ticket price was primarily due to our practice of periodically reviewing ticket prices and the discounts we offer and making selective adjustments based upon such factors as general inflationary trends and conditions in local markets. Concessions revenues increased 0.3%, or $1,497,000, during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005 due to a 6.0% increase in average concessions per patron related to price increases and an increase in units sold per patron, partially offset by the decrease in attendance. Concession revenues increased by $27,262,000 due to the Loews Acquisition. Other theatre revenues increased 33.3% during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005. Included in other theatre revenues are our share of on-screen advertising revenues generated by NCN and NCM. The increase in other theatre revenues was primarily due to increases in on-screen advertising revenues.

        International theatrical exhibition revenues increased $22,197,000, during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005. Admissions revenues increased $12,791,000 due to the theatres acquired in Mexico in the Loews Acquisition. Overall, admissions revenues increased $11,552,000, during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005 primarily due to the theatres acquired in Mexico. Concession revenues increased $7,942,000 due to the theatres acquired in Mexico in the Loews Acquisition. Overall, concession revenues increased $8,295,000 during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005 due primarily to the theatres acquired in Mexico.

        Revenues from Other decreased 73.8% during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005 due to the contribution of NCN's net assets to NCM on March 29, 2005. The revenues of NCN during fiscal 2006 are related to run-off of customer contracts entered into prior to March 29, 2005. Our share of advertising revenues generated by NCM are included in U.S. and Canada other theatre revenues.

        Costs and expenses.    Total costs and expenses decreased 0.9%, or $15,308,000, during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005. The effect of the Loews Acquisition was an increase in total costs and expenses of approximately $110,401,000.

        U.S. and Canada theatrical exhibition costs and expenses increased 2.8% during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005. Film exhibition costs decreased 2.4% during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005 due to the decrease in admissions revenues, offset by a decrease in the percentage of admissions paid to film distributors. As a percentage of admissions revenues, film exhibition costs were 52.6% in the current period as compared with 53.0% in the pro forma period due to more favorable film rental terms primarily from the Loews Acquisition. Concession costs decreased 3.6% during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005 due to the decrease in concessions costs as a percentage of concession revenues, partially offset by the increase in concessions revenues. As a percentage of concessions revenues concession costs were 10.8% in the current period compared with 11.3% in the pro forma period. As a percentage of revenues, theatre operating expense was 25.9% in the current period as compared to 24.0% in the pro forma period. Rent expense increased 9.6% during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005 primarily due to the Loews Acquisition which increased rent expense by $18,415,000. The 2005 pro forma adjustment for $3,229,000 to reduce rent expense results from amortization of step-ups in unfavorable leases recorded in connection with the merger with Marquee. During the year ended March 30, 2006, we recognized $601,000 of theatre and other closure expense due primarily to accretion of the closure liability related to theatres closed during prior periods. During the pro forma year ended March 31, 2005, we recognized $11,746,000 of theatre and other closure expense related primarily to the closure of three theatres with 22 screens.

        International theatrical exhibition costs and expenses increased $16,268,000 during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005. Film exhibition costs increased $4,897,000 due to the theatres acquired in Mexico in the Loews Acquisition. Overall, film exhibition costs increased $4,222,000 during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005 due primarily to the theatres acquired in Mexico. Concession costs increased $1,735,000 due to the theatres acquired in Mexico in the Loews Acquisition. Overall, concession costs increased $1,714,000 during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005 due primarily to the theatres acquired in Mexico. As a percentage of revenues, theatre operating expense was 34.3% in the current period compared to 36.9% in the pro forma prior period. Rent expense increased 33.0% during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005 primarily as a result of the Loews Acquisition. The 2005 pro forma adjustment for $2,231,000 to reduce rent expense results from the amortization of step-ups in unfavorable leases recorded in connection with the Loews Acquisition. We continually monitor the performance of our international theatres and factors such as our ability to obtain film product, changing consumer preferences for filmed entertainment in international markets and our ability to sublease vacant retail space which could negatively impact operating results and result in future closures, sales, depositions, and theatre closure charges prior to expiration of underlying lease agreements.

        Costs and expenses from Other decreased 64.3% during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005 due to the contribution of net assets by NCN to NCM.

General and Administrative:

        Merger and acquisition costs.    Merger and acquisition costs decreased $52,495,000 from $65,018,000 to $12,523,000 during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005. The prior year costs were higher primarily due to the costs associated with the Loews Acquisition. Current year costs are primarily comprised of costs related to the Loews Acquisition and other potential acquisition and divestiture activities.

        Management fees.    Management fees were $2,000,000 for the year ended March 30, 2006 and the pro forma year ended March 31, 2005. The 2005 pro forma adjustment for $1,500,000 to management fee expense represents the adjustment necessary to record the annual management fee of $2,000,000 which was required to be paid quarterly, in advance, to our Sponsors in exchange for consulting and other services under an agreement entered into in connection with the Loews Acquisition. For fiscal 2007, management fees of $1,250,000 will be paid quarterly, in advance, to our Sponsors in exchange for consulting and other services.

        Other.    Other general and administrative expense decreased 16.7%, or $8,091,000, during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005 primarily due to a $4,648,000 decrease in incentive-based compensation, due to our decline in operating results and a $6,102,000 decrease in salaries and benefits as a result of our organizational restructuring activities.

        Restructuring Charge.    Restructuring charges were $3,980,000 during the year ended March 30, 2006 as compared to $4,926,000 during the pro forma year ended March 31, 2005. These expenses are primarily related to one-time termination benefits and other costs related to the displacement of approximately 200 associates related to an organizational restructuring, which was completed to create a simplified organizational structure and contribution of assets by NCN to NCM. Our organizational restructuring is complete.

        Depreciation and Amortization.    Depreciation and amortization increased 4.0%, or $6,266,000, compared to the pro forma period ended March 31, 2005, due primarily to the Loews Acquisition. The 2005 pro forma adjustment for $27,798,000 to increase depreciation and amortization primarily resulted from an increase in asset basis of approximately $130,000,000 recorded in connection with the Loews Acquisition.

        Impairment of Long-Lived Assets.    During fiscal 2006 we recognized a non-cash impairment loss of $11,974,000 on four theatres with 66 screens (in Ohio, Illinois, New York and New Jersey). The entire charge was taken against property. The estimated future cash flows of these theatres, undiscounted and without interest charges, were less than the carrying value of the theatre assets. We continually evaluate the future plans for certain of our theatres, which may include selling theatres or closing theatres and terminating the leases. No impairment loss was recorded in fiscal 2005.

        Disposition of Assets and Other Gains.    Disposition of assets and other gains were $997,000 in the current period compared to $3,017,000 in the pro forma period. The current period and pro forma period ended March 31, 2005 include $935,000 and $2,610,000, respectively, of settlements received related to fireproofing claims at various theatres (see note 13 to our audited consolidated financial statements). The current period also includes miscellaneous disposal gains of $62,000. The pro forma period ended March 31, 2005 also included miscellaneous gains of $407,000.

        Other Income.    Other income includes $8,699,000 of income related to the derecognition of stored value card liabilities where we believe future redemption to be remote, insurance recoveries of $3,032,000 for property losses related to Hurricane Katrina, net of disposition losses of $346,000 and $1,968,000 of business interruption insurance recoveries related to Hurricane Katrina, partially offset by financing costs incurred in connection with the write off of our deferred financing charges of

$3,535,000. Other income, for the prior year on a pro forma basis, primarily included $6,745,000 of income related to the derecognition of stored value card liabilities.

        Interest Expense.    Interest expense increased $15,112,000 during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005. The increase primarily relates to increased borrowings used to fund the Loews Acquisition. Included in the pro forma period ended March 31, 2005 is an adjustment for $1,348,000 of additional interest expense which primarily records the borrowings from the Loews Acquisition as if it had occurred at the beginning of the period.

        On January 26, 2006, AMC Entertainment issued $325,000,000 of the Notes due 2016 and entered into our senior secured credit facility for $850,000,000, of which $650,000,000 is currently outstanding as a variable rate term note. Interest on these notes was $6,528,000 and $7,985,000, respectively during fiscal 2006. We also incurred interest expense related to debt held by Cinemex of $2,110,000 during fiscal 2006.

        Equity in (Earnings) Losses of Non-Consolidated Entities.    Equity in losses of non-consolidated entities were $7,807,000 in the Successor period ended March 30, 2006 compared to income of $290,000 in the prior year. Current year equity in losses related to our investment in NCM were $5,478,000.

        Investment Loss (Income).    Investment income was $3,409,000 for the Successor period ended March 30, 2006 compared to income of $5,639,000 for the pro forma period ended March 31, 2005. Included in the pro forma period ended March 31, 2005 is an adjustment for $3,896,000 reducing interest income which would have been received if the Loews Acquisition had occurred at the beginning of the period. Interest income for the Successor period ended March 30, 2006 was $2,930,000. The prior periods interest income was higher primarily due to the escrow funds and increased cash available for investment during that period.

        Income Tax Provision (Benefit).    The provision for income taxes from continuing operations was $71,800,000 for the Successor period ended March 30, 2006 compared to a benefit of $6,420,000 for the pro forma period ended March 31, 2005. The provision for the Successor period ended March 30, 2006 included a charge for a full valuation allowance on all U.S. tax jurisdiction net deferred tax assets with the exception of those U.S. net deferred tax assets acquired in connection with the Loews Acquisition. The pro forma period ended March 31, 2005 includes a pro forma benefit adjustment of $11,900,000 resulting from the items described above with the Loews Acquisition. The pro forma period ended March 31, 2005 included $61,032,000 in costs associated with the Loews Acquisition which were treated as non-deductible. See note 9 to our audited consolidated financial statements.

        Loss from Discontinued Operations, Net.    On May 11, 2006, we sold AMC Entertainment España S.A. and Actividades Multi-Cinemeas E Espectaculos, LDA (collectively "Iberia"), including 4 theatres with 86 screens in Spain and 1 theatre with 20 screens in Portugal. At the date of the sale these operations did not meet the criteria for discontinued operations because of continuing involvement in the region through an equity method investment in Yelmo. In December 2006, we disposed of our investment in Yelmo, including 27 theatres with 310 screens in Spain, and the results of the operations in Iberia have now been classified as discontinued operations. On June 30, 2005, we sold Japan AMC Theatres, Inc., including four theatres in Japan with 63 screens, and classified its operations as discontinued operations. The information presented for all periods reflect these as discontinued operations. See note 3 to our audited consolidated financial statements for the components of the loss from discontinued operations.

        Loss for Shares of Common Stock.    Loss for shares of common stock was $216,223,000 and $97,450,000 for the Successor period ended March 30, 2006 and the pro forma period ended March 31, 2005, respectively.

Liquidity and Capital Resources

        Our consolidated revenues are primarily collected in cash, principally through box office admissions and theatre concessions sales. We have an operating "float" which partially finances our operations and which generally permits us to maintain a smaller amount of working capital capacity. This float exists because admissions revenues are received in cash, while exhibition costs (primarily film rentals) are ordinarily paid to distributors from 20 to 45 days following receipt of box office admissions revenues. Film distributors generally release the films which they anticipate will be the most successful during the summer and holiday seasons. Consequently, we typically generate higher revenues during such periods.

        Parent and Holdings are both holding companies with no operations of their own and have no ability to service interest or principal on their indebtedness or pay dividends other than through any dividends they may receive from their subsidiaries. Under certain circumstances, AMC Entertainment is restricted from paying dividends to Holdings by the terms of the indentures relating to its notes and its senior secured credit facility. In addition, our ability to pay dividends to Parent's stockholders will be subject to the terms of Parent's indebtedness. AMC Entertainment's senior secured credit facility and note indentures contain provisions which limit the amount of dividends and advances which it may pay or make to Holdings. The maximum amount AMC Entertainment was permitted to distribute to Holdings in compliance with its senior secured credit facility and the indentures governing AMC Entertainment's debt securities, and that Holdings could therefore have distributed to us, was approximately $250.0 million as of September 27, 2007. Under the note indentures, a loan to Holdings would have to be on terms no less favorable to AMC Entertainment than could be obtained in a comparable transaction on an arm's length basis with an unaffiliated third party and be in the best interest of AMC Entertainment. Provided no event of default has occurred or would result, the senior secured credit facility also permits AMC Entertainment to pay cash dividends to Holdings for specified purposes, including indemnification claims, taxes, up to $4.0 million annually for operating expenses, repurchases of equity awards to satisfy tax withholding obligations, specified management fees, fees and expenses of permitted equity and debt offerings and to pay for the repurchase of stock from employees, directors and consultants under benefit plans up to specified amounts. Depending on the net senior secured leverage ratio, as defined in the senior secured credit facility, AMC Entertainment may also pay Holdings a portion of net cash proceeds from specified assets sales.

        Although we have sustained net losses in prior periods and cannot assure you that we will be able to pay dividends on a quarterly basis or at all, we believe that a number of recent positive developments in our business have improved our ability to pay dividends in compliance with applicable state corporate law once the Parent offering has been completed. These include: the completion of our merger with Loews, which increased the scale and cash flow of our company and generated significant synergies and cost savings going forward; the $608.9 million reduction in our outstanding carrying value of indebtedness with the proceeds we received from the NCM Transactions, as well as cash on hand, which we anticipate will reduce our annual cash interest expense by approximately $27.5 million for the 52 weeks ended September 27, 2007; and the discontinuation of $5.0 million per year management fees paid to our Sponsors as a result of the Parent offering. Further, we expect to continue to benefit from substantial net operating loss carryovers from prior periods that will be available for offsetting taxes that we may owe. Also, because the Delaware General Corporation Law, or the DGCL, permits corporations to pay dividends either out of surplus (generally, the excess of a corporation's net assets (total assets minus total liabilities) over its stated capital, in each case as defined and calculated in the manner prescribed by the DGCL) or net profits, we may be able to pay dividends even if we continued to report net losses in future periods. We do not intend to borrow, or cause AMC Entertainment to borrow, funds to pay our projected quarterly dividend.

        Following the Parent offering, and subject to legally available funds, we intend to pay quarterly cash dividends, commencing from the closing date of the Parent offering. We expect that Parent's first dividend will be with respect to the fourth quarter of fiscal 2008.

        On June 12, 2007 we announced that we had completed a solicitation of consents from holders of Holdings' Discount Notes due 2014, and that we had received consents for $301.9 million in aggregate principal amount at maturity of the Discount Notes due 2014, representing 99.32% of the outstanding amount. In connection with the receipt of consents, we paid an aggregate consent fee of approximately $4.4 million, representing a consent fee of $14.44 for each $1,000 in principal amount at maturity of Discount Notes due 2014 as to which consents were delivered. Accordingly, the requisite consents to adopt the proposed amendment (the "Amendment") to the indenture pursuant to which the Discount Notes due 2014 were issued were received, and a supplemental indenture to effect the Amendment was executed by Holdings and the trustee under the indenture. The Amendment revised the restricted payments covenant to permit us to make restricted payments in an aggregate amount of $275.0 million prior to making an election to pay cash interest on our Discount Notes due 2014. The Amendment also contained a covenant by us to make an election on August 15, 2007 to pay cash interest on the Discount Notes due 2014. As a result, we are required to make our first cash interest payment on the Discount Notes due 2014 on February 15, 2008. Holdings used cash on hand at AMC Entertainment to pay a dividend to Parent of $270.6 million. Parent used the proceeds from this dividend along with proceeds of $396.0 million from the issuance of the Parent Term Loan Facility to pay a $652.8 million dividend to its stockholders.

Cash Flows from Operating Activities

        Cash flows provided by operating activities were $95,304,000 and $65,653,000 during the twenty-six weeks ended September 27, 2007 and September 28, 2006, respectively. The increase in operating cash flows during the twenty-six weeks ended September 27, 2007 is primarily due to the increase in net earnings. We had working capital deficits as of September 27, 2007 and March 29, 2007 of $179,828,000 and $40,370,000, respectively. We have the ability to borrow against our senior secured credit facility to meet obligations as they come due (subject to limitations on the incurrence of indebtedness in our various debt instruments) and had approximately $177,631,000 and $177,500,000 available on our senior secured credit facility to meet these obligations for the periods ended September 27, 2007 and March 29, 2007, respectively.

        On June 12, 2007 we entered into the Amendment, which required us to make an election on August 15, 2007 to pay cash interest on the Discount Notes due 2014. As a result, we will be required to make our first cash interest payment on the Discount Notes due 2014 on February 15, 2008. We expect that our annual cash interest payments on the Discount Notes due 2014 will be approximately $28,895,000.

        During the twenty-six weeks ended September 27, 2007, we opened four new theatres with 58 screens in the United States, closed 8 theatres with 84 screens in the United States and sold 17 theatres with 160 screens in connection with our disposition of HGCSA in Argentina, Brazil, Chile and Uruguay, resulting in a circuit total of 358 theatres and 5,128 screens.

        Cash flows provided by (used in) operating activities, as reflected in the Consolidated Statements of Cash Flows, were $417,870,000, $25,694,000, $(45,364,000) and $145,364,000 during the Successor periods ended March 29, 2007, March 30, 2006, March 31, 2005 and the Predecessor period ended December 23, 2004, respectively. The increase in operating cash flows during the year ended March 29, 2007 is primarily due to an increase in deferred revenues of $231,308,000 for the proceeds we received related to modification payments to our ESA with National CineMedia, LLC, increases in attendance and improvement in operating results, including amounts relating to the Loews Acquisition. We received litigation settlement checks related to fireproofing claims totaling $13,130,000 during the year ended March 29, 2007. The decrease in cash provided by operating activities for the Successor period ended March 30, 2006 compared with the pro forma period for the prior year is primarily due to declines in attendance and the timing of payments for accrued expenses and other liabilities. The cash used in operating activities for the Successor period ended March 31, 2005 was primarily due to payments of $37,061,000 in transaction costs related to the Loews Acquisition.

        We had a working capital (deficit) as of March 29, 2007 and March 30, 2006 of $(40,370,000) and $(137,872,000), respectively. We have the ability to borrow against our credit facility to meet obligations as they come due (subject to limitations on the incurrence of indebtedness in our various debt instruments) and had approximately $177,500,000 and $90,000,000 available on our credit facility to meet these obligations for the periods ended March 29, 2007 and March 30, 2006, respectively.

Cash Flows from Investing Activities

        Cash provided by (used in) investing activities were ($38,429,000) and $27,339,000 during the twenty-six weeks ended September 27, 2007 and September 28, 2006, respectively. As of September 27, 2007, we had construction in progress of $15,032,000. We had five theatres in the United States and Canada with a total of 78 screens under construction on September 27, 2007 that we expect to open in fiscal 2008. Cash outflows from investing activities include capital expenditures of $57,530,000 and $64,105,000 during the twenty-six weeks ended September 27, 2007 and September 28, 2006, respectively. We expect that our gross capital expenditures in fiscal 2008 will be between $150 million and $160 million.

        During the twenty-six weeks ended September 28, 2006, we sold six theatres with 68 screens, exchanged two theatres with 32 screens and closed one theatre with eight screens in the United States as required by and in connection with the approval of the Loews Acquisition for an aggregate sales price of $64,193,000.

        On July 5, 2007, we disposed of our investment in HGCSA, a partnership that operated 17 theatres in South America, for sales proceeds of $28,682,000.

        We fund the costs of constructing new theatres through existing cash balances, cash generated from operations or borrowed funds, as necessary. We generally lease our theatres pursuant to long-term non-cancelable operating leases which may require the developer, who owns the property, to reimburse us for the construction costs. We may decide to own the real estate assets of new theatres and, following construction, sell and leaseback the real estate assets pursuant to long-term non-cancelable operating leases. During fiscal 2006, we sold and leased back two theatres with 32 screens. We may also decide to sell certain real estate assets that we currently own where the value of the real estate may be greater than the value generated by our theatre operations.

        Historically, we have either paid for or leased the equipment used in a theatre. We may purchase leased equipment from lessors if prevailing market conditions are favorable. During the Successor period ended March 31, 2005 we purchased certain leased furniture, fixtures and equipment at two theatres for $25,292,000.

        Cash provided by investing activities, as reflected in the Consolidated Statement of Cash Flows were $283,969,000, $107,538,000, $(1,260,301,000) and $(692,395,000) during the Successor periods ended March 29, 2007, March 30, 2006, March 31, 2005 and Predecessor period ended December 23, 2004, respectively. As of March 29, 2007, we had construction in progress of $29,147,000. We had 9 U.S. theatres with a total of 118 screens under construction on March 29, 2007 that we expect to open in fiscal 2008. Cash outflows from investing activities include capital expenditures of $138,739,000 during the year ended March 29, 2007. We expect that our gross capital expenditures in fiscal 2008 will be between $150.0 million and $160.0 million.

        During fiscal 1998, we sold the real estate assets associated with 13 theatres to Entertainment Properties Trust ("EPT") for an aggregate purchase price of $283,800,000 (the "Sale and Lease Back Transaction"). We leased the real estate assets associated with the theatres from EPT pursuant to non-cancelable operating leases with terms ranging from 13 to 15 years at an initial lease rate of 10.5% with options to extend for up to an additional 20 years. The leases are triple net leases that require us to pay substantially all expenses associated with the operation of the theatres, such as taxes and other governmental charges, insurance, utilities, service, maintenance and any ground lease payments. During fiscal 2000, we sold the building and improvements associated with one of our theatres to EPT for proceeds of $17,600,000 under terms similar to the above Sale and Leaseback Transaction. During fiscal 2002, we sold the land at this theatre to EPT for proceeds of $7,486,000 under terms similar to the above Sale and Leaseback Transaction and at an initial lease rate of 10.75%. During fiscal 2003, we sold the real estate assets associated with 2 theatres to EPT for proceeds of $43,665,000 and then leased the real estate assets associated with these theatres pursuant to non-cancelable operating leases with terms of 20 years at an initial lease rate of 11% with options to extend for up to an additional 15 years. On March 30, 2004, we sold the real estate assets associated with 3 theatres to EPT for proceeds of $63,911,000 and then leased the real estate assets associated with these theatres pursuant to non-cancelable operating leases with terms of 20 years at an initial lease rate of 9.5% with options to extend for up to 15 additional years. On March 31, 2005, we sold the real estate assets associated with one theatre and adjoining retail space to EPT for proceeds of $50,910,000 and then leased the real estate assets associated with the theatre pursuant to a non-cancelable operating lease with terms of 20 years at an initial lease rate of 9.24% with options to extend for up to 14 additional years. On March 30, 2006, we sold the real estate assets associated with two theatres to EPT for proceeds of $35,010,000 and then leased the real estate assets associated with the theatres pursuant to a non-cancelable operating lease with terms of approximately 15 and 17 years at an initial lease rate of 9.25% with options to extend each for up to 15 additional years.

        In connection with our acquisition of Gulf States Theatres on March 15, 2002, we entered into leases of the real estate assets associated with the five theatres with Entertainment Properties Trust for a term of 20 years with an initial annual base rent of $7,200,000. Of the $45,000,000 purchase price, $5,800,000 was paid to Entertainment Properties Trust for specified non-real estate assets which Entertainment Properties Trust acquired from Gulf States Theatres and resold to us at cost. We have paid $300,000 annually since the date of acquisition in connection with consulting and non-competition agreements related to the acquisition. Our last payment is due in March 2007.

        On March 29, 2002, we acquired GC Companies pursuant to a stock purchase agreement and a plan of reorganization that was confirmed by the bankruptcy court on March 18, 2002. Our purchase price of $168,931,000 (net of $6.5 million from the sale of GC Companies' portfolio of venture capital investments on the effective date) included anticipated cash payments of $68,472,000, the issuance of $72,880,000 aggregate principal amount of the Notes due 2011 with a fair value of $71,787,000 and the issuance of 2,578,581 shares of AMC Entertainment common stock with an aggregate fair value of $35,172,000 based on a fair value of $13.64 per share (the closing price per share on the effective date of the plan). We used available cash for the cash payments under the plan of reorganization.

        The final purchase price for GC Companies was not determinable until all creditor claims disputed by the GC Companies post-confirmation unsecured creditors committee were consensually resolved or determined by the bankruptcy court. The GC Companies bankruptcy case was closed on May 26, 2004. Through March 31, 2005, we had issued $72,880,000 aggregate principal amount of the Notes due 2011 and 2,430,433 shares of AMC Entertainment common stock and paid approximately $66,118,000 in cash to creditors of GC Companies.

        On December 23, 2004, AMC Entertainment completed the merger with Marquee. Pursuant to the terms of the merger agreement, each issued and outstanding share of AMC Entertainment's common stock and Class B stock was converted into the right to receive $19.50 in cash and each issued and outstanding share of preferred stock was converted into the right to receive $2,727.27 in cash. The total amount of consideration paid in the merger with Marquee was $1,665,200,000. Holdings used the net proceeds from the sale of our notes (as described below), together with our existing cash balances and the proceeds from the equity contribution from Holdings (consisting of equity contributed by the Marquee Sponsors, the co-investors and certain members of management and the net proceeds of an offering of Holdings' notes), to finance the merger with Marquee.

        On June 30, 2005, we disposed of Japan AMC Theatres, Inc., including four of our five theatres in Japan, for a cash sales price of $44,861,000 and on September 1, 2005, sold our remaining Japan theatre for a sales price of $8,595,000.

        Cash flows for the Successor period ended March 30, 2006 include cash acquired from the Loews Acquisition of $142,512,000, proceeds from the sale leaseback of two theatres of $35,010,000 and proceeds from the sale of the Japan theatres of $53,456,000, partially offset by capital expenditures of $117,668,000. The cash acquired from the Loews Acquisition represented the cash held by Loews at the date of the Loews Acquisition. The Loews Acquisition was non-cash, funded by the issuance of our common stock. Cash outflows for investing activities include a payment to common and preferred stockholders net of cash acquired of $1,268,564,000 related to the Loews Acquisition for the Successor period ended March 31, 2005 and an increase of $627,338,000 in restricted cash related to investment of the proceeds from the Senior Notes issued in order to finance the Loews Acquisition during the Predecessor period ended December 23, 2004 and capital expenditures of $18,622,000 and $66,155,000 during the Successor period ended March 31, 2005 and Predecessor period ended December 23, 2004, respectively.

        In May 2006, AMCEI and its subsidiary AMC Entertainment International Limited sold its interests in AMC Entertainment España S.A., which owned and operated 4 theatres with 86 screens in Spain, and Actividades Multi-Cinemas E Espectáculos, LDA, which owned and operated 1 theatre with 20 screens in Portugal for a net sales price of approximately $35,446,000.

        In December 2006, we disposed of our investment in Yelmo which owned and operated 27 theatres and 310 screens in Spain as of the date sold for proceeds of $52,137,000.

        During the fifty-two weeks ended March 29, 2007, we sold six theatres with 68 screens, exchanged two theatres with 32 screens, and closed one theatre with six screens in the United States as required by and in connection with the approval of the Loews Acquisition for an aggregate sales price of $64,302,000.

        In March 2007, the board of directors of Fandango, Inc. ("Fandango"), an online movie ticketing company in which we owned approximately 8.4% of the outstanding common stock on an as converted basis as of March 29, 2007, approved an Agreement and Plan of Merger (the "Fandango Merger Agreement"), which was adopted and approved by its stockholders. Pursuant to the Fandango Merger Agreement, we and the other existing stockholders sold our interests in Fandango to Comcast Corporation. The transaction closed in May 2007. In connection with the transaction, we received an equity earn up which raised our interest in Fandango to approximately 10.4% of the outstanding common stock on an as converted basis immediately prior to the sale of our shares. Pursuant to the terms of the Fandango Merger Agreement and subject to certain closing adjustments, we estimate that we will receive a total of approximately $20.0 million in cash consideration in connection with the sale of our interest in Fandango of which $17,977,000 was received during the twenty-six weeks ended September 27, 2007.

        On February 13, 2007, NCM, Inc. completed its initial public offering. Net proceeds from the NCM, Inc. IPO were used to acquire newly issued equity interest from NCM, and NCM distributed the net proceeds to each of AMC, Cinemark and Regal on a pro rata basis in connection with modifying payment obligations for access to our theatres pursuant to the Exhibitor Services Agreement. We also sold common units in NCM to NCM, Inc. in connection with the exercise of the underwriters' option to purchase additional shares. In connection with the completion of the NCM, Inc. IPO, NCM entered into a $725 million term loan facility the net proceeds of which were used to redeem preferred units held by each of AMC, Cinemark and Regal on a pro rata basis pursuant to a recapitalization of NCM. AMC received net proceeds upon completion of such transactions of $517,122,000. We recorded $285,814,000 of the proceeds received from the NCM, Inc. IPO to first reduce our recorded equity method investment to $0 and second to reflect the remaining proceeds as equity in earnings of non-consolidated entities. We used the proceeds from these transactions, together with cash on hand, to redeem the Notes due 2011, the Floating Notes due 2010 and the Notes due 2012.

        In connection with the completion of the NCM, Inc. IPO, AMC amended and restated its ESA with NCM whereby in exchange for our pro rata share of the NCM, Inc. IPO proceeds, AMC agreed to a modification of NCM's payment obligation under the prior ESA. The modification extended the term of the ESA to 30 years, provided NCM with a five year right of first refusal beginning one year prior to the end of the term and changed the basis upon which AMC is paid by NCM from a percentage of revenues associated with advertising contracts entered into by NCM to a monthly theatre access fee. The theatre access fee would be composed of a fixed payment per patron and a fixed payment per digital screen, which would increase by 8% every five years starting at the end of fiscal 2011 for payments per patron and by 5% annually starting at the end of fiscal 2007 for payments per digital screen. Additionally, AMC entered into the Loews Screen Integration Agreement with NCM pursuant to which AMC will pay NCM an amount that approximates the EBITDA that NCM would generate if it were able to sell advertising in the Loews theatre chain on an exclusive basis commencing upon the completion of the NCM, Inc. IPO, and NCM issued to AMC common membership units in NCM increasing its ownership interest to approximately 33.7%; such Loews payments will be made quarterly until May 2008 and are estimated to total approximately $16 million in the aggregate. Also, with respect to any on-screen advertising time provided to our beverage concessionaire, AMC would be required to purchase such time from NCM at a negotiated rate. In addition, after completion of the NCM, Inc. IPO, AMC expects to receive mandatory quarterly distributions of excess cash from NCM.

        Cash flows for the Successor period ended March 29, 2007 include proceeds from the NCM distribution of $285,814,000, proceeds from the sale of our theatres in Spain and Portugal of $35,446,000 and proceeds from our disposition of Yelmo and of U.S. theatres as required by and in connection with the Loews Acquisition of $116,439,000.

        We currently own 17,474,890 units or an 18.6% interest in NCM accounted for using the equity method of accounting. As of September 27, 2007, the fair market value of the shares in National Cinemedia LLC was approximately $441.7 million based on a 90-day trailing average stock price for shares of NCM, Inc. Because we have no tax basis in these units and because the sale of our entire interest in these units would also accelerate additional taxable income of $118 million which was previously deferred, we anticipate any sales of these units would be made over time to allow us to utilize available net operating loss carryforwards which are subject to annual limitations on their use.

Cash Flows from Financing Activities

        Cash flows used in financing activities were $271,692,000 and $11,267,000 during the twenty-six weeks ended September 27, 2007 and September 28, 2006, respectively.

        During the twenty-six weeks ended September 27, 2007 we paid a dividend of $652,800,000 to our stockholders, paid $10,719,000 in deferred financing costs related to Parent's Term Loan Facility and paid $4,360,000 in deferred financing costs related to a consent solicitation from holders of our Discount Notes. We received proceeds of $396,000,000 from the issuance of the Parent Term Loan Facility during the twenty-six weeks ended September 27, 2007.

        Cash flows provided by (used in) financing activities, as reflected in the Consolidated Statement of Cash Flows, were ($611,131,000) $21,434,000, $1,376,763,000 and $611,034,000 during the Successor periods ended March 29, 2007, March 30, 2006, March 31, 2005 and the Predecessor period ended December 23, 2004 respectively. During fiscal 2007 we made principal payments of $592,811,000 to redeem our debt. We used the net proceeds included in investing activities from the NCM, Inc. IPO of $517,122,000, along with cash on hand, to redeem the Notes due 2011, the Floating Notes due 2010 and the Notes due 2012. On March 19, 2007 we redeemed $212,811,000 aggregate principal amount of the Notes due 2011 at 100% of principal value, on March 23, 2007 we redeemed $205,000,000 aggregate principal amount of the Floating Notes due 2010 at 103% of principal value and on March 23, 2007 we redeemed $175.0 million aggregate principal amount of the Notes due 2012 at 104.938% of principal value. Our loss on redemption of these notes including call premiums and the write off of unamortized deferred charges and premiums was $3,488,000. Cash flows from financing activities for the Successor period ended March 30, 2006 primarily include proceeds of $325,000,000 from the issuance of the Notes due 2016 and $650,000,000 from the Term Loan B which were used to repurchase $939,363,000 of debt, as well as $24,895,000 paid for financing costs which will be deferred and amortized over the life of the debt. On September 29, 2005 we received $6,661,000 additional construction allowance from our landlord Entertainment Properties Trust related to three of our Canada theatres which allowed for sale leaseback accounting at these locations and reduced our financing lease obligations by approximately $31,292,000, reduced the net book value of building assets related to these locations by approximately $15,839,000 and resulted in a deferred gain of $22,114,000. The deferred gain is amortized as a reduction of rent expense over the remaining terms of the leases. Cash flows from financing activities for the Successor period ended March 31, 2005 include proceeds from Holdings' issuance of common stock of $769,350,000, proceeds of $169,918,000 related to the Holdings' issuance of the Discount Notes due 2014 and proceeds of $455,000,000 related to the issuance of Fixed Notes due 2012 and the Floating Notes due 2010. Cash flows from financing activities for the Predecessor period ended December 23, 2004, include proceeds related to the issuance of notes of $624,918,000 to finalize the merger with Marquee, which includes gross proceeds of $169,918,000 from the Discount Notes due 2014.

        Concurrently with the closing of the merger of Loews with AMC Entertainment, we entered into the following financing transactions: (1) our new senior secured credit facility, consisting of a $650.0 million term loan facility and a $200.0 million revolving credit facility; (2) the issuance by AMC Entertainment of $325.0 million in aggregate principal amount of the Notes due 2016; (3) the termination of AMC Entertainment's existing senior secured credit facility, under which no amounts were outstanding, and the repayment of all outstanding amounts under Loews' existing senior secured credit facility and the termination of all commitments thereunder; and (4) the completion of the tender offer and consent solicitation for all $315.0 million aggregate principal amount of Loews' 9.0% senior subordinated notes due 2014.

        As a result of the Loews Acquisition, AMC Entertainment became the obligor of $250,000,000 in aggregate principal amount of Fixed Notes due 2012 and $205,000,000 in aggregate principal amount of Floating Notes due 2010 that were previously issued by Marquee Inc. on August 18, 2004. AMC Entertainment redeemed the Floating Notes due 2010 on March 23, 2007 with proceeds from the NCM transactions and cash on hand.

        In connection with the Marquee Transactions, Holdings issued $304,000,000 principal amount at maturity of our Discount Notes due 2014 for gross proceeds of $169,917,760. The only operations of Holdings prior to the merger with Marquee were related to this financing. Because AMC Entertainment was the primary beneficiary of Holdings, which was considered a variable interest entity as defined in FIN 46(R), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, the Predecessor was required to consolidate Holdings' operations and financial position into its financial statements as of and through the period ended December 23, 2004. The results of operations of

Holdings included within the Predecessor's Consolidated Statements of Operations for the period from April 2, 2004 through December 23, 2004 include interest expense of $7,135,000 and interest income of $831,000.

        Concurrently with the consummation of the merger with Marquee, AMC Entertainment entered into an amendment to its credit facility. We refer to this amended credit facility as the "amended credit facility." The amended credit facility modified a previous Second Amended and Restated Credit Agreement dated as of March 26, 2004, which was superseded in connection with the execution of the "amended credit facility," which was scheduled to mature on April 9, 2009. The amended credit facility was replaced with our current senior secured credit facility on January 26, 2006.

        On February 24, 2004, AMC Entertainment sold $300,000,000 aggregate principal amount of 8% Senior Subordinated Notes due 2014 (the "Notes due 2014"). We used the net proceeds (approximately $294,000,000) to redeem our Notes due 2009 and a portion of the Notes due 2011. The Notes due 2014 bear interest at the rate of 8% per annum, payable in March and September. The Notes due 2014 are redeemable at our option, in whole or in part, at any time on or after March 1, 2009 at 104.000% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after March 1, 2012, plus in each case interest accrued to the redemption date. The Notes due 2014 are unsecured and are subordinated to all of AMC Entertainment's existing and future senior indebtedness (as defined in the indenture governing the Notes due 2014). The Notes due 2014 rank equally with AMC Entertainment's Notes due 2016.

        On January 16, 2002, AMC Entertainment sold $175,000,000 aggregate principal amount of the Notes due 2012. Net proceeds from the issuance of the Notes due 2012 (approximately $168,000,000) were used to reduce borrowings under our credit facility, to pursue our current business strategy, including the acquisition of GC Companies, and for general corporate purposes. AMC Entertainment redeemed the Notes due 2012 with proceeds from the NCM transactions and cash on hand.

        On January 27, 1999, AMC Entertainment sold $225,000,000 aggregate principal amount of the Notes due 2011. Net proceeds from the issuance of the Notes due 2011 (approximately $219,000,000) were used to reduce borrowings under our credit facility. On March 29, 2002, AMC Entertainment issued an additional $72,880,000 aggregate principal amount of Notes due 2011 (with a fair value of $71,787,000) as part of our acquisition of GC Companies, Inc. On March 25, 2004, we redeemed $83,406,000 of the Notes due 2011 for $87,367,000. A loss of $5,357,000 was recognized in connection with the redemption including a call premium of $3,962,000, unamortized issue costs of $1,125,000 and unamortized discount of $270,000. The loss is included within other expense on the Consolidated Statements of Operations. AMC Entertainment redeemed the Notes due 2011 on March 19, 2007 with the proceeds from the NCM transactions and cash on hand.

        The merger with Marquee constituted a "change of control" under the Notes due 2011 in the aggregate principal amount of $214,474,000, which allowed the holders of those notes to require AMC Entertainment to repurchase their notes at 101% of their aggregate principal amount plus accrued and unpaid interest to the date of purchase. We commenced this change of control offer on January 11, 2005, and bondholders tendered $1,663,000 of the Notes due 2011, which were repurchased using existing cash in February 2005. On March 19, 1997, AMC Entertainment sold $200,000,000 aggregate principal amount of our Notes due 2009. We used the net proceeds from the issuance of the Notes due 2009 (approximately $194,000,000) to reduce borrowings under our credit facility. The Notes due 2009 were redeemed on March 25, 2004 for $204,750,000. A loss on redemption of $8,590,000 was recognized in connection with the redemption including a call premium of $4,750,000, unamortized issue costs of $3,291,000 and unamortized discount of $549,000. The loss is included within other expense on the Consolidated Statements of Operations.

        On January 26, 2006, AMC Entertainment sold $325,000,000 aggregate principal amount of the Notes due 2016. Net proceeds from the issuance of the Notes due 2016 were used to fund a portion of the Loews Dispositions and to pay related fees and expenses. The Notes due 2016 bear interest at the rate of 11% per annum, payable February 1 and August 1 of each year. The Notes due 2016 are redeemable at our option, in whole or in part, at any time on or after February 1, 2011 at 105.5% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after February 1, 2014, plus in each case interest accrued to the redemption date. The Notes due 2016 are unsecured and are subordinated to all of AMC Entertainment's existing and future senior indebtedness (as defined in the indenture governing the Notes due 2016). The Notes due 2016 rank equally with its Notes due 2014.

        The indentures relating to our notes allow us to incur all permitted indebtedness (as defined therein) without restriction, which includes all amounts borrowed under our credit facility. The indentures also allow us to incur any amount of additional debt as long as we can satisfy the coverage ratio of each indenture after giving effect thereto on a pro forma basis. Under the indentures relating to the Discount Notes due 2014, the most restrictive of the indentures, we could borrow approximately 1,309.1 million in addition to permitted indebtedness (assuming an interest rate of 9% per annum on the additional borrowings) as of March 29, 2007 and March 30, 2006, respectively. If we cannot satisfy the coverage ratios of the indentures, generally we can incur, in addition to amounts borrowed under the credit facility, no more than $100.0 million of new "permitted indebtedness" under the terms of the indentures relating to the Notes due 2014, Notes due 2016 and Discount Notes due 2014.

        The indentures relating to the above-described notes also contain covenants limiting dividends, purchases or redemptions of stock, transactions with affiliates, and mergers and sales of assets, and require us to make an offer to purchase the notes upon the occurrence of a change in control, as defined in the indentures. Upon a change of control (as defined in the indentures), we would be required to make an offer to repurchase all of the outstanding notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase.

        As of September 27, 2007, we were in compliance with all financial covenants relating to our senior secured credit facility, the Cinemex Credit Facility, the Notes due 2016, Notes due 2014, the Fixed Notes due 2012, and the Discount Notes.

  Parent Term Loan Facility

        To help finance the dividend paid by us to our stockholders discussed in note 6 to our unaudited consolidated financial statements, we entered into the Parent Term Loan Facility for net proceeds of $396,000,000. The interest rate on borrowings under the Parent Term Loan Facility was 10.60% per annum as of September 27, 2007. Unpaid principal and interest on outstanding loans under the Parent Term Loan Facility are required to be repaid upon maturity on June 13, 2012. We expect to repay all amounts outstanding under the Parent Term Loan Facility with the proceeds of the Parent offering.

        We may voluntarily repay outstanding loans under the Parent Term Loan Facility, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid at any time on or before June 13, 2008 at 100% of principal, at any time after June 13, 2008 and on or prior to June 13, 2009 at 102% of principal, at any time after June 13, 2009 and on or prior to June 13, 2010 at 101% of principal and at 100% of principal par value thereafter.

        The Parent Term Loan Facility allows us to incur all permitted indebtedness (as defined therein) without restriction. The Parent Term Loan Facility also allows us and our subsidiaries to incur any amount of additional debt so long as we can satisfy the coverage ratios required thereby after giving effect to such incurrence on a pro forma basis. In addition, restrictive covenants in the Parent Term Loan Facility limit Parent's ability, and the ability of its subsidiaries, to, among other things, pay dividends and make other restricted payments, create liens, engage in transactions with affiliates and merge or consolidate with other companies or sell all or substantially all of its assets.

        The covenants in the Parent Term Loan Facility described above will not apply during any period of time when the loans under the Parent Term Loan Facility have investment-grade ratings from both Moody's and S&P, provided that no default has occurred and is continuing under the Parent Term Loan Facility. As of September 27, 2007, we were in compliance with all such covenants. Non-compliance with these covenants could result in a default under the Parent Term Loan Facility and the lenders thereunder could elect to declare all amounts borrowed immediately due and payable.

        We intend to apply the net proceeds of the Parent offering to repay all amounts outstanding under the Parent Term Loan Facility.

  Senior Secured Credit Facility

        Our senior secured credit facility is with a syndicate of banks and other financial institutions and provides AMC Entertainment financing of up to $850.0 million, consisting of a $650.0 million term loan facility with a maturity of seven years and a $200.0 million revolving credit facility with a maturity of six years. The revolving credit facility will include borrowing capacity available for Mexican peso-denominated revolving loans, for letters of credit and for swingline borrowings on same-day notice. The Company's ability to borrow against the revolving credit facility is limited to approximately $177.6 million as of September 27, 2007 due to restrictions imposed by our various debt agreements.

        Borrowings under our senior secured credit facility bear interest at a rate equal to an applicable margin plus, at our option, either a base rate or LIBOR. On March 13, 2007, we amended our senior secured credit facility to, among other things, lower the interest rates related to our term loan, reduce our unused commitment fee and amend the change of control definition so that the Parent offering and the related transactions will not constitute a change of control. The current applicable margin for borrowings under the revolving credit facility is 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR borrowings, and the current applicable margin for borrowings under the term loan facility is 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR borrowings. The applicable margin for such borrowings may be reduced, subject to AMC Entertainment attaining certain leverage ratios. In addition to paying interest on outstanding principal under our senior secured credit facility, AMC Entertainment is required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.25%. It will also pay customary letter of credit fees. AMC Entertainment may voluntarily repay outstanding loans under our senior secured credit facility at any time without premium or penalty, other than customary "breakage" costs with respect to LIBOR loans. AMC Entertainment is required to repay $1,625,000 of the term loan quarterly, beginning March 30, 2006 through September 30, 2012, with any remaining balance due on January 26, 2013.

        All obligations under our senior secured credit facility are guaranteed by each of AMC Entertainment's wholly-owned domestic subsidiaries. All obligations under our senior secured credit facility, and the guarantees of those obligations (as well as cash management obligations and any interest hedging or other swap agreements), are secured by substantially all of AMC Entertainment's assets as well as those of each subsidiary guarantor.

        Our senior secured credit facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, AMC Entertainment's ability, and the ability of its subsidiaries, to sell assets; incur additional indebtedness; prepay other indebtedness (including the notes); pay dividends and distributions or repurchase their capital stock; create liens on assets; make investments; make certain acquisitions; engage in mergers or consolidations; engage in certain transactions with affiliates; amend certain charter documents and material agreements governing subordinated indebtedness, including the Existing Subordinated Notes; change the business conducted by it and its subsidiaries; and enter into agreements that restrict dividends from subsidiaries.

        In addition, our senior secured credit facility requires, commencing with the fiscal quarter ended September 28, 2006, that AMC Entertainment and its subsidiaries maintain a maximum net senior secured leverage ratio as long as the commitments under the revolving credit facility remain outstanding. Our senior secured credit facility also contains certain customary affirmative covenants and events of default.

        As a result of the completion on February 13, 2007 of the NCM, Inc. initial public offering, we received proceeds of $517.1 million. Such proceeds along with cash on hand was used for the redemption of the Notes due 2011, the Notes due 2012 and the Floating Notes due 2010. The redemption of the subordinated notes constituted restricted payments under our senior secured credit facility. Because our current restricted payment basket amount, after giving pro forma effect for an increase resulting from the NCM transaction, would have been insufficient to accommodate this debt repayment, we amended our senior secured credit facility on February 14, 2007 to allow for up to $600 million in subordinated debt repayments to be carved out of the restricted payments basket. This carve out was available for redemptions/repayments through April 30, 2007.

  Cinemex Credit Facility

        In August 2004, Cadena Mexicana de Exhibición S.A. de C.V., a wholly-owned subsidiary of Cinemex and an indirect wholly-owned subsidiary of Loews, entered into a senior secured credit facility, which remains in place after the consummation of the Loews Acquisition. The initial amount drawn under the Cinemex senior secured credit facility was 1,026.4 million Mexican pesos (approximately $90.0 million as of August 16, 2004). Cinemex drew 106.3 million Mexican pesos (approximately $10.0 million in August 2005) under the delayed draw feature of its senior secured credit facility. Approximately $102.7 million was outstanding under the senior secured credit facility as of March 29, 2007. In December 2005, Cadena Mexicana entered into an amended and restated senior secured revolving credit facility which provides for an available revolving credit line of the peso equivalent of $25.0 million with Banco Inbursa, S.A. and Scotiabank Inverlat, S.A. (the revolving credit facility is peso-denominated debt). During January and February of 2006 Cinemex drew 105.4 million Mexican pesos under the revolving credit facility (approximately $12.1 million was outstanding as of March 29, 2007). All obligations of Cadena Mexicana under the Cinemex senior secured credit facility and revolving credit facility are guaranteed by Cinemex and each existing and future operating subsidiary of Cadena Mexicana, except for specified excluded subsidiaries.

        The Cinemex borrowings are non-recourse to Loews, and thus, are non-recourse to AMC Entertainment. Interest on the Cinemex term loan is payable in arrears on a monthly basis at the Interbank Equilibrium Interest Rate (Tasa de Interes Interbancaria de Equilibrio) for a period of 28 days (the TIIE rate), plus an applicable margin of 1.50% in years one and two, 1.75% in year three and 2.00% in years four and five. The interest rate on the Cinemex term loan as of March 29, 2007 was 7.45%. This rate was adjusted to 8.5% on approximately $40.8 million of the Cinemex borrowings by an interest rate swap entered into on July 28, 2003 and was redesignated as a hedge of the Cinemex senior secured credit facility on August 16, 2004. The interest rate on the remaining approximately $61.9 million of the Cinemex borrowings was adjusted to 9.89% by an interest rate swap entered into on August 5, 2005.

        In December 2006, Cinemex amended its senior secured revolving credit facility to extend it for an additional year, now maturing December 19, 2007. In December 2006, Cinemex also modified the terms of its senior secured credit facility term loan. The Cinemex term loan will mature on August 16, 2011 and will amortize beginning on February 16, 2009 in installments ranging from 10% to 30% of the principal balance per annum over the five-year period. Additionally, the applicable margin for the rate of interest has been modified to be based on a ratio of Net Debt to EBITDA. The applicable margin will now be 200 basis points for a ratio of 2.50 times to 3.00 times, 175 basis points for a ratio of 2.01 times to 2.50 times, 150 basis points for a ratio of 1.51 times to 2.00 times and 125 basis points for a ratio at or below 1.50 times.

        The Cinemex senior secured credit facilities contain customary affirmative and negative covenants with respect to Cadena Mexicana and each of the guarantors and, in certain instances, Cadena Mexicana's subsidiaries that are not guarantors, as defined in the credit agreement. Affirmative covenants include the requirement to furnish periodic financial statements and ensure that the obligations of Cadena Mexicana and the guarantors under the Cinemex senior secured credit facilities rank at least pari passu with all existing debt of such parties. Negative covenants include limitations on disposition of assets, capital expenditures, dividends and additional indebtedness and liens. The senior secured credit facilities also include certain financial covenants, including, without limitation, a maximum total leverage ratio, a maximum total net debt to equity ratio, a minimum interest coverage ratio, a maximum true-lease adjusted leverage ratio and a minimum consolidated net worth requirement.

Commitments and Contingencies

        Minimum annual cash payments required under existing capital and financing lease obligations, maturities of corporate borrowings, future minimum rental payments under existing operating leases, FF&E and leasehold purchase provisions, ADA related betterments and pension funding that have initial or remaining non-cancelable terms in excess of one year as of March 29, 2007 are as follows:

(In thousands)	Minimum Capital and Financing Lease Payments	Principal Amount of Corporate Borrowings(1)	Interest Payments on Corporate Borrowings(2)	Minimum Operating Lease Payments	Capital Related Betterments(3)	Pension Funding(4)	Total Commitments(6)
2008	$9,088	$20,811	$137,292	$403,713	$91,120	$3,000	$665,024
2009	8,724	16,768	135,795	413,948	17,250	—	592,485
2010	8,681	32,170	152,631	410,965	—	—	604,447
2011	8,732	42,438	168,049	401,832	—	—	621,051
2012	7,081	37,303	162,749	388,793	—	—	595,926
Thereafter	61,989	1,790,000	320,122	2,965,585	—	—	5,137,696

Total	$104,295	$1,939,490	$1,076,638	$4,984,836	$108,370	$3,000	$8,216,629	(5)

(1)
Represents cash requirements for the payment of principal on corporate borrowings. Total amount does not equal carrying amount due to unamortized discounts or premiums on issuance. This table excludes the Parent Term Loan Facility which is expected to be repaid in connection with the Parent offering.

(2)
Interest expense on the term loan was estimated at 7.07% based upon the published LIBOR at April 27, 2007. Cash interest on the Discount Notes due 2014 will be paid semi-annually beginning February 15, 2008.

(3)
Includes committed capital expenditures including the estimated cost of ADA related betterments. Does not include planned, but non-committed capital expenditures.

(4)
Historically we fund our pension plan such that the plan is 90% funded. The plan has been frozen effective December 31, 2006. The funding requirement has been estimated based upon our expected funding amount. The retiree health plan is not funded.

(5)
As noted below under "—Change of Control Offers," the Parent offering will constitute a "change of control" under the indentures governing the Discount Notes, the Notes due 2016 and the Fixed Notes due 2012. Holdings and AMC Entertainment will be required to make change of control offers to purchase these notes after completion of the Parent offering at a price of 101% of the aggregate principal amount thereof plus, without duplication, accrued and unpaid interest to the date of repurchase. In the above table, we have reflected the principal amount and interest on these notes consistent with their respective stated maturity and we have not included the $8.2 million of change of control premium payment that we would be required to pay if the holders of all three series of notes elected to accept the change of control offer.

(6)
As discussed in the historical financial statements for the period ended September 27, 2007, Parent adopted FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB No. 109." At March 30, 2007, Parent had a liability for unrecognized benefits of $44.1 million, of which approximately $5.3 million is expected to be offset from Parent's pool of net operating loss carryforwards within the next 12 months. For the remaining liability, Parent is unable to reasonably determine when settlement with the taxing authorities will occur.

Fee Agreement

        In connection with the Parent Transactions, on June 11, 2007, Parent, Holdings, AMC Entertainment and the Sponsors entered into a Fee Agreement (the "Fee Agreement"), which replaced the December 23, 2004 fee agreement among Holdings, AMC Entertainment and the Marquee Sponsors as amended and restated on January 26, 2006 (the "Original Fee Agreement"). The Fee Agreement provides for an annual management fee of $5.0 million, payable quarterly and in advance to each Sponsor, on a pro rata basis, until the twelfth anniversary from December 23, 2004, as well as reimbursements for each Sponsor's respective out-of-pocket expenses in connection with the management services provided under the Fee Agreement.

        In addition, the Fee Agreement provides for reimbursements by AMC Entertainment to the Sponsors for their out-of-pocket expenses, and by AMC Entertainment to Parent of up to $3.5 million for fees payable by Parent in any single fiscal year in order to maintain Parent and AMC Entertainment's corporate existence, corporate overhead expenses and salaries or other compensation of certain employees.

        Upon the consummation of a change in control transaction or an IPO, the Sponsors will receive, in lieu of quarterly payments of the annual management fee, an automatic fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement (assuming a twelve year term from the date of the original fee agreement), calculated using the treasury rate having a final maturity date that is closest to the twelfth anniversary of the date of the original fee agreement date. As of September 27, 2007, we estimate this amount would be $38.5 million.

        The Fee Agreement also provides that AMC Entertainment will indemnify the Sponsors against all losses, claims, damages and liabilities arising in connection with the management services provided by the Sponsors under the fee agreement.

Change of Control Offers

        In connection with the Parent offering, the Sponsors and certain other existing stockholders of Parent intend to enter into a new voting arrangement, effective upon the closing of the Parent offering, which is described in more detail under "Certain Relationships and Related Party Transactions—Governance Agreements." As a result of these new voting arrangements, the Parent offering will constitute a "change of control" under the indentures governing the Discount Notes due 2014, the Notes due 2016 and the Fixed Notes due 2012 and Holdings and AMC Entertainment will be required to make change of control offers to purchase these notes after completion of the Parent offering at a price of 101% of the aggregate principal amount thereof plus, without duplication, accrued and unpaid interest to the date of repurchase. If the change of control offers had taken place on September 27, 2007, and all of the holders had accepted the offers, we would have been required to pay $243.2 million with respect to our Discount Notes due 2014 (representing $240.8 million aggregate principal amount and a $2.4 million change of control premium payment), $328.3 million with respect to our Notes due 2016 (representing $325.0 million aggregate principal amount and a $3.3 million change of control premium payment) and $252.5 million with respect to our Fixed Notes due 2012

(representing $250.0 million aggregate principal amount and a $2.5 million change of control premium payment). To the extent that such holders accept the offers, Holdings and AMC Entertainment anticipate that they would raise the amounts needed to fund the offers with cash on hand, available lines of credit or through new financing; however, we cannot assure you that Holdings and AMC Entertainment would have sufficient funds available or be able to obtain new financing, on commercially reasonable terms or at all.

Investment in NCM

        As discussed in Cash Flows From Investing Activities, we hold an investment of 18.6% in NCM accounted for following the equity method. The fair market value of these shares is approximately $441.7 million as of September 27, 2007. Because we have no tax basis in these units and because the sale of our entire interest in these units would also accelerate additional taxable income of $118 million which was previously deferred, we anticipate any sales of these units would be made over time to allow us to utilize available net operating loss carryforwards which are subject to annual limitations on their use.

Conclusion

        We believe that cash generated from operations and existing cash and equivalents will be sufficient to fund operations and planned capital expenditures and potential acquisitions for at least the next 12 months and enable us to maintain compliance with covenants related to our senior secured credit facility. We are considering various options with respect to the utilization of cash and equivalents in excess of our anticipated operating needs. Such options might include, but are not limited to, acquisitions of theatres or theatre companies, repayment of corporate borrowings and payment of dividends to shareholders.

Impact of Inflation

        Historically, the principal impact of inflation and changing prices upon us has been to increase the costs of the construction of new theatres, the purchase of theatre equipment, rent and the utility and labor costs incurred in connection with continuing theatre operations. Film exhibition costs, our largest cost of operations, are customarily paid as a percentage of admissions revenues and hence, while the film exhibition costs may increase on an absolute basis, the percentage of admissions revenues represented by such expense is not directly affected by inflation. Except as set forth above, inflation and changing prices have not had a significant impact on our total revenues and results of operations.

Covenant Compliance

        Our senior secured credit facility requires us to maintain a net senior secured leverage ratio of no more than 3.25 to 1.0, calculated on a pro forma basis for the trailing four quarters (as determined under our senior secured credit facility) as long as the commitments under our revolving credit facility remain outstanding. Failure to comply with this covenant would result in an event of default under our senior secured credit facility unless waived by our revolving credit lenders, and in any event would likely limit our ability to borrow funds pursuant to our revolving credit facility. An event of default under our senior credit facility can result in the acceleration of our indebtedness under the facility, which in turn would result in an event of default and possible acceleration of indebtedness under the Parent Term Loan Facility and our debt securities as well. See "—Liquidity and Capital Resources—Cash Flows from Financing Activities—Parent Term Loan Facility" for details concerning the covenants set forth in the Parent Term Loan Facility. In addition, our senior secured credit facility restricts our ability to take certain actions such as incurring additional debt or making certain acquisitions if we are unable to comply with our net senior secured leverage ratio covenant or, in the case of additional debt, maintain an Adjusted EBITDA to consolidated interest expense ratio of at least 2.0 to 1.0 and a senior leverage ratio of no more than 3.25 to 1.0 after giving pro forma effect (as determined under our senior secured credit facility) to the debt incurrence or acquisition, as the case may be. Failure to comply with these covenants would result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions. As our failure to comply with the covenants described above can, at best, limit our ability to incur debt or grow our company, and at worst, cause us to go into default under the agreements governing our indebtedness, management believes that our senior secured credit facility and these covenants are material to the Company. As of September 27, 2007, we were in compliance with the covenants described above.

        Pro forma Adjusted EBITDA is defined in our senior secured credit facility as loss from continuing operations, as adjusted for the items summarized in the table below. Consolidated interest expense is defined in our senior secured credit facility as interest expense excluding, among other things, the amortization of fees and expenses incurred in connection with the Loews Dispositions, as well as the amortization of fees and expenses associated with certain investment and financing transactions and certain payments made in respect of operating leases, as described in the definition of consolidated interest expense, less interest income for the applicable period.

        Adjusted EBITDA is not a measurement of our financial performance or liquidity under U.S. GAAP and should not be considered as an alternative to loss from continuing operations, operating income or any other performance measures derived in accordance with U.S. GAAP. Consolidated interest expense as defined in our senior secured credit facility should not be considered an alternative to U.S. GAAP interest expense. Adjusted EBITDA includes estimated annual cost savings initiatives that we expect to achieve in connection with the Loews Acquisition as a result of actions that we have taken following completion of the Loews Acquisition. Adjusted EBITDA also includes estimated annual cost savings initiatives that we expect to achieve in the ordinary cause of business as a result of actions we have taken or anticipate taking in the near future. However, Adjusted EBITDA does not take into account the $29.9 million in one-time transition expenditures that we have incurred or anticipate that we will need to incur during this period in order to realize these cost savings. The adjustments set forth below reflecting estimated cost savings and operating synergies do not qualify as pro forma adjustments under Regulation S-X promulgated under the Securities Act and constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995, as amended. Actual results may differ materially from those reflected due to a number of factors, including without limitation, (i) an inability to consolidate facilities, (ii) an inability to reduce headcount and (iii) an inability to terminate certain contracts.

	Pro Forma
	52 Weeks Ended March 29, 2007	52 Weeks Ended September 27, 2007
	(thousands of dollars, except ratios)
Calculation of Adjusted EBITDA:
Loss from continuing operations	$(93,255)	$(16,723)
Income tax provision (benefit)	6,500	37,000
Investment income	(4,156)	(23,533)
Equity in (earnings) losses of non-consolidated entities	5,106	(24,774)
Interest expense	178,206	180,420
Other expense (income)	1,019	(227)
Disposition of assets and other (gains)/losses	(11,183)	(7,031)
Depreciation and amortization	256,472	253,380
Impairment charge	10,686	10,686
Theatre and other closure expense	9,011	(15,145)
Pre-opening expense	6,569	5,781
Stock-based compensation expense	11,424	10,388
Merger and acquisition costs	12,447	12,355

Subtotal	$388,846	$422,577

Additional credit facility adjustments:
Gain on sale of investments, income from equity investments and insurance recoveries	24,589	49,535
Non-cash items, deferred rent and other	(7,931)	(11,588)
Cost savings initiatives(1)	13,699	4,946

Adjusted EBITDA(2)	$419,203	$465,470

Net senior secured indebtedness(3)		$695,482
Net senior secured leverage ratio(4)		1.49
Senior indebtedness(5)		$1,027,169
Senior leverage ratio(6)		2.21
Consolidated interest expense(7)		$139,424
Adjusted EBITDA Ratio(8)		3.34

(1)
Represents cost savings related to (i) the substantially completed elimination of duplicative overhead costs, including staffing and other administrative expenses, and closure of duplicative facilities, in connection with the merger of Loews with AMC Entertainment in January 2006, (ii) the incorporation of Loews' operations within AMC Entertainment's national corporate contracts for certain vendors to our theatres, (iii) the alignment of theatre pay level and staffing practices and implementation of best practices used by each of AMC Entertainment and Loews with respect to staffing, and (iv) the implementation of cost-control programs for utilities and janitorial services.

(2)
See footnote (1) on page 11 for more information on Adjusted EBITDA.

(3)
The senior secured credit facility defines net senior secured indebtedness as consolidated secured indebtedness for borrowed money other than any capital lease obligations, net of cash and cash equivalents. Net senior secured indebtedness reflected in the table consists primarily of borrowings under the senior secured credit facility and also reflects the impact on cash balances from the NCM Transactions and the Offering Transactions.

(4)
The senior secured credit facility defines the net senior secured leverage ratio as the ratio of net senior secured indebtedness to Adjusted EBITDA for the trailing four fiscal quarters on a pro forma basis (as defined in the senior secured credit facility).

(5)
The senior secured credit facility defines senior indebtedness as consolidated indebtedness for borrowed money that is not expressly subordinate or junior indebtedness.

(6)
The senior secured credit facility defines the senior leverage ratio as the ratio of senior indebtedness to Adjusted EBITDA for the trailing four fiscal quarters on a pro forma basis (as defined in the senior secured credit facility).

(7)
The senior secured credit facility defines consolidated interest expense as interest expense excluding, among other things, the amortization of fees and expenses incurred in connection with the Loews Acquisition, as well as the amortization of fees and expenses associated with certain investment and financing transactions and certain payments made in respect of operating leases, as described in the definition of consolidated interest expense, less interest income for the applicable period.

(8)
The senior secured credit facility defines the Adjusted EBITDA Ratio as the ratio of Adjusted EBITDA to consolidated interest expense for the trailing four fiscal quarters on a pro forma basis (as defined in the senior secured credit facility).

New Accounting Pronouncements

        In November 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combination (FAS 141(R)) and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (FAS 160). FAS 141(R) will significantly change how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. FAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. FAS 141(R) and FAS 160 are effective for both public and private companies for fiscal years beginning on or after December 15, 2008 (fiscal 2010 for the Company). FAS 141(R) will be applied prospectively. FAS 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of FAS 160 shall be applied prospectively. Early adoption is prohibited for both standards. Management is currently evaluating the requirements of FAS 141(R) and FAS 160 and has not yet determined the impact on its financial statements.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. We will be required to adopt this standard in the first quarter of fiscal 2009. Management is currently evaluating the requirements of SFAS 159 and has not yet determined the impact on the consolidated financial statements.

        In September 2006, the FASB released SFAS No. 157, Fair Value Measurements which provides enhanced guidance for using fair value to measure assets and liabilities. The standard applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. It does not expand the use of fair value in any new circumstances. Under the standard, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. It clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, or the first quarter of fiscal 2009 for AMC Entertainment. Early adoption is permitted. In November 2007, the FASB authorized its staff to draft a proposed FASB Staff Position (FSP) that would partially defer the effective date of SFAS No. 147 for one year for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The proposed FSP will not defer recognition and disclosure requirements for financial assets and financial liabilities or for nonfinancial assets and nonfinancial liabilities that are remeasured at least annually. We do not anticipate this standard having a material effect on our consolidated financial statements.

        In July 2006, the FASB released FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement 109 ("FIN 48" or the "Interpretation"), which clarifies the accounting for uncertainty in income taxes recognized in companies' financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The evaluation of a tax position in accordance with FIN 48 is a two-step process. The first step is recognition whereby companies must determine whether it is more likely than not that a tax position will be sustained upon examination. The second step is measurement whereby a tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The interpretation also provides guidance on derecognition of recognized tax benefits, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We adopted the new requirements in the first quarter of fiscal 2008. As a result of the adoption of FIN 48, we recorded a $5.3 million increase in current deferred tax assets, a $5.3 million reduction of goodwill, a $5.3 million current FIN 48 liability and a $5.3 million charge to the beginning accumulated deficit that is reported as a cumulative effect adjustment for a change in accounting principle to the opening balance sheet position of stockholders' accumulated deficit at March 30, 2007.

Quantitative and Qualitative Disclosures about Market Risk

        We are exposed to various market risks including interest rate risk and foreign currency exchange rate risk.

        Market risk on variable-rate financial instruments.    We maintain a $850,000,000 senior secured credit facility, comprised of a $200,000,000 revolving credit facility and $650,000,000 term loan facility, and a $400,000,000 Parent Term Loan Facility, which permit borrowings at a rate equal to an applicable margin plus, at our option either a base rate or LIBOR. Increases in market interest rates would cause interest expense to increase and earnings before income taxes to decrease. The change in interest expense and earnings before income taxes would be dependent upon the weighted average outstanding borrowings during the reporting period following an increase in market interest rates. We had no borrowings on our new revolving credit facility as of March 29, 2007 or September 27, 2007. We had $643,500,000 and $640,250,000 outstanding under the term loan facility on March 29, 2007 and September 27, 2007, respectively and had $0 and $400,000,000 outstanding under the Parent Term Loan Facility on March 29, 2007 and September 27, 2007, respectively. Therefore, a 100 basis point increase in market interest rates would have increased or decreased interest expense on our senior secured credit facility by $6,459,000 and $5,206,000 during the fifty-two weeks ended March 29, 2007 and the twenty-six weeks ended September 27, 2007, respectively.

        Market risk on fixed-rate financial instruments.    Included in long-term debt are $325,000,000 of our Notes due 2016, $300,000,000 of our Notes due 2014, $250,000,000 of our Fixed Notes due 2012 and $240,795,000 carrying value of our Discount Notes. Increases in market interest rates would generally cause a decrease in the fair value of the Notes due 2016, Notes due 2014, Fixed Notes due 2012 and

Discount Notes and a decrease in market interest rates would generally cause an increase in fair value of the Notes due 2016, Notes due 2014, Fixed Notes due 2012 and Discount Notes.

        Foreign currency exchange rates.    We currently operate theatres in Mexico, France, the United Kingdom and Canada. As a result of these operations, we have assets, liabilities, revenues and expenses denominated in foreign currencies. The strengthening of the U.S. dollar against the respective currencies causes a decrease in the carrying values of assets, liabilities, revenues and expenses denominated in such foreign currencies and the weakening of the U.S. dollar against the respective currencies causes an increase in the carrying values of these items. The increases and decreases in assets, liabilities, revenues and expenses are included in accumulated other comprehensive income. Changes in foreign currency exchange rates also impact the comparability of earnings in these countries on a year-to-year basis. As the U.S. dollar strengthens, comparative translated earnings decrease, and as the U.S. dollar weakens comparative translated earnings from foreign operations increase. Although we do not currently hedge against foreign currency exchange rate risk, we do not intend to repatriate funds from the operations of our international theatres but instead intend to use them to fund current and future operations. A 10% fluctuation in the value of the U.S. dollar against all foreign currencies of countries where we currently operate theatres would either increase or decrease loss before income taxes and accumulated other comprehensive income (loss) by approximately $1.4 million and $40.6 million, respectively, as of March 29, 2007, and $213,000 and $39.6 million, respectively, as of September 27, 2007.

Derivatives

        On July 28, 2003, Grupo Cinemex entered into an interest rate swap agreement with a maturity of December 26, 2007 to manage its exposure to interest rate movements by effectively converting its previous long-term senior secured credit facility from a variable to a fixed rate. The notional amount of the interest rate swap reduces in accordance with the repayment provisions of Grupo Cinemex's previous long-term senior secured credit facility. Although this senior secured facility was repaid on August 13, 2004, the swap agreement remains outstanding and was redesignated as a hedge of the Grupo Cinemex Term Loan.

        The face amount of the interest rate swap on March 29, 2007 was 450 million Mexican pesos ($40.8 million). The face amount of the interest rate swap on September 27, 2007 was 225 million Mexican pesos ($20.6 million). The swap agreement provides for the exchange of variable rate payments for fixed rate payments without the effect of leverage and without the exchange of the underlying face amount. The variable rate is based on the 28-day TIIE rate and the fixed rate is 8.5%. The fair market value of the interest rate swap was a liability of $186,000 as of March 29, 2007 and a liability of $32,000 as of September 27, 2007.

        On August 5, 2005, Grupo Cinemex entered into a new interest rate swap with a face amount of 382.8 million Mexican pesos ($35.1 million) as a complement to the July 28, 2003 interest rate swap noted above. This interest rate swap is complementary to the interest rate swap entered into on July 28, 2003 and increases in the same amount of the decrease in the interest rate swap entered into on July 28, 2003 to hedge the credit. The face amount of the interest rate swap on March 29, 2007 was 683.9 million Mexican pesos ($61.9 million). The face amount of the interest rate swap on September 27, 2007 was 682.1 million Mexican pesos ($62.4 million). The new interest rate swap was entered into in order to hedge the outstanding debt balance not covered by the July 28, 2003 interest rate swap. This new interest rate swap provides for the exchange of variable rate payment for fixed rate payments. The variable rate is based on the 28-day TIIE rate and the fixed rate is 9.89%. The fair market value of this interest rate swap was a liability of $2,751,000 as of March 29, 2007 and a liability of $1,886,000 as of September 27, 2007.

        We are exposed to credit loss in the event of non-performance by the counterparties to the interest rate swap agreements. However, we do not anticipate non-performance by the counterparties.

BUSINESS

        We are one of the world's leading theatrical exhibition companies based on a number of measures, including total revenues, total number of screens and annual attendance. For the fiscal year ended March 29, 2007 and the 52 weeks ended September 27, 2007, each on a pro forma basis, we had revenues of $2.4 billion and $2.5 billion, respectively. As of September 27, 2007, we owned, operated or held interests in 358 theatres with a total of 5,128 screens, approximately 89% of which were located in the United States and Canada. Our theatres are primarily located in large urban markets in which we have a strong market position relative to our competition. We believe that we operate a modern and highly productive theatre circuit. Our average screen per theatre count in the United States and Canada of 14.8 and our pro forma attendance per theatre, a commonly used measure of asset utilization in our industry, of more than 676,000 patrons substantially exceed industry averages. Historically, these favorable attributes have enabled us to generate significant cash provided by operating activities. Our industry is in its initial phase of transition to digital technology and we expect this technology to provide an enhanced patron experience, operational and programming efficiencies as well as the opportunity to exhibit a broader array of content. We believe that our favorable attributes mentioned above will enable us to generate incremental revenues as digital technologies become more pervasive in our theatres.

        In the United States and Canada, as of September 27, 2007, we operated 309 theatres with 4,585 screens in 30 states, the District of Columbia and two Canadian provinces. We have a significant presence in most major urban "DMA's". Our U.S. and Canada theatre circuit represented 92.6% of our revenues for the 52 weeks ended September 27, 2007 on a pro forma basis.

        For the fiscal year ended March 29, 2007 and the 52 weeks ended September 27, 2007, each on a pro forma basis, we had revenues of $2.4 billion and $2.5 billion, respectively.

        The following table provides detail with respect to the geographic location of our U.S. and Canada theatre circuit as of September 27, 2007:

United States and Canada	Theatres(1)	Screens(1)
California	38	597
Texas	23	450
Florida	24	404
New Jersey	25	318
New York	27	279
Illinois	18	271
Michigan	13	214
Arizona	9	183
Georgia	11	177
Pennsylvania	13	150
Washington	15	149
Maryland	13	136
Ohio	9	133
Massachusetts	10	129
Virginia	8	123
Missouri	8	117
Minnesota	5	78
Louisiana	5	68
Colorado	3	62
North Carolina	3	60
Oklahoma	3	60
Kansas	2	49
Indiana	3	40
Connecticut	2	36
South Carolina	3	28
District of Columbia	4	27
Nebraska	1	24
Kentucky	1	20
Wisconsin	1	18
Arkansas	1	16
Utah	1	9

Total United States	302	4,425

Canada	7	160

Total United States and Canada	309	4,585

(1)
Included in the above table are five theatres and 64 screens that we manage or in which we have a partial interest.

        As of September 27, 2007, our international circuit of 49 theatres with 543 screens consisted principally of wholly-owned theatres in Mexico, where we operated 44 theatres with 488 screens primarily located in the Mexico City Metropolitan Area, or MCMA, through Grupo Cinemex, S.A. de C.V. and its subsidiaries (Cinemex). We believe that we have the number one market share in the MCMA with an estimated 49% of MCMA attendance through December 31, 2006. Our wholly-owned international circuit represented 7.4% of our revenues for the 52 weeks ended September 27, 2007 on a pro forma basis.

        The following table provides detail with respect to the geographic location of our international theatre circuit as September 27, 2007:

International	Theatres(1)	Screens(1)
Mexico	44	488
China (Hong Kong)(2)	2	13
France	1	14
United Kingdom	2	28

Total International	49	543

(1)
Included in the above table are two theatres and 13 screens that we manage or in which we have a partial interest.

(2)
Although we sold our only theatre in Hong Kong on January 5, 2006, we maintain a partial interest represented by a license agreement with purchaser for continued use of our trademark.

        We have improved the quality of our theatre circuit by adding new screens through new builds (including expansions) and acquisitions and by disposing of older screens through closures and sales. As of September 27, 2007, 3,350, or approximately 73%, of our screens in the United States and Canada were located in megaplex theatres. The average number of screens per theatre in the United States and Canada as of September 27, 2007 was 14.8 for the combined company, which was more than twice the industry average of 6.8, according to NATO, and higher than any of our peer competitors.

        The following table sets forth historical and pro forma information of AMC Entertainment and Loews, on a combined basis, concerning new builds (including expansions), acquisitions and dispositions (including the Loews Dispositions and our Portugal and Spain dispositions) and end of period theatres and screens through September 27, 2007:

	New Builds		Acquisitions		Closures/Dispositions		Total Theatres(1)
Fiscal Year	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens
1996	9	177	—	—	42	180	371	2,569
1997	20	368	—	—	30	133	361	2,804
1998	28	674	—	—	33	151	356	3,327
1999	33	547	314	1,736	73	278	630	5,332
2000	33	650	—	—	96	490	567	5,492
2001	16	262	—	—	144	837	439	4,917
2002	15	255	5	68	54	338	405	4,902
2003	7	123	109	1,155	106	829	415	5,351
2004	9	133	3	48	27	190	400	5,342
2005	7	89	—	—	16	102	391	5,329
2006	14	197	—	—	30	264	375	5,262
2007	8	122	—	—	28	307	355	5,077
2008(2)	4	58	—	—	8	84	351	5,051

	203	3,655	431	3,007	687	4,183

(1)
Excludes seven theatres and 77 screens that we manage or in which we have a partial interest.

(2)
Through September 27, 2007.

        We were founded in 1920 and since that time have pioneered many of the industry's most important innovations, including the multiplex theatre format in the early 1960s and the North

American megaplex theatre format in the mid-1990s. In addition, we have acquired some of the most respected companies in the theatrical exhibition industry, including Loews and General Cinema, and we have a demonstrated track record of successfully integrating those companies through timely conversion to AMC's operating procedures, headcount reductions, consolidation of corporate functions and adoption of best practices. We have also created and invested in a number of value enhancing strategic opportunities that have created substantial value for our company and, we believe, will continue to generate incremental value for Parent's shareholders. For example:

  •
  We created National Cinema Network, Inc., our advertising subsidiary, in 1985 and combined it with Regal CineMedia to form NCM, a cinema screen advertising venture, in March 2005. Another major exhibitor joined the NCM joint venture by contributing its screen advertising business in July 2005. On February 13, 2007, we received net proceeds of $517.1 million upon completion of the NCM Transactions. We currently own approximately 18.6% of NCM;

  •
  We were a founding partner and currently own approximately 27% of MovieTickets.com, an Internet ticketing venture representing over 10,000 screens; and

  •
  In February 2007, we formed our most recent joint venture, DCIP, with two other major exhibitors to facilitate the financing and deployment of digital technology in our theatres and to enter into agreements with equipment vendors and major motion picture studios for the implementation of digital cinema.

Our Competitive Strengths

        There are several principal characteristics of our business that we believe make us a particularly effective competitor in our industry and position us well for future growth. These include:

  •
  our major market position;

  •
  our modern, highly productive theatre circuit;

  •
  our strong cash flow generation; and

  •
  our proven management team.

        Major Market Position.    We are one of the world's leading theatrical exhibition companies and enjoy geographic market diversification and leadership in major markets worldwide. As of September 27, 2007, we operated in 23 of the top 25 DMA's, and had the number one or two market share in 22 of those DMA's, including the number one market share in New York City, Chicago, Dallas and Washington, D.C. We also operated 24 of the top 50 theatres in the United States based on box office revenues for the 52 weeks ended September 27, 2007. In certain of our densely populated urban markets we believe there is a scarcity of alternative retail real estate opportunities and often zoning requirements. We believe our major market presence makes our theatres more important to content providers who rely on our markets for a disproportionate box office receipts (as typically 60% of all U.S. box office receipts derive from the top 25 DMA's).

        The areas in which we operate are typically densely populated urban markets. Traditionally, the population densities, affluence, and ethnic and cultural diversity of top DMA's create a greater opportunity to exhibit a broad array of film genres, which we believe drives higher levels of attendance at our theatres as compared to theatres in less densely populated markets. Historically this has produced the highest asset utilization among our peer competitors as measured by attendance per theatre. We believe our strong presence in major markets positions us well relative to our peer competitors to take advantage of opportunities for incremental revenues associated with operating a digital theatre circuit given our patrons' interest in a broader array of content offerings.

        Modern, Highly Productive Theatre Circuit.    We are an industry leader in the development and operation of megaplex theatres, typically defined as a theatre having 14 or more screens and offering amenities to enhance the movie-going experience, such as stadium seating, digital sound and enhanced seat design. From April 1995 through September 27, 2007, AMC Entertainment and Loews built 203 theatres with 3,655 new screens, acquired 431 theatres with 3,007 screens and disposed of 687 theatres with 4,183 screens. Of the total new build screens, 2,933 were added during the 1995 through 2002 period as we led the industry in modernizing our circuit through development of megaplex theatres. As of September 27, 2007, 3,350, or approximately 73%, of our screens in the United States and Canada were located in megaplex theatres and the average number of screens per theatre was 14.8, which was more than twice the industry average of 6.8, according to NATO, and higher than any of our peer competitors. Over the past five years we have invested over $730 million to improve and expand our theatre circuit, contributing to the modern portfolio of theatres we operate today.

        We believe our high average number of screens per theatre and the design of our megaplex theatres provide a more enjoyable entertainment experience and offer us operational benefits, as we are able to offer a wider selection of content and showtimes. We believe this contributes to our generating the highest attendance and revenues per theatre among our peer competitors. For the 52 weeks ended September 27, 2007, we had the number one market share in New York City, Chicago, Dallas and Washington, D.C. among others, and we operated 22 of the top 50 theatres in the United States and Canada in terms of box office revenue as measured by Rentrak. Our next closest competitor operated 11 of the top 50 theatres. For the 52 weeks ended September 27, 2007, on a pro forma basis, our theatre circuit in the United States and Canada produced box office revenues per screen at rates approximately 26% higher than our closest peer competitor and 48% higher than the industry average, as measured by Rentrak.

        We believe that our patrons' entertainment experience will be further enhanced with the installation of digital projection systems in our theatres, which began in newly opened theatres in the fourth quarter of calendar 2007 and which we expect to take approximately two years to roll out to substantially all of our existing theatres. We believe operating a digital theatre circuit will provide us greater flexibility in exhibiting our content, which will enhance our capacity utilization, enable us to achieve higher ticket prices for differentiated content formats such as Digital 3D and IMAX, and provide incremental revenue from exhibition of alternative content such as live concerts, sporting events, Broadway shows and opera.

        Strong Cash Flow Generation.    The U.S. theatrical exhibition industry has a long-term history of steady box office growth, even during times of economic downturn. When combined with our major market focus and highly productive theatre assets, we have been able to generate significant and stable cash flow provided by operating activities. For the 52 weeks ended September 27, 2007, our net cash provided by operating activities (exclusive of $231.3 million of non-recurring cash receipts related to the NCM Transactions) totaled $216.2 million. In future years, we expect to continue to generate cash flow to allow us to maintain our facilities, invest in our business, service our debt and pay dividends to Parent's stockholders.

        Proven Management Team.    Our executive management team has an average of approximately 23 years of experience in the theatrical exhibition industry. Our leadership team has guided our company through a number of economic and industry cycles, and has successfully integrated a number of strategic acquisitions, including Loews and General Cinema, as well as delivered targeted cost savings and strong operating results.

Our Strategy

        Our strategy is driven by four key elements:

  •
  growing our revenues by broadening and enhancing the AMC experience;

  •
  maximizing operating efficiencies by focusing on the fundamentals of our business;

  •
  enhancing our theatre portfolio through selective new builds, acquisitions and the disposition of underperforming theatres; and

  •
  returning capital to Parent's shareholders through cash dividends.

        Growing Revenues by Broadening and Enhancing the AMC Experience.    We provide an entertainment experience for our patrons that is convenient, enjoyable and affordable. We intend to generate incremental revenues in the future by broadening and enhancing the experience in our theatres through a number of initiatives. Specifically, we will continue to broaden our content offerings through installation of additional IMAX and Digital 3D systems, present attractive alternative content and enhance our food and beverage offerings. We also will continue creating new strategic marketing and loyalty programs aimed at increasing attendance. Initiatives we have implemented in the past and that we will continue to pursue to grow revenues and enhance the experience include the following:

  •
  We have enhanced our concession program by expanding the menu of premium food and beverage products. In 2006, we introduced "Clips PicksSM" a first in the industry that gives AMC patrons the opportunity to create their own value meal from items on the Clips Picks menu.

  •
  We have generated incremental attendance through innovative programming. For example, in 2006 we introduced;

  •
  "A.M.Cinema®" which offers moviegoers the opportunity to see first-run movies before noon on select Fridays, Saturdays, Sundays and holidays at the best ticket price of the day and

  •
  "AMC Select SM" which provides an exciting and diverse selection of the best in specialty films to the mainstream moviegoer at many AMC theatres across the country, 365 days a year.

  •
  Our MovieWatcher frequent moviegoer loyalty program has approximately 1.6 million active members, which we believe to be the largest active membership for a loyalty program in our industry. We are currently evaluating a number of marketing strategies which target this loyal customer base with programs intended to increase attendance at our theatres;

  •
  We introduced the AMC Entertainment Card in October 2002, the first stored-value gift card sold circuit-wide in the industry. We currently sell the card through several marketing alliances at approximately 50,000 retail outlets throughout the United States and Canada. We intend to expand this program and create additional marketing alliances; and

  •
  We have also installed IMAX systems at seven of our theatres, which we believe offers another differentiated and premium entertainment experience for our patrons. We recently announced an agreement with IMAX to install 100 IMAX MPX digital projection systems at AMC theatres in 34 major U.S. markets. Deployment of these systems will commence in July 2008 and extend through 2010, depending upon the achievement of specified financial measures. The agreement has an initial term of seven years with one three-year renewal option and provides territorial exclusivity for each theatre.

        In addition, we recently formed DCIP, a joint venture to facilitate the deployment of digital cinema systems. With digital technology deployed in our theatres we expect to realize a number of benefits. This technology will provide consistent state-of-the-art presentation quality for our patrons. We will also be able to broaden the entertainment experience in our theatres and improve capacity utilization by using our screens for the exhibition of alternative content such as sporting events and concerts, and also multiplayer game competitions and educational uses. It will also facilitate the distribution of next generation Digital 3D content which offers a more compelling visual experience for patrons that we believe will drive incremental attendance and revenues. Over the past two years, Digital 3D versions of a movie have generated more than double the attendance of 2D versions of the same movie at an additional $1 to $3 more per ticket for a Digital 3D film than for a standard 2D film. Additionally, digital technologies will enable us to create further operational and programming efficiencies in our theatres. For example, we will be able to better address capacity utilization and meet demand in our theatres by making real-time decisions on the number and size of the auditoriums to program with content. Given our major market position, the overall diversity of our patron base and our high average screen per theatre count, we believe the benefits associated with digital technologies in our theatres will be significant for our theatre circuit and will provide us with the opportunity for incremental revenues. Recent examples of our execution on this strategy include the following:

  •
  We recently exhibited Beowulf in our theatre circuit in a variety of formats, including 2D, Digital 3D and IMAX 3D. In the first week of its release, industry average performance of the Digital 3D and IMAX versions of Beowulf exceeded the 2D release on a revenue per theatre basis by over two times and nine times, respectively. The performance of the Digital 3D and IMAX 3D versions were even more striking in our circuit where Digital 3D and IMAX 3D exceeded the industry 2D average by over three times and by over 14 times, respectively. AMC theatres in the top 25 DMA's performed at even higher levels with Digital 3D and IMAX 3D exceeding the industry 2D average by over four times and by over 25 times, respectively;

  •
  We are commencing the second season of Metropolitan Opera broadcasts in our theatres, which in its inaugural year produced average ticket prices and capacity utilization over two times and six times, respectively, what would otherwise have been realized from exhibiting traditional content at the slotted times. We broadcast the performances on both a live and prerecorded basis. Advance ticket sales for the second season are off to a great start and producing results which are consistent with our first season. We expect to see an increase in capacity utilization of our theatres that is similar to what we experienced in the first season; and

  •
  We recently screened two alternative content events with great success. The first was a live broadcast followed up by an encore prerecorded broadcast of a Garth Brooks concert. The second was a promotion of a DVD release of a film by exhibiting it one last time on the big screen. On a combined basis, these two events produced average ticket prices and capacity utilization at our facilities that exceeded traditional content that would otherwise have been exhibited at the slotted times by 50% and 800%, respectively.

  •
  We recently announced that Hannah Montana's sold out concert tour will appear on the big screen in Digital 3D at nearly 100 of our theatres in February 2008. Advance ticket sales at a price of $15.00 per ticket indicate we should achieve capacity utilization in excess of what we would expect form traditional content during the times slotted for this presentation.

        We have experienced a dramatic increase in alternative content available to us as well as a growing slate of Digital 3D and IMAX content. As directors and producers continue to embrace new technology and embed it in their productions, we expect new and innovative content generation to continue.

        The costs of implementing digital projection in our theatres will be substantially funded by DCIP. DCIP and its members have yet to execute definitive agreements concerning the extent of such funding, but based on current negotiations, we expect that with respect to our existing theatres, allowances from DCIP of $70,000 per screen will cover substantially all of the costs of installing digital projection systems, and with respect to our new-build theatres, allowances from DCIP will cover $30,000 to

$45,000 of such costs per screen, the estimated incremental cost of digital projection systems over conventional film projectors. We expect DCIP to fund allowances through virtual print fees ("VPFs") from motion picture studios. We will bear maintenance costs with respect to digital projection systems which we expect to be similar to what we currently spend on our conventional film projectors. We will also bear any incremental installation costs relating to Digital 3D or to enable the exhibition of alternative-content.

        Our ability to implement digital cinema systems in accordance with our plans will depend on the availability of equipment from third-party vendors, and the on ongoing negotiation of definitive agreements by DCIP for financing, payment of VPFs by motion picture studios and equipment use agreements with participating exhibitors. We believe that the supply of digital cinema equipment will be sufficient for our needs and that such definitive agreements are likely to be executed in the first quarter of calendar 2008.

        Maximizing Operating Efficiencies.    We believe that the size of our circuit and the breadth of our operations will allow us to continue to achieve economies of scale and drive continued improvement in operating margins. Since fiscal 2001, we have been able to increase our Segment Adjusted EBITDA(1) margins from 14.5% to 19.1% for the 52 weeks ended September 27, 2007. We have achieved this margin improvement through an ongoing review of all aspects of our operations and the implementation of cost-saving initiatives, including at the theatre level, more effective scheduling of staff and concession gains. As a result, cost of operations as a percentage of total revenues decreased from 67.4% in fiscal 2001 to 63.4% for the 52 weeks ended September 27, 2007. Additionally, general and administrative expenses as a percentage of total revenue decreased from 2.7% in fiscal 2001 to 1.7% for the 52 weeks ended September 27, 2007.

(1)
See note 13 to the unaudited consolidated financial statements included in the registrant's Form 10-Q for the quarterly period ended September 27, 2007 and note 17 to the audited consolidated financial statements included in the registrant's Form 10-K for the year ended March 29, 2007 for a discussion of Segment Adjusted EBITDA including a reconciliation to operating earnings (loss). We have computed Segment Adjusted EBITDA margins by dividing Segment Adjusted EBITDA by total revenues. Segment Adjusted EBITDA is disclosed in the audited financial statements as it is a primary measure used by us to evaluate the performance of our segments and to allocate resources.

        Enhancing our Theatre Portfolio.    Through a deliberate and focused internal review process, we have closed or disposed of 687 older or obsolete theatres representing 4,183 screens since the end of fiscal 1995. We believe that our efforts in disposing of theatres that are nearing the end of their productive life cycle has differentiated us from our peer competitors and contributed to our overall portfolio quality. We will continue to evaluate our theatre portfolio and, where appropriate, dispose of theatres through closures, lease terminations, lease buyouts, sales or subleases.

        In addition to our disposition activity, we will evaluate the potential for new theatres and, where appropriate, replace underperforming theatres with new, modern theatres that offer amenities that are consistent with our portfolio. As of September 27, 2007, we had five theatres in the United States and Canada with a total of 78 screens under construction and scheduled to open in fiscal 2008. Lastly, we intend to selectively pursue acquisitions where the characteristics of the location, overall market and facilities further enhance the quality of our theatre portfolio.

        We also intend to selectively pursue acquisitions where the characteristics of the location, overall market and facilities further enhance and strengthen the quality of our theatre portfolio. Historically we have demonstrated a successful track record of integrating acquisitions such as Loews and General Cinema.

        We believe that a major factor that further differentiates us from our competitors and has contributed to our overall theatre portfolio quality has been our proactive efforts to close or dispose of older, underperforming theatres. Since fiscal 1995, our last fiscal year before the first North American megaplex theatre opened, we have closed or disposed of 4,183 screens on a combined basis, 1,793 of which were owned by AMC Entertainment at the time of disposal and 2,390 of which were owned by Loews. We have identified 40 theatres with 345 screens that we may close over the next one to three years due to the expiration of leases or early lease terminations. In order to maintain a modern, high quality theatre circuit, we will continue to evaluate our theatre portfolio and, where appropriate, dispose of theatres through closures, lease terminations, lease buyouts, sales or subleases. In all, we estimate that after giving effect to anticipated new builds and theatre closures, we will have replaced older, underperforming theatres representing between 365 and 405 total screens with new builds representing between 370 and 410 total screens from fiscal 2008 through 2010. Actual numbers of closures and new builds from fiscal 2008 through 2010 may differ materially from our estimates.

        The theatrical exhibition business has been consolidating, with the top four exhibitors accounting for approximately 53% of box office revenues in 2006 compared to 29% in 1995. We have played a key role in this consolidation process. Our acquisition of Loews on January 26, 2006 combined two leading theatrical exhibition companies, each with a long history of operating in the industry, and increased the number of screens we operated by 47%. As of September 27, 2007, we owned, operated or held interests in a geographically diverse theatre circuit consisting of 358 theatres and 5,128 screens.

        Returning Capital to Parent's Shareholders.    Parent believes that cash dividends are an efficient means of returning capital to its shareholders. Consequently, in connection with the Parent offering, Parent will institute a quarterly dividend. Parent expects its cash provided by operating activities to grow over time. Parent's ability to sustain and grow its dividend will be subject to its cash provided by operating activities after capital expenditures and debt service requirements and the terms of the instruments governing our indebtedness.

Film Licensing

        We predominantly license "first-run" motion pictures from distributors owned by major film production companies and from independent distributors. We license films on a film-by-film and theatre-by-theatre basis. We obtain these licenses based on several factors, including number of seats and screens available for a particular picture, revenue potential and the location and condition of our theatres. We pay rental fees on a negotiated basis.

        During the period from 1990 to 2006, the annual number of first-run motion pictures released by distributors in the United States ranged from a low of 370 in 1995 to a high of 599 in 2006, according to the Motion Picture Association 2006 MPA Market Statistics.

        North American film distributors typically establish geographic film licensing zones and generally allocate available film to one theatre within that zone. Film zones generally encompass a radius of three to five miles in metropolitan and suburban markets, depending primarily upon population density. In film zones where we are the sole exhibitor, we obtain film licenses by selecting a film from among those offered and negotiating directly with the distributor. As of March 29, 2007, on a pro forma basis, approximately 88% of our screens in the United States were located in film licensing zones where we are the sole exhibitor.

        Licenses that we enter into typically state that rental fees are based on either aggregate terms established prior to the opening of the picture or on a mutually agreed settlement upon the conclusion of the picture run. Under an aggregate terms formula, we pay the distributor a specified percentage of box office receipts. The settlement process allows for negotiation based upon how a film actually performs.

        There are several distributors which provide a substantial portion of quality first-run motion pictures to the exhibition industry. These include Buena Vista Pictures (Disney), Paramount Pictures, Universal Pictures, Warner Bros. Distribution, New Line Cinema, SONY Pictures Releasing, Lions Gate Films, Focus, Twentieth Century Fox, Weinstein Company and MGM. Films licensed from these distributors accounted for approximately 95% of our U.S. and Canadian admissions revenues during fiscal 2007. Our revenues attributable to individual distributors may vary significantly from year to year depending upon the commercial success of each distributor's motion pictures in any given year. In fiscal 2007, no single distributor accounted for more than 7% of the motion pictures that we licensed or for more than 20% of our box office admissions.

Concessions

        Concessions sales are our second largest source of revenue after box office admissions. Concessions items include popcorn, soft drinks, candy, hot dogs and other products. Different varieties of candy and soft drinks are offered at our theatres based on preferences in that particular geographic region. We have also implemented "combo-meals" for patrons which offer a pre-selected assortment of concessions products and offer co-branded and private label products that are unique to us.

        Our strategy emphasizes prominent and appealing concessions counters designed for rapid service and efficiency. We design our megaplex theatres to have more concessions capacity to make it easier to serve larger numbers of customers. Strategic placement of large concessions stands within theatres heightens their visibility, aids in reducing the length of lines, allows flexibility to introduce new concepts and improves traffic flow around the concessions stands.

        We negotiate prices for our concessions products and supplies directly with concessions vendors on a national or regional basis to obtain high volume discounts or bulk rates and marketing incentives.

Theatre Management and Support

        We use a centralized structure for policy development, strategic planning, asset management, marketing, human resources, finance, accounting and information systems. These systems are managed at our corporate office located in Kansas City, Missouri.

        We staff our theatres with personnel capable of making day-to-day operating decisions. A portion of management's compensation at each theatre is linked to the operating results of that theatre. All theatre level personnel complete formal training programs to maximize both customer service and the efficiency of our operations. Theatre managers receive market-based training within their first 18 months with us which focuses on operations administration, marketing and information systems interpretation.

        Theatre staffing varies depending on the size and configuration of the theatre and levels of attendance. For example, a typical 10-screen movie theatre may have four managers with 50 associates while a megaplex theatre may have eight managers and 125 associates. We are committed to developing the strongest possible management teams and seek college graduates for career management positions.

Properties

        The following table sets forth the general character and ownership classification of our theatre circuit, excluding unconsolidated joint ventures, as of September 27, 2007:

Property Holding Classification	Theatres	Screens
Owned	12	121
Leased pursuant to ground leases	8	93
Leased pursuant to building leases	288	4,361
Build to suit and ground leases (Cinemex)	43	476

Total	351	5,051

        Our theatre leases generally have initial terms ranging from 15 to 20 years, with options to extend the lease for up to 20 additional years. The leases typically require escalating minimum annual rent payments and additional rent payments based on a percentage of the leased theatre's revenue above a base amount and require us to pay for property taxes, maintenance, insurance and certain other property-related expenses. In some instances our escalating minimum annual rent payments are contingent upon increases in the consumer price index. In some cases, our rights as tenant are subject and subordinate to the mortgage loans of lenders to our lessors, so that if a mortgage were to be foreclosed, we could lose our lease. Historically, this has never occurred.

        We lease our corporate headquarters in Kansas City, Missouri.

        The majority of the concessions, projection, seating and other equipment required for each of our theatres is owned.

Employees

        As of September 27, 2007, we employed approximately 1,200 full-time and 18,000 part-time employees. Approximately 4.1% of our part-time employees were minors who were paid the minimum wage.

        Approximately 1.3% of our U.S. employees, consisting primarily of motion picture projectionists, are represented by a union, the International Alliance of Theatrical Stagehand Employees and Motion Picture Machine Operators (and affiliated local unions). We believe that our relationship with this union is satisfactory. Approximately 80% of our Cinemex employees are represented by unions. We consider our employee relations to be good.

Theatrical Exhibition Industry and Competition

        Theatrical exhibition is the primary initial distribution channel for new motion picture releases and we believe that the theatrical success of a motion picture is often the most important factor in establishing its value in the other parts of the product life cycle (DVD, cable television and other ancillary markets).

        Theatrical exhibition has demonstrated long-term steady growth. U.S. and Canadian box office revenues increased by a 4.7% CAGR over the last 20 years, driven by increases in both ticket prices and attendance. Ticket prices have grown steadily over the past 20 years, growing at a 2.9% CAGR. In calendar 2006, industry box office revenues were $9.5 billion, an increase of 5.5%, compared to a decrease of 5.7% in calendar year 2005 and through August 30, 2007, box office revenues increased 8.0% over the same period in the prior year, driven by an estimated 2% increase in average ticket prices and a 6% increase in attendance.

        The following table represents information about the exhibition industry obtained from NATO.

Calendar Year	Box Office Revenues	Attendance	Average Ticket Price	Number of Theatres	Indoor Screens	Screens Per Theatre
	(in millions)	(in millions)
2006	$9,488	1,449	$6.55	5,543	37,776	6.8
2005	8,991	1,403	6.41	5,713	37,092	6.5
2004	9,539	1,536	6.21	5,629	36,012	6.4
2003	9,488	1,574	6.03	5,700	35,361	6.2
2002	9,520	1,639	5.80	5,712	35,170	6.2
2001	8,413	1,487	5.65	5,813	34,490	5.9
2000	7,661	1,421	5.39	6,550	35,567	5.4
1999	7,448	1,465	5.06	7,031	36,448	5.2
1998	6,949	1,481	4.69	6,894	33,418	4.8
1997	6,365	1,388	4.59	6,903	31,050	4.5
1996	5,911	1,339	4.42	7,215	28,905	4.0
1995	5,493	1,263	4.35	7,151	26,995	3.8

        There are approximately 570 companies competing in the North American theatrical exhibition industry, approximately 360 of which operate four or more screens. Industry participants vary substantially in size, from small independent operators to large international chains. Based on information obtained from the NATO 2006-07 Encyclopedia of Exhibition, we believe that the ten largest exhibitors (in terms of number of screens) operated approximately 61% of the indoor screens in 2006. This statistic is up from 34% in 1999 and is evidence that the theatrical exhibition business in the United States and Canada has been consolidating. During the period from 1995, when we first introduced the North American megaplex theatre, to 1999, U.S. and Canada screen count grew at an 8% CAGR from 27,000 to approximately 36,500. Since then, screen counts have grown at a more moderate pace, resulting in a total screen count of 37,776 at the end of 2006. Based on information from NATO, average screens per theatre have increased from 3.8 in 1995 to 6.8 in 2006, which we believe is indicative of the industry's development of megaplex theatres.

        Our theatres are subject to varying degrees of competition in the geographic areas in which they operate. Competition is often intense with respect to attracting patrons, licensing motion pictures and finding new theatre sites. Where real estate is readily available, there are few barriers preventing another company from opening a theatre near one of our theatres, which may adversely effect operations at our theatre.

        The theatrical exhibition industry faces competition from other forms of out-of-home entertainment, such as concerts, amusement parks and sporting events, and from other distribution channels for filmed entertainment, such as cable television, pay per view and home video systems, as well as from all other forms of entertainment.

        We believe the theatrical exhibition industry is and will continue to be attractive for a number of key reasons, including:

        A Highly Popular and Affordable Out-of-Home Entertainment Experience.    Going to the movies is one of the most popular and affordable out-of-home entertainment options. In 2006, attendance at indoor movie theatres in the United States and Canada was 1.4 billion. This contrasts to the 115 million combined annual attendance generated by professional baseball, basketball and football over the same time period. The estimated average price of a movie ticket was $6.55 in 2006, considerably less than other out-of-home entertainment alternatives such as concerts and sporting events.

        Long-Term History of Steady Growth.    The theatrical exhibition industry is a mature business which has, over an extended period, produced steady growth in revenues and attendance. The combination of the popularity of moviegoing, its steady long-term growth characteristics, industry consolidation that has resulted in more rational capital deployment and the relative maturity of the business makes theatrical exhibition a highly cash flow generative business today. Box office revenues in the United States and Canada have increased at a 4.7% CAGR over the last 20 years, driven by increases in both ticket prices and attendance across multiple economic cycles. During this period, the industry experienced short-term variability in attendance and resulting revenues which we believe were highly correlated to the quality of film product being exhibited. We believe that these long-term trends will continue.

        Significant Ongoing Investment in Motion Pictures.    The number of motion pictures released in the United States has increased in each of the past five years. Since 2005, this reflects, among other things, a significant investment in the movie business from non-traditional sources. A number of recent motion picture financings have attracted significant participation from large financial institutions. We believe this increased investment will further increase the number of motion pictures produced each year.

        Transformation of Industry With Adoption of Digital Technology.    The theatrical exhibition industry is in the initial stages of conversion from film-based to digital projection technology. Virtually all filmed entertainment content today can be exhibited digitally. Digital projection results in a premium visual experience for patrons as there is no degradation of image over the life of a film. Digital content also gives the theatre operator greater flexibility in programming content. For example, theatre operators are able to better address capacity utilization and meet demand in their theatres by making real-time decisions on the number and size of auditoriums to program with content. Moreover, digital technology provides theatres with the opportunity for additional revenues through Digital 3D and alternative content offerings. Recent experience with digital has produced increased attendance and average ticket prices. For example, theatres are able to charge $1 to $3 more per ticket for a Digital 3D film than for a standard 2D film. Furthermore, Digital 3D screens have generated more than double the attendance of standard 2D versions of the same movie. Digital technology also facilitates live and pre-recorded networked and single-site meetings and corporate events in movie theatres and will allow for the distribution of live and pre-recorded entertainment content and the sale of associated sponsorships.

        Importance of Content Providers.    We believe that the theatrical success of a motion picture is often the key determinant in establishing its value in the other parts of the product life cycle, such as DVD, cable television, merchandising and other ancillary markets. As a result, we believe motion picture studios will continue to work cooperatively with theatrical exhibitors to ensure the continued value of the theatrical window.

Regulatory Environment

        The distribution of motion pictures is, in large part, regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. The consent decrees resulting from one of those cases, to which we were not a party, have a material impact on the industry and us. Those consent decrees bind certain major motion picture distributors and require the motion pictures of such distributors to be offered and licensed to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis. We understand that the Department of Justice is presently evaluating its enforcement policy with respect to those consent decrees.

        Our theatres must comply with Title III of the Americans with Disabilities Act of 1990 (the "ADA"). Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, awards of damages to private litigants or additional capital expenditures to remedy such noncompliance. Although we believe that our theatres are in substantial compliance with the ADA, in January 1999, the Civil Rights Division of the Department of Justice filed suit against us alleging that certain of our theatres with stadium-style seating violate the ADA. In separate rulings in 2002 and 2003 the court ruled against us in the "line of sight" and the "non-line of sight" aspects of this case. In 2003, the court entered a consent order and final judgment about the non-line of sight aspects of this case. On January 10, 2006, a federal judge in the United States District Court for the Central District of California ruled in favor of the Department of Justice with respect to a remedy in the line of sight aspects of this case. We have appealed this portion of the court's order. See "—Legal Proceedings."

        As an employer covered by the ADA, we must make reasonable accommodations to the limitations of employees and qualified applicants with disabilities, provided that such reasonable accommodations do not pose an undue hardship on the operation of our business. In addition, many of our employees are covered by various government employment regulations, including minimum wage, overtime and working conditions regulations.

        Our operations also are subject to federal, state and local laws regulating such matters as construction, renovation and operation of theatres as well as wages and working conditions, citizenship, health and sanitation requirements and licensing. We believe our theatres are in material compliance with such requirements.

        We also own and operate theatres and other properties which may be subject to federal, state and local laws and regulations relating to environmental protection. Certain of these laws and regulations may impose joint and several liability on certain statutory classes of persons for the costs of investigation or remediation of contamination, regardless of fault or the legality of original disposal. We believe our theatres are in material compliance with such requirements.

Seasonality

        Our revenues are dependent upon the timing of motion picture releases by distributors. The most marketable motion pictures are usually released during the summer and the year-end holiday seasons. Therefore, our business can be seasonal, with higher attendance and revenues generally occurring during the summer months and holiday seasons. Our results of operations may vary significantly from quarter to quarter.

Legal Proceedings

        In the normal course of business, we are party to various legal actions. Except as described below, management believes that the potential exposure, if any, from such matters would not have a material adverse effect on our financial condition, cash flows or results of operations.

        United States of America v. AMC Entertainment Inc. and American Multi Cinema, Inc. (No. 99 01034 FMC (SHx), filed in the U.S. District Court for the Central District of California). On January 29, 1999, the Department of Justice (the "Department") filed suit alleging that AMC Entertainment's stadium style theatres violate the ADA and related regulations. The Department alleged that AMC Entertainment had failed to provide persons in wheelchairs seating arrangements with lines of sight comparable to the general public. The Department alleged various non-line of sight violations as well. The Department sought declaratory and injunctive relief regarding existing and future theatres with stadium style seating, compensatory damages in the approximate amount of $75,000 and a civil penalty of $110,000.

        On November 20, 2002 the trial court entered summary judgment in favor of the Justice Department on the line of sight aspects of this case and on January 10, 2006, the trial court ruled in favor of the Department regarding the appropriate remedy. In its decision, the court issued a comprehensive order regarding line of sight and other related remedies. AMC Entertainment estimates that the cost of the betterments related to the remedies for line of sight violations of the ADA will be $21 million, which is expected to be incurred over a 4-5 year term. Through September 27, 2007, AMC Entertainment has not incurred any of these costs. Additionally, the order calls for payments of $300,000 to the United States and individual complainants. AMC Entertainment has appealed the court's order to the Ninth Circuit Court of Appeals and anticipates a decision in the next six months.

        As a result of the January 10, 2006 order, AMC Entertainment estimates the range of the loss to be between $349,000 and $444,000. Accordingly, AMC Entertainment has recorded the related liability of approximately $349,000.

        On January 21, 2003, the trial court entered summary judgment in favor of the Department on the non-line of sight aspects of the case, which involve such matters as parking areas, signage, ramps, location of toilets, counter heights, ramp slopes, companion seating and the location and size of handrails. On December 5, 2003, the trial court entered a consent order and final existing judgment on non-line of sight issues under which AMC Entertainment agreed to remedy certain violations at its stadium-style theatres and at certain theatres it may open in the future. Currently AMC Entertainment estimates that these betterments will be required at approximately 140 stadium-style theatres. AMC estimates that the total cost of these betterments will be $47.5 million, which is expected to be incurred over the remaining term of the consent order of eighteen months or as extended by agreement between the parties. Through September 27, 2007 AMC Entertainment has incurred approximately $15.1 million of these costs. The estimate is based on actual costs incurred on remediation work completed to date. The actual costs of betterments may vary based on the results of surveys of the remaining theatres.

        Michael Bateman v. American Multi-Cinema, Inc. (No. CV07-00171). In January 2007, a class action complaint was filed against us in the Central District of the United States District Court of California (the "District Court") alleging violations of the Fair and Accurate Credit Transactions Act ("FACTA"). FACTA provides in part that neither expiration dates nor more than the last 5 numbers of a credit or debit card may be printed on electronic receipts given to customers. FACTA imposes significant penalties upon violators where the violation is deemed to have been willful. Otherwise damages are limited to actual losses incurred by the card holder. Plaintiff is seeking an order certifying the case as a class action as well as statutory and punitive damages in an unspecified amount. We believe the allegations are without merit.

        On October 31, 2007, the District Court denied plaintiff's motion for class certification without prejudice pending the Ninth Circuit's decision in an appeal from a denial of certification in a similar FACTA case. The parties have requested the District Court to stay all proceedings in the case pending the outcome of the Ninth Circuit case.

        We are a party to various other legal proceedings in the ordinary course of business, none of which is expected to have a material adverse effect on us.

DESCRIPTION OF CERTAIN INDEBTEDNESS

        As of September 27, 2007, on a pro forma basis, we had $1,939.9 million of outstanding indebtedness. The following is a summary of provisions relating to our indebtedness after giving effect to the Loews Dispositions and the NCM Transactions.

Senior Secured Credit Facility

        We entered into our senior secured credit facility on January 26, 2006 with a syndicate of banks and other financial institutions which provided financing of up to $850.0 million, consisting of a:

  •
  $650.0 million term loan facility with a maturity of seven years; and

  •
  $200.0 million revolving credit facility with a maturity of six years.

        The revolving credit facility includes borrowing capacity available for Mexican peso-denominated revolving loans, for letters of credit and for borrowings on same-day notice, referred to as the swingline loans.

        As of September 27, 2007, on a pro forma basis, we had $640.25 million outstanding under our term loan facility and $177.6 million available under our revolving credit facility.

Interest Rate and Fees

        The borrowings under the senior secured credit facility bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the base rate of Citibank, N.A. and (2) the federal funds rate plus 1/2 of 1% or (b) a LIBOR rate determined by reference to the offered rate for deposits in U.S. dollars appearing on the applicable Telerate screen for the interest period relevant to such borrowing adjusted for certain additional reserves. The current applicable margin for borrowings under the revolving credit facility is 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR borrowings and the current applicable margin for borrowings under the term loan facility is 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR borrowings. The applicable margin for such borrowings may be reduced subject to our attaining certain leverage ratios.

        In addition to paying interest on outstanding principal under the senior secured credit facility, AMC Entertainment was required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.25%. AMC Entertainment also pays customary letter of credit fees.

Prepayments

        The senior secured credit facility requires AMC Entertainment to prepay outstanding term loans, subject to certain exceptions, with:

  •
  after its first full fiscal year after the closing, 50% of AMC Entertainment's excess cash flow if AMC Entertainment's net senior secured leverage ratio is greater than a certain threshold as of the last day of any fiscal year;

  •
  100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, subject to certain exceptions and limitations; and

  •
  100% of the net proceeds of any incurrence of debt other than debt permitted under the senior secured credit facility.

        AMC Entertainment may voluntarily repay outstanding loans under the senior secured credit facility at any time without premium or penalty, other than customary "breakage" costs with respect to LIBOR loans.

Amortization

        The term loan facility amortizes each year in an amount equal to 1% per annum in equal quarterly installments for the first six years and nine months, with the remaining amount payable on the date that is seven years from the date of the closing of the senior secured credit facility.

        Principal amounts outstanding under the revolving credit facility are due and payable in full at maturity, six years from the date of the closing of the senior secured credit facility.

Guarantee and Security

        All obligations under the senior secured credit facility are unconditionally guaranteed by, subject to certain exceptions, each of AMC Entertainment's existing and future direct and indirect 100% domestic subsidiaries.

        All obligations under the senior secured credit facility, and the guarantees of those obligations (as well as cash management obligations and any interest hedging or other swap agreements), are secured by substantially all of our assets as well as those of each subsidiary guarantor, including, but not limited to, the following, and subject to certain exceptions:

  •
  a pledge of 100% of the equity interests of substantially all of AMC Entertainment's domestic subsidiaries and 65% of the equity interests of AMC Entertainment's "first-tier" foreign subsidiaries; and

  •
  a security interest in substantially all of AMC Entertainment's tangible and intangible assets as well as those of each subsidiary guarantor.

Certain Covenants and Events of Default

        The senior secured credit facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, AMC Entertainment's ability, and the ability of AMC Entertainment's subsidiaries, to:

  •
  sell assets;

  •
  incur additional indebtedness;

  •
  prepay other indebtedness (including the notes);

  •
  pay dividends and distributions or repurchase its capital stock;

  •
  create liens on assets;

  •
  make investments;

  •
  make certain acquisitions;

  •
  engage in mergers or consolidations;

  •
  engage in certain transactions with affiliates;

  •
  amend certain charter documents and material agreements governing its subordinated indebtedness;

  •
  change the business conducted by AMC Entertainment and its subsidiaries; and

  •
  enter into agreements that restrict dividends from subsidiaries.

        In addition, the senior secured credit facility requires AMC Entertainment, commencing with the fiscal quarter ended September 30, 2006, to maintain a maximum net senior secured leverage ratio as long as the commitments under the revolving credit facility remain outstanding. The senior secured credit facility also contains certain customary affirmative covenants and events of default.

Notes due 2012, Notes due 2014 and Notes due 2016

        On February 24, 2004, AMC Entertainment sold $300.0 million aggregate principal amount of its Notes due 2014. The Notes due 2014 bear interest at the rate of 8% per annum, payable in March and September of each year. The Notes due 2014 are redeemable at AMC Entertainment's option, in whole or in part, at any time on or after March 1, 2009 at 104.000% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after March 1, 2012, plus interest accrued to the redemption date. The Notes due 2014 are unsecured and are subordinated to all AMC Entertainment's existing and future senior indebtedness (as defined in the indenture for the Notes due 2014). As of September 27, 2007, we had $298.8 million carrying value outstanding under our Notes due 2014.

        On August 18, 2004, AMC Entertainment sold $250.0 million aggregate principal amount of its Fixed Notes due 2012. The Fixed Notes due 2012 bear interest at the rate of 8 5/8% per annum, payable in February and August of each year. The Fixed Notes due 2012 are redeemable at AMC Entertainment's option, in whole or in part, at any time on or after August 15, 2008 at 104.313% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after August 15, 2010, plus interest accrued to the redemption date. The Fixed Notes due 2012 are unsecured and rank equally with all AMC Entertainment's existing and future senior indebtedness (as defined in the indenture for the Fixed Notes due 2012). As of September 27, 2007, we had $250.0 million carrying value outstanding under our Fixed Notes due 2012.

        On January 26, 2006, AMC Entertainment sold $325.0 million aggregate principal amount of its Notes due 2016. The Notes due 2016 bear interest at a rate of 11% per annum, payable in February and August of each year. The Notes due 2016 are redeemable at AMC Entertainment's option, in whole or in part, at any time on after February 1, 2011 at 105.5% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after February 1, 2014. In addition, AMC Entertainment may redeem up to 35% of the aggregate principal amount of the Notes due 2016 using net proceeds from certain equity offerings completed on or prior to February 1, 2009. As of September 27, 2007, we had $325.0 million carrying value outstanding under our Notes due 2016.

        The indentures relating to our outstanding notes allow AMC Entertainment to incur all permitted indebtedness (as defined therein) without restriction, which includes all amounts borrowed under the senior secured credit facility. The indentures also allow AMC Entertainment to incur additional debt as long as it can satisfy the coverage ratio of each indenture after giving effect thereto on a pro forma basis.

        The indentures also contain covenants limiting dividends, purchases or redemptions of stock, transactions with affiliates and mergers and sales of assets, and require AMC Entertainment to make an offer to purchase such notes upon the occurrence of a change in control, as defined in the indentures. These covenants are substantially similar to the covenants in all the indentures are subject to a number of important qualifications. The indentures do not impose any limitation on the incurrence by AMC Entertainment of liabilities that are not considered "indebtedness" under the indentures, such as certain sale/leaseback transactions; nor do the note indentures impose any limitation on the amount of liabilities incurred by AMC Entertainment's subsidiaries, if any, that might be designated as "unrestricted subsidiaries" (as defined in the indentures). Furthermore, AMC Entertainment is not restricted from making advances to, or investing in, other entities (including unaffiliated entities) and its subsidiaries are not restricted from entering into agreements restricting its ability to pay dividends or otherwise transfer funds to it.

        The indentures relating to the Notes due 2014 and the Notes due 2016, or collectively, the Subordinated Notes, also contain provisions subordinating AMC Entertainment's obligations under those notes to its obligations under its existing senior secured credit facility and other senior indebtedness. These include a provision that applies if there is a payment default under its existing senior secured credit facility or other senior indebtedness and one that applies if there is a non-payment default that permits acceleration of indebtedness under its existing senior secured credit facility. If there is a payment default under the senior secured credit facility or other senior indebtedness, generally no payment may be made on any of the Subordinated Notes until such payment default has been cured or waived or such senior indebtedness had been discharged or paid in full. If there is a non-payment default under the senior secured credit facility, or with respect to designated senior indebtedness (as defined), if any, that would permit the lenders to accelerate the maturity date of the existing senior secured credit facility or any such designated senior indebtedness, no payment may be made on the Subordinated Notes for a period (a "payment blockage period") commencing upon the receipt by the indenture trustees for the Subordinated Notes of notice of such default and ending up to 179 days thereafter. Not more than one payment blockage period may be commenced during any period of 365 consecutive days. AMC Entertainment's failure to make payment on any series of Subordinated Notes when due or within any applicable grace period, whether or not occurring under a payment blockage period, will be an event of default with respect to such Existing Subordinated Notes.

Discount Notes

        On August 18, 2004, Holdings issued $304.0 million aggregate principal amount of its Discount Notes, resulting in gross proceeds of $169.9 million of which $166.6 million was contributed by Holdings as equity to AMC Entertainment. The indenture governing the Discount Notes contains covenants substantially similar to those governing the Notes due 2016. Neither AMC Entertainment nor any of its subsidiaries have guaranteed the indebtedness of Holdings, nor have AMC Entertainment or any of its subsidiaries pledged any of AMC Entertainment assets as collateral. As of September 27, 2007, we had $240.8 million carrying value outstanding under our Discount Notes.

        On June 12, 2007 we entered into the Amendment to the indenture for our Discount Notes. The Amendment required us to make an election on August 15, 2007 to pay cash interest on the Discount Notes. As a result, we will be required to make our first cash interest payment on the Discount Notes on February 15, 2008. We expect that our annual cash interest payments on the Discount Notes will be approximately $28,895,000.

Parent Term Loan Facility

        To help finance a dividend paid by Parent to its stockholders, Parent entered into the Parent Term Loan Facility with JPMorgan Chase Bank, N.A., as administrative agent, and Chase Lincoln First Commercial Corporation, as lender, for net proceeds of $396,000,000.

        Borrowings under the Parent Term Loan Facility bear interest at a rate equal to an applicable margin plus, at the Parent's option, either a base rate or LIBOR. The initial applicable margin for borrowings under the Parent Term Loan Facility is 4.00% with respect to base rate borrowings and 5.00% with respect to LIBOR borrowings. Interest on borrowings under the Parent Term Loan Facility is payable on each March 15, June 15, September 15, and December 15, beginning September 15, 2007 by adding such interest for the applicable period to the principal amount of the outstanding loans. The interest rate on borrowings under the Parent Term Loan Facility was 10.60% per annum as of September 27, 2007.

        We may voluntarily repay outstanding loans under the Parent Term Loan Facility, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid at any time on or before June 13, 2008 at 100% of principal, at any time after June 13, 2008 and on or prior to June 13, 2009 at 102% of principal, at any time after June 13, 2009 and on or prior to June 13, 2010 at 101% of principal and at 100% of principal par value thereafter. Unpaid principal and interest on outstanding loans under the Parent Term Loan Facility are required to be repaid upon maturity on June 13, 2012.

        In the event of a change of control offer as defined in the Parent Term Loan Facility, we will, to the extent lawful, prepay all loans properly tendered pursuant to the change of control offer at a prepayment price equal to 100% of the principal amount thereof if such change of control occurs on or prior to June 13, 2008 or 101% of the principal amount thereof if such change of control occurs after June 13, 2008, in each case plus accrued and unpaid interest, if any, to the date of prepayment. In the event of a qualified equity issuance offer as defined in the Parent Term Loan Facility, we will, to the extent lawful, prepay the maximum principal amount of loans properly tendered that may be purchased out of any qualified equity issuance net proceeds at a prepayment price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of prepayment.

        The Parent Term Loan Facility contains certain covenants that, among other things, may limit the ability of the Parent to incur additional indebtedness and pay dividends or make distributions in respect of its capital stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of AMC Entertainment Holdings, Inc.—Liquidity and Capital Resources—Cash Flows from Financing Activities—Parent Term Loan Facility." We intend to apply the net proceeds of the Parent offering to repay all amounts outstanding under the Parent Term Loan Facility.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        As a public company we will ensure that all transactions with related parties are fair, reasonable and in our best interest. In this regard, our independent directors or one of our committees comprised of independent directors will review material transactions between us and related parties to determine that, in their best business judgment, such transactions meet that standard. Set forth below is a description of certain transactions which have occurred since April 1, 2005 or which involve obligations that remain outstanding as of the date of this exhibit.

        For a description of certain employment agreements between us and Messrs. Peter C. Brown, Philip M. Singleton, John D. McDonald and Craig R. Ramsey, see "Management—Compensation of Management—Employment Contracts, Termination of Employment and Change of Control Arrangements."

Governance Agreements

        In connection with the Parent Transactions, Parent, the Sponsors and the other former stockholders of Holdings, as applicable, entered into various agreements defining the rights of Holdings' stockholders with respect to voting, governance and ownership and transfer of the stock of Holdings all of which will be replaced with the exception of the Stockholders Agreement, which will be amended upon completion of the Parent offering. In connection with the Parent offering, the Sponsors and certain pre-existing stockholders of Parent will enter into an Amended and Restated Stockholders Agreement, which, together with our Second Amended and Restated Certificate of Incorporation and the Management Stockholders Registration Rights Agreement, will define the rights of such stockholders post-initial public offering with respect to voting, governance and ownership and transfer of Parent's stock (collectively, the "Governance Agreements").

        The Governance Agreements will provide that Parent's Board of Directors will initially consist of up to twelve directors, two of whom shall be designated by JPMP, two of whom shall be designated by Apollo, one of whom shall be Parent's Chief Executive Officer, one of whom shall be designated by Carlyle, one of whom shall be designated by Bain, one of whom shall be designated by Spectrum, one of whom shall be designated by Bain, Carlyle and Spectrum, voting together, so long as such designee is consented to by each of Bain and Carlyle and three of whom will be independent directors initially designated by the Sponsors. Each of the directors will have one vote on all matters placed before the Board of Directors of Parent, Holdings and AMC Entertainment. Each of JPMP's and Apollo's right to appoint two directors shall be reduced to the right to appoint one director if at any time such Sponsor ceases to own at least 10% of Parent's outstanding common stock or if the Sponsors together with certain pre-existing stockholders of Parent cease to collectively own more than 50% of Parent's outstanding common stock. The right of Bain, Carlyle and Spectrum to designate a director as a group will terminate if such Sponsors cease to collectively own at least 15% of Parent's outstanding common stock or if the Sponsors together with certain pre-existing stockholders of Parent cease to collectively own more than 50% of Parent's outstanding common stock. A Sponsor will lose all of its director designation rights if at any time it ceases to own at least 5% of Parent's outstanding common stock.

        The Amended and Restated Stockholders Agreement will provide that, until the date neither of Apollo or JPMP has a right to designate directors to the board (the "Blockout Period"), certain continuing stockholders party thereto (other than the Sponsors) will generally vote their voting shares of capital stock of Parent in favor of any matter in proportion to the shares of capital stock of Apollo and JPMP voted in favor of such matter, except in certain specified instances. The Amended and Restated Stockholders Agreement will also provide that, until the date on which any one of Bain, Carlyle and Spectrum ceases to own at least 25% of the shares of Parent's common stock that they will own immediately following the Parent offering, Bain, Carlyle and Spectrum will generally vote their shares of capital stock of Parent in favor of any matter in which any two out of Bain, Carlyle and Spectrum agree, except in certain specified instances.

        The Amended and Restated Stockholders Agreement will set forth a number of transfer provisions for the Sponsors and the other pre-existing stockholders of Parent with respect to the interests in Parent, including the following:

        Drag-along rights.    If, during the five-year period following the Parent offering and for so long as the Sponsors and the other pre-existing stockholders of Parent hold in the aggregate at least 50.1% of the outstanding shares of Parent's common stock, Sponsors constituting at least three of any of Apollo, JPMP, Bain or Carlyle propose to transfer shares of Parent to an independent third party in a bona fide arm's-length transaction or series of transactions (other than an open market public sale) that results in a sale of at least 50.1% of the shares of Parent, such Sponsors may elect to require each of the other stockholders party to the Amended and Restated Stockholders Agreement to transfer to such third party all of its shares at the purchase price and upon the other terms and subject to the conditions of the sale.

        Tag-along rights.    If, during the five-year period following the Parent offering, any Sponsor proposes to transfer shares of Parent held by it (other than an open market public sale), then such stockholder shall give notice to each other stockholder party to the Amended and Restated Stockholders Agreement and the Management Stockholders Registration Rights Agreement, who shall each have the right to participate on a pro rata basis in the proposed transfer on the terms and conditions offered by the proposed purchaser.

        Demand rights.    Subject to the consent of at least two of any of JPMP, Apollo, Carlyle and Bain during the first two years following the Parent offering, each Sponsor has the right at any time following the Parent offering to make a written request to Parent for registration under the Securities Act of part or all of the registrable equity interests held by such stockholders at Parent's expense, subject to certain limitations. Subject to the same consent requirement, the other pre-existing stockholders of Parent as a group shall have the right at any time following the Parent offering to make one written request to Parent for registration under the Securities Act of part or all of the registrable equity interests held by such stockholders with an aggregate offering price to the public of at least $200 million.

        Piggyback rights.    If Parent at any time proposes to register under the Securities Act any equity interests on a form and in a manner which would permit registration of the registrable equity interests held by stockholders of Parent for sale to the public under the Securities Act, Parent shall give written notice of the proposed registration to each stockholder party to the Amended and Restated Stockholders Agreement and the Management Stockholders Registration Rights Agreement, who shall then have the right to request that any part of its registrable equity interests be included in such registration, subject to certain limitations.

        Holdback agreements.    Each stockholder will agree that it will not offer for public sale any equity interests during the 30 days before and a period not to exceed 90 days (180 days in the case of the Parent offering) after the effective date of any registration statement filed by Parent in connection with an underwritten public offering (except as part of such underwritten registration or as otherwise permitted by such underwriters), subject to certain limitations.

        The Management Stockholders Registration Rights Agreement provides the pre-existing stockholders of Parent who are employees of AMC Entertainment with piggyback registration rights and holdback agreements similar to those set forth in the Amended and Restated Stockholders Agreement.

Fee Agreement

        In connection with the Parent Transactions, Parent, AMC Entertainment and the Sponsors entered into a Fee Agreement, which provides for an annual management fee of $5.0 million, payable quarterly and in advance to each Sponsor, on a pro rata basis, until the earliest of the 12th anniversary of December 23, 2004, and such time as the Sponsors own less than 20% in the aggregate of Parent. In addition, the fee agreement provides for reimbursements by AMC Entertainment to the Sponsors for their out-of-pocket expenses of up to $3.5 million in any single fiscal year in order to maintain AMC Entertainment's corporate existence, corporate overhead expenses and salaries or other compensation of certain employees.

        Upon the consummation of the Parent offering, each of the Sponsors will receive, in lieu of quarterly payments of the annual management fee, an automatic fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement (assuming a twelve year term from the date of the original fee agreement), calculated using the treasury rate having a final maturity date that is closest to the twelfth anniversary of the date of the original fee agreement date. We estimate that our payment to the Sponsors would be $38.5 million had the Parent offering occurred on September 27, 2007. See note 8 to unaudited pro forma condensed consolidated financial information.

        The fee agreement also provides that AMC Entertainment will indemnify the Sponsors against all losses, claims, damages and liabilities arising in connection with the management services provided by the Sponsors under the fee agreement.

Continuing Service Agreement

        In connection with the termination of his current employment agreement with Loews, we paid Mr. Travis Reid severance of $87,500 per month for 18 months following the closing of the Loews Acquisition, we paid a lump sum payment of $1,575,000, and we also provided outplacement assistance and automobile benefits through December 31, 2006. In addition, in order to facilitate integration following the Loews Acquisition, we entered into an agreement with Mr. Reid, whereby Mr. Reid provided certain transitional consulting services to our company and reported to Mr. Peter C. Brown, our Chief Executive Officer. Pursuant to the continuing service agreement, which we terminated in February 2007, we paid Mr. Reid a consulting fee for each month of service at the following rate: $50,000 for each of the first four months, $33,333 for each of the next four months and $16,667 for the final five months. The continuing service agreement was not intended to create an employment relationship between Mr. Reid and our company and his services were provided on an independent contractor basis. In February 2007, Mr. Reid was hired as the chief executive officer of DCIP, a joint venture between AMC Entertainment, Cinemark and Regal formed to explore the possibility of implementing digital cinema in our theatres and to create a financing model and establish agreements with major motion picture studios for the implementation of digital cinema.

Option Grant to Travis Reid

        Pursuant to his Continuing Service Agreement, effective as of January 26, 2006, we granted Mr. Reid an option under the Parent 2004 Stock Option Plan to acquire Class N common stock at an exercise price not less than the fair market value (as determined by our Board of Directors) on the date of grant. The option is subject to other terms and conditions substantially similar to the terms of our options currently held by employees and is also subject to the Management Stockholders Agreement. The option vests in three equal installments on December 23, 2006, 2007 and 2008, and vests in full upon a change of control of Parent or AMC Entertainment if provided for by our Compensation Committee.

Cinemex

        Cinemex from time to time purchases services or enters into arrangements with parties related to its employees. For example, Miguel Angel Dávila, Chief Executive Officer and President of Cinemex and on the board of Cinemex, and Adolfo Fastlicht Kurián, a Director of Cinemex, are minority investors in the construction of the new shopping center where one of Cinemex's new theatres opened in December 2004. Mr. Kurián's father is the general manager of three construction companies that provide theatre construction services to Cinemex and Mr. Kurián is an investor in these companies. In addition, Cinemex signed a waiver to allow a McDonald's restaurant owned by Mr. Kurián's wife to open in a shopping center where, under the lease, the landlord was prohibited from leasing space to a business that would compete with the theatre's concessions. A relative of Mr. Dávila is the manager of Consultores en Información Electrónica, S.A. de C.V., the company which renders web hosting, electronic marketing, e-mail and software services to one of Cinemex's subsidiaries. This arrangement may be terminated by Cinemex upon 30-days notice.

Market Making Transactions

        On August 18, 2004, Holdings sold $304,000,000 in aggregate principal amount at maturity of its Discount Notes due 2014. On the same date, Holdings sold $250,000,000 in aggregate principal amount of its Fixed Notes due 2012 and $205,000,000 in aggregate principal amount of its Floating Notes due 2010 (Collectively, the "Senior Notes"). J.P. Morgan Securities Inc., an affiliate of JPMP which owned approximately 20.8% of Parent, was an initial purchaser of both the Holdco Notes and the Senior Notes.

        On January 26, 2006, AMC Entertainment sold $325,000,000 in aggregate principal amount of its Notes due 2016. JP Morgan Securities Inc., an affiliate of JPMP which owned approximately 20.8% of Parent, was an initial purchaser of these notes. Credit Suisse Securities (USA) LLC, whose affiliates owned approximately 1.6% of Parent, was also an initial purchaser of these notes.

Parent Term Loan Facility

        On June 13, 2007, Parent entered into the Parent Term Loan Facility, described above under "Description of Certain Indebtedness—Parent Term Loan Facility." The net proceeds of the Parent Term Loan Facility, along with $270.6 million of cash on hand at AMC Entertainment, were used to pay a dividend to Parent's stockholders in the amount of $652.8 million. Parent's stockholders include the following Sponsors, whose respective ownership interests are as follows: JPMP—20.8%; Apollo—20.8%; Bain—15.1%; Carlyle—15.1%; and Spectrum—9.8%. Of the $652.8 million dividend, JPMP and Apollo each received approximately $135.6 million, Bain and Carlyle each received approximately $98.5 million and Spectrum received approximately $63.7 million. See "Introduction—Recent Developments—Parent Transactions" for additional details concerning the Parent Term Loan Facility and related transactions.

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  Exhibit 99.1
INTRODUCTION
RISK FACTORS
Risks Related to Our Business
Risks Related to Our Industry
Other Risks
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
AMC ENTERTAINMENT HOLDINGS, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 27, 2007 (dollars in thousands)
AMC ENTERTAINMENT HOLDINGS, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS TWENTY-SIX WEEKS ENDED SEPTEMBER 27, 2007 (dollars in thousands)
AMC ENTERTAINMENT HOLDINGS, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FIFTY-TWO WEEKS ENDED MARCH 29, 2007 (dollars in thousands)
AMC ENTERTAINMENT HOLDINGS, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FIFTY-TWO WEEKS ENDED SEPTEMBER 27, 2007 (dollars in thousands)
AMC ENTERTAINMENT HOLDINGS, INC. NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION (dollars in thousands, unless indicated otherwise)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF AMC ENTERTAINMENT HOLDINGS, INC.
BUSINESS
Our Competitive Strengths
Our Strategy
DESCRIPTION OF CERTAIN INDEBTEDNESS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS